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Prospectus

14,600,000 Shares

MortgageIT Holdings, Inc.

Common Stock

        We are a residential mortgage lender that is newly formed to continue and expand the business of MortgageIT, Inc. We expect to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2004.

        We are offering 14,600,000 shares of our common stock. No public market currently exists for our common stock. The offering price of our common stock is $12.00 per share.

        We have received approval to list our common stock on the New York Stock Exchange under the symbol "MHL."

        Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully consider the risk factors described in "Risk Factors" beginning on page 12, which include the following:

  •
  we are a newly formed entity that intends to qualify as a REIT and we have no operating history as a portfolio lender, which may make it difficult to predict our future performance;

  •
  a decrease in the demand for mortgage loans due to a period of rising interest rates may adversely affect our earnings, which could negatively affect our cash available for distribution to you;

  •
  we are implementing a business strategy focused on acquiring and retaining adjustable-rate and hybrid mortgage loans in our portfolio and our success will partially depend on MortgageIT, Inc.'s ability to originate such loans in the volume and over the time period we anticipate;

  •
  we have not yet adopted an investment policy which will specify the amounts we may invest in, among other things, non-conforming and sub-prime loans, unrated mortgage-backed securities and securities rated below investment grade;

  •
  we have not yet identified specific investments for the available net proceeds of this offering and we may not be able to make such investments on a timely basis or upon favorable terms;

  •
  MortgageIT, Inc. currently has warehouse facilities aggregating $1.15 billion, $1.05 billion of which was uncommitted at March 31, 2004, and our success will depend on our ability to obtain additional financing to leverage our equity;

  •
  there are no limits on our ability to leverage our assets and our use of leverage may adversely affect the returns on our mortgage assets, which may reduce the cash available for distribution to you;

  •
  in a period of rising interest rates, our interest expenses could increase while the interest we earn on our assets might not change as rapidly due to our strategy of funding longer-term assets with shorter-term liabilities;

  •
  our hedging transactions may limit our gains or result in losses;

  •
  the directors and officers of MortgageIT, Inc. have interests in the completion of MortgageIT, Inc.'s reorganization and our offering that may conflict with, or be in addition to, the interests of persons purchasing our common stock in the offering, consisting of the receipt of common stock in the reorganization which may exceed the fair market value of their interests in MortgageIT and stock options and restricted stock;

  •
  we may not be successful in qualifying as a REIT or maintaining our qualification as a REIT for federal income tax purposes, in which case we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for making distributions to you;

  •
  REIT distribution requirements (which require us to distribute to our stockholders each year at least 90% of our REIT taxable income, which will exclude undistributed income from our taxable REIT subsidiaries) could adversely affect our liquidity and could limit our ability to grow since any amounts that are distributed are not available to fund investment activities; and
  •
  dividends from our taxable REIT subsidiary, MortgageIT, to us are discretionary and limited by a financial covenant; therefore, MortgageIT's income may not be available for distribution to our stockholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$12.00	$175,200,000
Underwriting discount and commissions	$0.72	$10,512,000
Proceeds, before expenses, to us	$11.28	$164,688,000

        The total initial public offering price and the proceeds, before expenses, to us include the sale of 373,400 shares to our directors, employees and others and their affiliates at the initial public offering price.

        The underwriters may also purchase up to an additional 2,190,000 shares of common stock from us at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise the option to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $12,088,800 and the total proceeds, before expenses, to us will be $189,391,200.

        We expect that the shares of common stock to be sold in this offering will be delivered on or around August 4, 2004.

UBS Investment Bank	Merrill Lynch & Co.
Piper Jaffray
Flagstone Securities
JMP Securities
M.R. Beal & Company
Ryan Beck & Co.

The date of this prospectus is July 29, 2004

MORTGAGEIT, INC. (1)
2003 Geographic Loan Origination Volume

2003 Loan Originations by Type	2003 Loan Originations by Property Type

Total 2003 Originations: $11.9 Billion

(1)
MortgageIT, Inc. is the predecessor to MortgageIT Holdings, Inc. Following the offering, MortgageIT, Inc. will be a wholly owned subsidiary of MortgageIT Holdings, Inc. As further described in this prospectus, MortgageIT Holdings, Inc. intends to use the net proceeds of the offering to implement a business strategy focused on acquiring, primarily through MortgageIT, Inc., ARM and hybrid ARM loans. Approximately 22.4% of the loans originated by MortgageIT, Inc. in 2003 were ARM and hybrid ARM loans. MortgageIT, Inc. intends to increase its focus on the origination of ARM and hybrid ARM loans across all loan and property types and, consequently we expect that the percentage of MortgageIT, Inc.'s originations of such loans to total originations will increase in future periods.

TABLE OF CONTENTS

Prospectus summary	1
Our company	1
Our acquisition of MortgageIT	3
Benefits to be received by related parties in connection with the offering	3
Business strategy	4
Summary risk factors	5
Our investment guidelines	5
The residential mortgage market	6
Our REIT status	6
Dividend policy and distributions	6
Restrictions on ownership of our common stock	7
The offering	8
Summary historical and pro forma financial data of MortgageIT	9
Risk factors	12
Risks related to our business	12
Risks related to this offering	22
Risks related to government regulation	26
Tax risks related to our status as a REIT	28
Risks related to our company, structure and change in control provisions	32
Special note regarding forward-looking statements	36
Market data	36
Use of proceeds	37
Dividend policy and distributions	38
Capitalization	39
Dilution	40
Our acquisition of MortgageIT	41
Structure of the reorganization	41
Exchange of shares	41
Treatment of MortgageIT options	42
Completion of the reorganization	42
Covenants of the parties	42
Conditions to completion of the reorganization	43
Termination of the reorganization agreement	43
Voting agreements	43
Registration rights	43
Accounting consequences	43
Selected historical and pro forma financial data of MortgageIT	44
Management's discussion and analysis of financial condition and results of operations	47
General	47
Critical accounting estimates	50
Forward-looking financial statements effects	52
New accounting policies	53
MortgageIT's results of operations	56
Liquidity and capital resources	60
Inflation	64
Contractual obligations	64
Market risk	64
Interest rate risk	65
Risk management	67
Fair values	69
Our company	70
General	70
Our business strategy	71
Overview of MortgageIT	72

i

The residential mortgage industry	75
The residential mortgage market	75
MortgageIT's loan products	76
Analysis of MortgageIT's loan originations	78
Our loan underwriting guidelines and practices	82
Our investment guidelines	84
Our targeted investments	85
Our financing strategy	86
Our hedging activities	88
Policies with respect to certain other activities	90
Competition	91
Subsidiaries	91
Government regulation	92
Environmental exposure	94
Employees	94
Facilities	94
Legal proceedings	94
Management	95
Directors, executive officers and key employees	95
Our board of directors	97
Board committees	97
Director compensation	98
Executive compensation	98
Employment agreements	99
Stock and benefit plans	100
Compensation committee interlocks and insider participation	102
Principal stockholders	103
Certain relationships and related party transactions	104
Senior unsecured promissory notes	104
Loans to employees	104
Line of credit with ING Capital	104
Benefits to be received by related parties in connection with the offering	104
Shares eligible for future sale	106
Rule 144	106
Rule 701	106
Registration rights of certain holders	107
Sale of restricted shares	108
Description of capital stock	109
General	109
Voting rights of common stock	109
Dividends, liquidation and other rights	109
Preferred stock	110
Power to issue additional shares of common stock and preferred stock	110
Restrictions on ownership and transfer	111
Transfer agent and registrar	112
Certain provisions of Maryland law and our articles of incorporation and bylaws	113
Number of directors; vacancies	113
Removal of directors	113
Amendment to the articles of incorporation	113
Dissolution	113
Business combinations	113
Control share acquisitions	114
Limitation of liability and indemnification	115
Operations	116
Term and termination	116
Meetings of stockholders	116
Advance notice of director nominations and new business	116

ii

Possible anti-takeover effect of certain provisions of Maryland law and of our articles of incorporation and bylaws	117
Federal income tax consequences of our status as a REIT	118
Taxation as a REIT	118
Requirements for qualification	121
Asset tests	124
Gross income tests	126
Distribution requirements	130
Recordkeeping requirements	132
Failure to qualify as a REIT	132
Taxable REIT subsidiaries	133
Taxation of taxable U.S. stockholders	133
Taxation of U.S. stockholders on the disposition of common stock	135
Capital gains and losses	135
Information reporting requirements and backup withholding	135
Taxation of tax-exempt stockholders	136
Taxation of non-U.S. stockholders	137
State and local taxes	138
Underwriting	139
Over-allotment option	140
Commissions and discounts	140
No sales of similar securities	140
New York Stock Exchange quotation	141
Price stabilization, short positions	141
Legal matters	143
Experts	143
Where you can find more information	143
Index to consolidated financial statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sales of the common stock.

iii

Prospectus summary

This is only a summary of the material information contained in this prospectus that you should consider before investing in the common stock. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us" and "our" mean MortgageIT Holdings, Inc., including its subsidiaries. MortgageIT refers to our subsidiary and predecessor, MortgageIT, Inc. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional 2,190,000 shares of common stock.

OUR COMPANY

We are a residential mortgage lender that was formed in March 2004 to continue and expand the business of MortgageIT, Inc., or MortgageIT. We will acquire MortgageIT and its subsidiaries concurrently with the closing of this offering. Our corporate structure after the offering will be as follows:

We expect to elect to be treated and to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2004. We intend to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. In determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiary, MortgageIT. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of REIT taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT. Although the amount of dividends we may cause MortgageIT to declare, if any, is discretionary, one of MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year.

MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT originates single-family mortgage loans of all types, with a particular focus on prime adjustable-rate, or ARM, and fixed-rate, first lien residential mortgage loans. During the year ended December 31, 2003, MortgageIT originated loans with an aggregate value of $11.9 billion and a weighted average loan size of $200,554, as compared to an average loan size of

$167,800 nationally during 2003 as reported by the Federal Housing Finance Board. MortgageIT focuses on borrowers with strong credit profiles as evidenced by the weighted average middle FICO credit score (which consists generally of obtaining three different credit scores and using the middle of the three) of its borrowers, which was 718 (out of a high score of 850) in 2003.

We intend to utilize the extensive capabilities, relationships, industry knowledge, financing and risk management expertise developed by MortgageIT to expand its origination business with an increased focus on ARM loans, including ARM loans that have an initial fixed-rate period from two to 10 years, which we refer to as hybrid ARM loans. We also expect that MortgageIT will continue to originate fixed-rate loans; however, MortgageIT will likely sell the fixed-rate loans to third parties, while we will acquire and retain in our portfolio the ARM and hybrid ARM loans originated by MortgageIT that meet our investment criteria. Consistent with the REIT requirements of the Internal Revenue Code of 1986, as amended, the Code, we will purchase loans from MortgageIT at market value. MortgageIT will determine market value by using the median of three competitive price indications from independent parties in determining the consideration to be paid by us to MortgageIT. From time to time, we may purchase mortgage-backed securities in order to balance our portfolio, particularly in the first year of our operations while we focus on expanding our portfolio of ARM and hybrid ARM loans originated by MortgageIT. We have not yet identified specific investments for the available net proceeds of this offering.

We expect to benefit from MortgageIT's network of financing relationships that are active in the residential mortgage markets and which provide warehouse financing to MortgageIT. MortgageIT will continue to rely on warehouse lines of credit to initially fund its origination activities. MortgageIT will continue to sell all loans it originates, primarily to us as well as to third parties. We intend to acquire loans for our portfolio through internally generated cash as well as other borrowings, and will utilize repurchase facilities to finance our mortgage-backed securities portfolio. In addition, as a public company, we intend periodically to access the capital markets when necessary to help fund our growth. We also intend to securitize a portion of our mortgage loans, which will enable us to finance our assets on a long-term basis. We will seek to structure our securitization transactions as financings for both tax and accounting purposes so that we would not generate a gain or loss from the sale of loans to the securitization trusts.

MortgageIT and its predecessors have been in the residential mortgage banking business since 1988. Our chief executive officer, Doug W. Naidus, was a co-founder of MortgageIT's subsidiary, IPI Skyscraper Mortgage Corporation. MortgageIT began raising the first of several rounds of financing from institutional investors and developed its Internet platform in 1999. MortgageIT has experienced significant growth since its founding. In 2001, MortgageIT originated loans with an aggregate value of $2.9 billion. In 2002, MortgageIT opened 11 new wholesale lending branches and began offering settlement, title and related services business through its wholly owned subsidiary, Home Closer LLC. In 2002, MortgageIT originated loans with an aggregate value of $7.4 billion. MortgageIT currently has 33 branch offices located in 15 states. For the three months ended March 31, 2004 and the year ended December 31, 2003, MortgageIT originated loans with an aggregate value of $2.2 billion and $11.9 billion, respectively. MortgageIT had approximately 1,246 employees at March 31, 2004.

MortgageIT is a full-service residential mortgage banking company which has historically sold or brokered the sale of all of the loans it originated. MortgageIT does not generally service its loans. Following the offering, we intend to continue to originate mortgage loans through MortgageIT. However, we intend to retain in our portfolio and finance a majority of the ARM and hybrid ARM loans that MortgageIT originates and to purchase such loans and, to a lesser extent, mortgage-backed securities, from one or more third parties. At March 31, 2004, MortgageIT had $490.4 million of total assets, consisting primarily of $427.6 million of mortgage loans held for sale. Following the reorganization and offering, MortgageIT does not intend to sell any of its assets except for its mortgage loans which are held for sale.

We are a Maryland corporation and we expect to elect to be treated and to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2004. We are self-administered and self-advised. Our principal offices are located at 33 Maiden Lane, New York, New York 10038. Our telephone number is 212-651-7700. MortgageIT's website address is http://www.mortgageit.com. The information on MortgageIT's website is not, and you must not consider the information to be, a part of this prospectus.

OUR ACQUISITION OF MORTGAGEIT

We have entered into an agreement and plan of reorganization, dated March 22, 2004, hereinafter, the reorganization agreement, whereby concurrent with or immediately prior to the consummation of this offering, MIT Acquisition Corp., our wholly-owned subsidiary, will merge with and into MortgageIT, with MortgageIT as the surviving corporation of the merger. The merger of MortgageIT with MIT Acquisition Corp. is referred to as the reorganization. Substantially all of the common and preferred shareholders of MortgageIT will receive shares of our common stock in the reorganization. Following consummation of the reorganization, we will own 100% of the capital stock of MortgageIT.

The reorganization agreement provides that we shall acquire MortgageIT for aggregate consideration equal to $87.5 million, which was arrived at on the basis of discussions among the senior management and some of the larger stockholders of MortgageIT and the representatives of the underwriters. In determining the valuation, we considered and analyzed MortgageIT's historical and anticipated earnings, cash flow, assets, liabilities and prospects. We also reviewed financial and stock market information of publicly traded residential mortgage REITs and other lenders to arrive at comparable company means for price ratios. We did not receive any fairness opinion in connection with the valuation. As a result, the valuation of MortgageIT does not represent an arms-length transaction, and may be greater than MortgageIT's actual fair market value.

Since the execution of the reorganization agreement in March 2004, the stock market valuations of both residential mortgage banking companies and residential mortgage REITs in general have declined. Such decline is due, in part, to the increase in market rates of interest that occurred over such period as well as the prospects for future increases in interest rates. Against the backdrop of this decline, certain prospective investors have concluded that the valuation of MortgageIT should be approximately $60.0 million as opposed to $87.5 million. As a result, in July 2004, eleven stockholders of MortgageIT (consisting of eight institutional accredited investors and the three co-founders of MortgageIT) agreed that in connection with the closing of the reorganization, they would accept a lower amount of merger consideration in order to reduce the aggregate merger consideration to $60.0 million. The eleven stockholders have instructed us to retain an aggregate of $27.5 million of our common stock upon its issuance as merger consideration. We will retire that common stock immediately prior to the offering. This will result in an aggregate of $60.0 million of consideration being paid to MortgageIT stockholders, but will not affect the value of the stock to be issued in the offering.

As a result of the foregoing, we expect to issue 4,759,187 shares of our common stock (which reflects our retention and retirement of a total of 2,291,666 shares) and pay approximately $2.9 million in cash to MortgageIT stockholders and option holders in the reorganization (which includes a cash-out of stock options and cash payments to certain MortgageIT stockholders who either did not submit a vote in connection with the reorganization or who did not certify that they were accredited investors pursuant to applicable securities laws). None of our directors and officers will receive any of the cash to be paid in the reorganization.

BENEFITS TO BE RECEIVED BY RELATED PARTIES IN CONNECTION WITH THE OFFERING

Many of our executive officers and directors are also the executive officers and directors of MortgageIT. We expect that upon completion of the offering, our executive officers, Messrs. Naidus,

Epstein, Cuti, Lattanzio and Blalock will enter into employment agreements with us and that each will receive grants of stock options as part of their compensation to purchase, at the initial public offering price, 360,000, 48,300, 45,000, 10,000 and 20,000 shares of our common stock, respectively. These officers will also receive 137,333, 7,245, 6,750, 4,167 and 5,000 shares of restricted stock pursuant to our 2004 Long-Term Incentive Plan (which will have an initial value of $1.6 million, $86,940, $81,000, $50,004 and $60,000, based upon the initial public offering price of $12.00 per share) in connection with the completion of this offering. None of these officers will receive any cash in connection with the reorganization and the offering.

Prior to the reorganization and the offering, MortgageIT's directors and executive officers held, in the aggregate, approximately 37.9% of the voting power of the outstanding shares of MortgageIT's capital stock. Upon completion of the reorganization and the offering (excluding any shares to be purchased by our directors and executive officers in the offering), our directors and executive officers will own, in the aggregate, approximately 1,320,000 shares (which were issued in exchange for their ownership interests in MortgageIT) or 6.8% of our common stock (2,070,000 shares or 10.3% assuming full vesting of restricted stock and full vesting and exercise of stock options which will be awarded to such individuals pursuant to our 2004 Long-Term Incentive Plan), having an aggregate value of $15.84 million based upon the initial public offering price of $12.00 per share.

BUSINESS STRATEGY

Our business objective is to generate consistent and attractive returns on our invested capital by applying MortgageIT's proven origination capabilities to grow a portfolio of high quality ARM and hybrid ARM assets and maximize cash distributions to our stockholders. We intend to execute this strategy by:

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self-originating and retaining MortgageIT's ARM and hybrid ARM loan originations at an economically attractive cost, which should minimize the impact of pricing volatility in the secondary market, thereby enhancing the safety of the dividend we intend to pay to our stockholders;

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utilizing MortgageIT's network of 33 retail branch offices and wholesale lending offices, its partner relationships with a team of over 200 independent loan originators and its Internet platform to provide MortgageIT with geographically diverse lending opportunities throughout the United States that will meet its strict underwriting standards;

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targeting high quality, affluent consumers who tend to utilize the ARM product and expanding MortgageIT's growing business of lending to co-op apartment buyers within the tri-state area of New York, New Jersey and Connecticut who tend to be affluent and significant consumers of ARM loans;

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managing our interest rate risk by pursuing a matched funding strategy through borrowings and securitizations with the intent to enhance our returns and reduce the impact of short-term movements in interest rates on our earnings;

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maintaining adequate and diverse liquidity and capital resources, such as warehouse facilities and repurchase agreements, to meet MortgageIT's loan origination objectives under a wide variety of economic environments;

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managing our credit risk by investing in high credit quality ARMs and hybrid ARM loans which reduce the probability of default risk; and

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expanding MortgageIT's loan origination operations geographically, primarily through the recruitment of top wholesale producers, including the possible acquisition of other mortgage banking or brokerage companies, in regions where MortgageIT does not currently have a presence.

SUMMARY RISK FACTORS

An investment in our common stock has risks, including the risks summarized below.

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we are a newly formed entity that intends to qualify as a REIT and we have no operating history as a portfolio lender, which may make it difficult to predict our future performance;

–>
a decrease in the demand for mortgage loans due to a period of rising interest rates may adversely affect our earnings, which could negatively affect our cash available for distribution to you;

–>
we are implementing a business strategy focused on acquiring and retaining adjustable-rate and hybrid mortgage loans in our portfolio and our success will partially depend on MortgageIT's ability to originate such loans in the volume and over the time period we anticipate;

–>
we have not yet adopted an investment policy that will specify the amounts we may invest in, among other things, non-conforming and sub-prime loans, unrated mortgage-backed securities and securities rated below investment grade;

–>
we have not yet identified specific investments for the available net proceeds of this offering and we may not be able to make such investments on a timely basis or upon favorable terms;

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MortgageIT currently has warehouse facilities aggregating $1.15 billion, $1.05 billion of which was uncommitted at March 31, 2004 and our success will depend on our ability to obtain additional financing to leverage our equity;

–>
there are no limits on our ability to leverage our assets and our use of leverage may adversely affect the return on our mortgage assets, which may reduce the cash available for distributions to you;

–>
in a period of rising interest rates, our interest expense could increase while the interest we earn on our assets might not change as rapidly due to our strategy of funding longer-term assets with shorter-term liabilities;

–>
our hedging transactions may limit our gains or result in losses;

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the directors and officers of MortgageIT have interests in the completion of MortgageIT's reorganization and our offering that may conflict with, or be in addition to, the interests of persons purchasing our common stock in the offering, consisting of the receipt of common stock in the reorganization which may exceed the fair market value of their interests in MortgageIT and stock options and restricted stock;

–>
we may not be successful in qualifying as a REIT or maintaining our qualification as a REIT for federal income tax purposes, in which case we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for making distributions to you;

–>
REIT distribution requirements (which require us to distribute to our stockholders each year at least 90% of our REIT taxable income, which will exclude undistributed income from our taxable REIT subsidiaries) could adversely affect our liquidity and could limit our ability to grow since any amounts that are distributed are not available to fund investment activities; and

–>
dividends from MortgageIT to us are discretionary and limited by a financial covenant; therefore, MortgageIT's income may not be available for distribution to our stockholders.

OUR INVESTMENT GUIDELINES

We intend to invest in ARM and hybrid ARM residential mortgage loans and, to a more limited extent, adjustable-rate and short-term (i.e., with a maturity or expected duration of one year or less) mortgage-backed securities. In connection with the offering, we intend to adopt an investment policy which will require that we invest the majority of our assets in high quality ARM assets and short-term investments, which include, among other things, ARM and hybrid ARM loans collaterialized by single-family residential properties and underwritten generally to "A" quality standards, mortgage-backed securities issued by an agency of the federal government, a government-sponsored corporation or a federally chartered corporation, and securities and securitized loans rated within one of the two highest rating categories.

THE RESIDENTIAL MORTGAGE MARKET

The U.S. residential mortgage loan market is the largest consumer finance market in the United States. According to the Mortgage Bankers Association of America, or the MBA, lenders in the United States originated more than $3.8 trillion in single-family mortgage loans in 2003. The MBA projects that mortgage loan volumes will likely fall in 2004 as a result of the decline in refinancing activity due to anticipated increases in interest rates from the historically low levels of recent years. However, the MBA also projects that mortgage loan volume for home purchases will remain flat at $1.3 trillion from 2003 to 2004, and increase to $1.4 trillion in 2005.

The U.S. residential mortgage industry is comprised of thousands of originators, ranging from small independents to large national companies. According to Inside Mortgage Finance, an industry trade publication, the top 20 originators represented approximately 73% of the residential mortgage market in 2003, with the small independents representing approximately 20% of the market. Scaled middle market companies like us have an aggregate market share of approximately 7% in 2003. Consequently, we believe that we have a significant opportunity to increase our market share through acquisitions of small independent and middle market companies and through the hiring of top quality individuals who may have been dissatisfied or displaced by the recent consolidation within the mortgage banking industry.

OUR REIT STATUS

We intend to qualify and will elect to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 2004. Provided we qualify as a REIT, we generally will not be subject to federal income tax on our distributed REIT taxable income, as defined in the Code. We intend to elect, together with MortgageIT, to treat MortgageIT and its corporate subsidiary as taxable REIT subsidiaries of ours; therefore, their income will be subject to regular corporate income tax. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their REIT taxable income, excluding net capital gains, to their stockholders on an annual basis. If we fail to qualify as a REIT, we will be subject to tax as a regular corporation and may face substantial tax liability. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property.

DIVIDEND POLICY AND DISTRIBUTIONS

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income each year. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income in a taxable year, we will be subject to federal corporate income tax on our undistributed income. In addition, if we fail to distribute an amount during each year equal to the sum of 85% of our REIT ordinary income and 95% of our capital gain net income for that year and any undistributed income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed. We intend to make regular quarterly distributions to our stockholders. We intend to distribute each year all or substantially all of our REIT taxable income in order to qualify for the tax benefits accorded to REITs under the Code. We expect to pay our first dividend following the end of the first full fiscal quarter after completion of this offering.

In determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiary, MortgageIT. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of REIT taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT. Although the amount of dividends we may cause MortgageIT to declare, if any, is discretionary, one of MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year.

Our ability to pay dividends to our stockholders will depend primarily on our receipt of interest and principal payments from our assets and any distributions from MortgageIT and any future subsidiaries. We may cause MortgageIT to retain after-tax earnings or distribute all or a portion of its after-tax earnings to us to the extent allowable under the REIT provisions of the Code. If MortgageIT distributes any of its after-tax earnings to us, we will include that distributed amount in the dividends we pay to our stockholders and, for domestic non-corporate taxpayers, that portion of our dividends, unlike distributions of other items of our REIT taxable income, generally will be eligible to be taxed at the current 15% maximum marginal rate for "qualified dividend income." We also have the authority to make a distribution of capital or of assets. All distributions, however, will be subject to approval by our board of directors.

RESTRICTIONS ON OWNERSHIP OF OUR COMMON STOCK

In order to assist us in maintaining our qualification as a REIT under the Code, our amended and restated articles of incorporation, hereinafter referred to as our articles of incorporation, contain restrictions on the number of shares of our capital stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our capital stock. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in your best interest. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that the ownership of that stockholder will not then or in the future jeopardize our status as a REIT.

The offering

Common stock offered		14,600,000(1)
Common stock to be outstanding after this offering		19,359,187(1)(2)(3)
Use of proceeds
We intend to use the net proceeds of this offering, which are estimated to be approximately $160.9 million, based on the initial public offering price of $12.00 per share after deducting the underwriting discount and estimated offering expenses payable by us, primarily:
–>
to fund and retain in our portfolio high quality single- family ARM and hybrid ARM loans that meet our investment criteria. From time to time, we may purchase primarily high quality mortgage-backed securities in order to balance our portfolio, particularly in the first year of our operations while we focus on expanding our portfolio of originated and retained ARM and hybrid ARM loans; and
	–>	for general corporate purposes, including working capital, and potential future acquisitions.
Risk factors	See "Risk factors" and other information included in this prospectus for a discussion of the factors you should carefully consider before deciding whether to purchase our common stock.
New York Stock Exchange symbol	We have received approval to list our common stock on the New York Stock Exchange under the symbol "MHL."

(1)
Assumes that the underwriters' over-allotment option to purchase up to an additional 2,190,000 shares will not be exercised.

(2)
Includes 4,759,187 shares assumed to be issued to stockholders of MortgageIT in connection with the reorganization, based on the initial public offering price of $12.00 per share.

(3)
Excludes 216,578 shares of restricted stock to be awarded by us upon completion of this offering pursuant to our stock incentive plan to our officers and employees. Excludes options to purchase 1,050,875 shares of common stock to be awarded by us upon completion of this offering pursuant to our stock incentive plan to our directors, officers and employees. Also excludes the remaining 457,547 shares of our common stock reserved for future issuance under our stock incentive plan upon exercise of options or restricted stock awards not yet granted.

Summary historical and pro forma financial data of MortgageIT

You should read the following summary of historical and pro forma financial data in conjunction with MortgageIT's historical consolidated financial statements and related notes thereto and "Management's discussion and analysis of financial condition and results of operations," which are included elsewhere in this prospectus.

The historical financial data set forth below reflects our business strategy before the completion of this offering. See "Our Company." Accordingly, our historical financial results will not be indicative of our future performance (in part due to our expected strategy of retaining on our balance sheet certain originated loans which will proportionately reduce the number of loans we sell to third party investors, and which may cause our total gains on sale under generally accepted accounting principles to be lower than we have historically recognized). We have not presented historical financial information for MortgageIT Holdings, Inc. because we were formed on March 17, 2004 and, consequently, had no operations though the period ended March 31, 2004. In addition, MortgageIT Holdings will conduct no operations prior to the closing of the offering and has nominal assets and liabilities. Accordingly, the financial information presented is that of its predecessor, MortgageIT.

The summary historical balance sheet and statement of operations data as of and for the years ended December 31, 2003, 2002 and 2001 of MortgageIT have been derived from the historical financial statements of MortgageIT audited by BDO Seidman, LLP, our independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The summary historical balance sheet and statement of operations data as of and for the three months ended March 31, 2004 and 2003 have been derived from the historical unaudited financial statements of MortgageIT included in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements.

Unaudited pro forma net income (loss) per share assumes the exchange of all common shares of MortgageIT pursuant to the reorganization on a retroactive basis for all periods presented. Unaudited pro forma net income available to common stockholders per share assumes the exchange of all common and preferred shares of MortgageIT pursuant to the reorganization on January 1, 2003.

Unaudited pro forma balance sheet data assumes consummation of reorganization on March 31, 2004.

	Three months ended March 31,		Years ended December 31,
Operating Data:	2004	2003	2003	2002	2001

	(unaudited)
	(dollars in thousands, except per share and share amounts)
Total revenues	$27,291	$34,350	$155,494	$100,084	$30,386
Total operating expenses	26,372	29,189	133,871	92,406	34,683

Income (loss) before income taxes	919	5,161	21,623	7,678	(4,297)
Income taxes	375	937	3,854	252	107

Net income (loss)	545	4,224	17,769	7,426	(4,404)

Dividends on convertible redeemable preferred stock, accrued and unpaid	1,661	1,503	6,299	5,758	8,029

Net income (loss) attributable to common stockholders	$(1,116)	$2,721	$11,470	$1,669	$(12,433)

Net income (loss) per share:
Basic	$(0.17)	$0.41	$1.73	$0.25	$(1.89)
Diluted	$(0.17)	$0.16	$0.64	$0.18	$(1.89)
Weighted average shares outstanding, basic	6,627,046	6,615,597	6,627,046	6,578,447	6,575,643
Weighted average shares outstanding, diluted	6,627,046	27,168,558	27,897,603	19,952,336	6,575,643
Pro forma amounts (unaudited):
Net income (loss) per share assuming exchange of MortgageIT common stock only(1):
Basic	$(2.16)	$5.26	$22.15	$3.25	$(24.20)
Diluted	$(2.16)	$0.94	$3.83	$1.74	$(24.20)
Weighted average shares outstanding, basic	517,835	516,940	517,835	514,037	513,818
Weighted average shares outstanding, diluted	517,835	4,497,606	4,644,053	4,279,392	513,818
Income available to common stockholders assuming exchange of MortgageIT common stock and preferred stock(2)	$545		$17,769
Net income available to common stockholders per share assuming exchange of MortgageIT common stock and preferred stock:
Basic	$0.11		$3.55
Diluted	$0.11		$3.55
Weighted average shares outstanding, basic	5,000,000		5,000,000
Weighted average shares outstanding, diluted	5,000,000		5,000,000

(1)
Reflects the impact on net income (loss) per share, on a retroactive basis, for all periods presented, assuming each share of our common stock is exchanged for approximately 12.80 shares of MortgageIT, and assuming the retention and retirement of common shares pursuant to the reorganization of MortgageIT. Does not give effect to the offering.

(2)
Reflects the impact on net income available to common stockholders per share assuming the exchange of all common and preferred shares of MortgageIT pursuant to the reorganization had occurred on January 1, 2003 (assuming each share of our common stock is exchanged for approximately 12.80 shares of MortgageIT, no cash is issued and 2,291,666 shares are retained and retired in connection with the reorganization. Notwithstanding such assumption, we expect to pay up to $2.9 million of cash in connection with the reorganization (which includes a cash-out of stock options and cash payments to certain MortgageIT stockholders who either did not submit a vote in connection with the reorganization or who did not certify that they were accredited investors pursuant to applicable securities laws). Does not give effect to the offering.

	Three months ended March 31,		Years ended December 31,
Other Data:	2004	2003	2003	2002	2001

	(dollars in thousands)
Purchase originations	$833,276	$641,433	$3,366,837	$2,460,245	$1,018,772
Refinancing originations	1,343,214	1,981,541	8,529,449	4,972,621	1,915,184

Total originations	$2,176,490	$2,622,974	$11,896,286	$7,432,866	$2,933,956

Fixed-rate originations	$1,590,392	$2,213,235	$9,225,722	$6,300,949	$2,891,812
Adjustable-rate originations	586,098	409,739	2,670,564	1,131,917	42,144

Total originations	$2,176,490	$2,622,974	$11,896,286	$7,432,866	$2,933,956

Weighted average middle FICO credit score	717	717	718	709	694
Total mortgage whole loan sales	$1,318,625	$1,805,713	$8,048,959	$5,422,590	$2,826,868
Brokered originations	501,614	809,542	3,631,476	2,003,243	106,878
Weighted average first lien principal balance of loan originations	211.8	194.7	200.6	183.9	130.9
Weighted average first lien loan-to-value ratio of loan originations	71.96%	70.44%	72.02%	71.87%	78.59%
Percentage of 1-family loan originations to total loan originations	74.8	76.4	75.5	76.2	81.4
Percentage of co-op apartment loan originations to total loan originations	3.4	7.4	7.0	6.8	0.3
Weighted average whole loan sales price as a percent of par	102.66	103.06	102.38	102.78	101.96
Operating expense as a percent of total loans originated(1)	1.21	1.11	1.13	1.24	1.18
Return on average assets	0.13	0.97	4.15	1.48	(1.47)
Number of branches at period end	33	25	31	24	20
Number of employees at period end	1,246	1,251	1,285	1,002	475
	March 31, 2004
Balance Sheet Data:	Pro forma(2)	Actual

	(unaudited) (dollars in thousands)
Cash and equivalents	$20,659	$20,659
Restricted cash	1,600	1,600
Mortgage loans held for sale	427,585	427,585
Goodwill	11,639	11,639
Property and equipment	4,997	4,997
Total assets	490,414	490,414
Warehouse lines payable	403,216	403,216
Notes payable and other debt	15,000	15,000
Total liabilities	442,709	442,709
Convertible redeemable preferred stock	—	64,219
Total stockholders' equity (deficit)	47,705	(16,514)
Total capitalization	62,705	62,705

(1)
Total operating expenses divided by total originations, as measured by original principal balance.

(2)
Reflects the consummation of the reorganization as described under the heading "Our Acquisition of MortgageIT," assuming no cash is issued, but not the offering.

Risk factors

Investing in our common stock involves risks. You should carefully consider the risks described below along with all of the other information included in this prospectus before you make an investment decision to purchase our securities. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are a newly formed entity that intends to qualify as a REIT and we have no operating history as a portfolio lender, which may make it difficult to predict our future performance.

MortgageIT, our mortgage banking subsidiary following completion of this offering and the reorganization, and its predecessors have an operating history which dates back to 1988, but we were not formed until March 2004 and will have had no operations before the completion of this offering. We are relying on capital raised in this offering to implement a new investment strategy of acquiring, primarily through MortgageIT, ARM and hybrid ARM loans for retention on our balance sheet. As a result, we have no history of implementing such a strategy for you to determine the likelihood of our achieving our investment objectives.

MortgageIT's past operating results occurred before our formation and during a period of low interest rates which fostered rapid growth for the residential mortgage industry and, as a result, may not be indicative of future results in a rising interest rate environment, which may adversely affect our net income.

MortgageIT's growth rate has benefited from low interest rates and a period of economic growth in the residential mortgage banking industry. MortgageIT's net income grew by more than 139.2% during the year ended December 31, 2003 as compared to the same period in 2002. We do not know whether these favorable conditions will continue. Due to stable and decreasing interest rates over recent years, MortgageIT's historical performance may not be indicative of results in a rising interest rate environment, and our results of operations may be materially adversely affected if interest rates rise. Our performance will be dependent primarily on our net interest income, which is sensitive to increases in market rates of interest, whereas MortgageIT's performance is dependent on income from gain on sale of loans and brokerage fees. In addition, MortgageIT's recent and rapid growth may distort some of its ratios and financial statistics. Our business strategy, which includes the development and retention of a portfolio of mortgage assets, will make period-to-period comparisons difficult. Because of this growth and our business strategy, MortgageIT's historical performance and operating and origination data may not be an accurate predictor of our future performance.

We are implementing a business strategy focused on acquiring and retaining in our portfolio ARM and hybrid ARM loans and our success will depend on MortgageIT's ability to originate such loans in the volume and over the time period we anticipate.

Whereas MortgageIT's business has and will continue to involve the origination of mortgage loans for sale, we intend to focus on the acquisition and retention of a portfolio of high quality prime ARM and hybrid ARM loans. These loans will, over time, be comprised primarily of mortgage loans that we originate through MortgageIT. If we are unable to acquire ARM and hybrid ARM loans that meet our investment criteria in the volume we expect (which over the long term will amount to eight to ten times our equity), the time required for, and the cost associated with, building our portfolio may be greater than expected. This could have an adverse effect on our net income and our ability to qualify as a REIT, which could adversely impact our ability to make distributions to you. For the three months ended March 31, 2004 and the year ended December 31, 2003, $500 million and $2.7 billion, or approximately 23.6% and 22.4%, respectively, of MortgageIT's mortgage loan originations, as measured by principal balance, consisted of adjustable-rate and hybrid loans.

We have not committed the net proceeds of the offering to any specific investments and you will not have any opportunity to evaluate the merits of any assets we acquire.

We have not yet identified specific investments for the available net proceeds of this offering. We intend to make our investment decisions and invest such proceeds following completion of the offering. Consequently, you will have no opportunity to evaluate the terms of the specific investments we may make and you must rely entirely on our investment selection.

Adverse economic conditions or declining real estate values would likely result in a reduction of MortgageIT's mortgage origination activity which would adversely affect our ability to grow our loan portfolio and thus our net income.

An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition, particularly if accompanied by declining real estate values. Declining real estate values will likely reduce MortgageIT's level of new mortgage loan originations, since borrowers often use increases in the value of their existing home to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. Further, declining real estate values significantly increase the likelihood that we will incur losses on loans we acquire in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

A decline in the market value of our assets may limit our ability to borrow and may lead to losses on our investments.

A decline in the market value of our investments may limit our ability to borrow or result in lenders requiring additional collateral or initiating margin calls under our repurchase agreements. As a result, we could be required to sell some of our investments under adverse market conditions to maintain liquidity. If such sales are made at prices lower than the amortized costs of such investments, we will incur losses. A default under our repurchase agreements could also result in the liquidation of the underlying investments used as collateral and result in a loss equal to the difference between the value of the collateral and the amount owed under our repurchase agreements.

In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets might not change as rapidly due to our strategy of funding longer-term assets with shorter-term liabilities.

We expect our primary interest rate exposure to relate to our mortgage loans, mortgage-backed securities and variable-rate debt, as well as the interest rate swaps and caps that we intend to utilize for risk management purposes. Changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate or acquire mortgage loans or mortgage-backed securities, the value of our assets and our ability to realize gains from the sale of such assets. In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets might not change as rapidly due to our strategy of funding longer-term assets with shorter-term liabilities. This would adversely affect our profitability.

Interest rates have been low over the past few years; however, any increase in interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This may decrease the number of mortgages available to be originated or acquired by our mortgage operations, which could adversely affect our operating results. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgages at lower long-term fixed interest rates.

Interest rate movements between the date that MortgageIT commits to originate mortgages and the date that MortgageIT sells mortgages could adversely affect MortgageIT's gains on sale.

MortgageIT will be subject to the risk of rising mortgage interest rates between the time it commits to originate mortgages at a fixed price through the issuance of individual or other rate-locks and the time it sells or securitizes those mortgages. An increase in interest rates will generally result in a decrease in the market value of mortgages that MortgageIT has committed to originate at a fixed price, but were not sold or securitized or were not properly hedged. As a result, MortgageIT may record a smaller gain, or even a loss, upon the sale or securitization of those mortgages.

Loan prepayment rates may increase, adversely affecting yields on our planned investment in mortgage loans and mortgage-backed securities.

The value of our mortgage assets (which include mortgage loans and mortgage-backed securities) may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets with lower yields than the yields on the assets that were prepaid. In addition, the market value of any mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. The foregoing effects of prepayment rates under varying interest rate environments are magnified with respect to subordinate classes of mortgage-backed securities because such securities are not entitled to the benefit of the cash flows from the underlying loans until the more senior classes of such securities are paid.

Certain of MortgageIT's mortgage products may expose us to greater credit risks, including the risks of delinquencies and/or credit losses which may adversely impact our earnings.

Although we do not anticipate emphasizing an investment in Alt A mortgages, which are single-family mortgages that generally may not qualify for purchase by government-sponsored agencies such as Fannie Mae and Freddie Mac, we do expect to invest a portion of our assets in such mortgages. We have not yet adopted our investment policy, and have therefore not yet established limitations as to the amount we may invest in such mortgages. During the three months ended March 31, 2004 and the year ended December 31, 2003, MortgageIT originated $48.9 million and $651.2 million of Alt A mortgage loans, which represented 2.2% and 5.5%, respectively, of its total originations during such periods. Our operations may be negatively affected due to our investments in these mortgages. Credit risks associated with these mortgages may be greater than those associated with conforming mortgages. The interest rates we charge on these mortgages are often higher than those charged for conforming loans to compensate for the higher risk and lower liquidity. Lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans that we otherwise would not hold. By doing this, we assume the potential risk of increased delinquency rates and/or credit losses as well as interest rate risk. Additionally, the combination of different underwriting criteria and higher rates of interest leads to greater risk, including higher prepayment rates and higher delinquency rates and/or credit losses.

If we are unable to generate sufficient liquidity we will be unable to conduct our operations as planned.

If we cannot generate sufficient liquidity, we will be unable to continue to grow our operations, grow our asset base, maintain our hedging policy and pay dividends. We expect to derive our liquidity from six primary sources:

–>
warehouse financing facilities provided to MortgageIT by others to originate mortgage assets;

–>
repurchase facilities provided to us to acquire mortgage assets;

–>
whole loan sales and securitizations of originated or acquired mortgages;

–>
our issuance of equity and debt securities;

–>
excess cash flow from our investment portfolio; and

–>
earnings from operations.

We cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. Our ability to meet our long-term liquidity requirements is subject to the renewal of credit and repurchase facilities and/or obtaining other sources of financing, including additional debt or equity from time to time. In addition, our existing lines of credit and future lines of credit will generally be short-term and, in certain cases, not fully committed (such that they can be terminated with minimal notice) and, in the case of repurchase facilities, subject to margin calls. Any decision by our lenders and/or investors to make additional funds available to us in the future will depend upon a number of factors, such as our compliance with the terms of our existing credit arrangements, our financial performance, industry and market trends in our various businesses, the lenders and/or investors own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities. If we cannot raise cash by selling debt or equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets could have a negative impact on our earnings growth and also our ability to pay dividends.

If we are unable to obtain financing to leverage our equity to the extent we currently anticipate, the returns on our portfolio could be diminished, which may reduce cash available for distribution to you.

If we are limited in our ability to leverage our assets, the returns on our portfolio may be harmed. A key element of our strategy is our intention to use leverage to increase the size of our portfolio in an attempt to enhance our returns. We intend to leverage our equity 8 to 12 times primarily through the use of repurchase agreements and other term-financing facilities. Based upon an offering of 14,600,000 shares at the initial public offering price of $12.00 per share, which is expected to result in net proceeds of approximately $160.9 million, we would be able to initially acquire between $1.28 billion and $1.93 billion of additional assets through the use of leverage. If we are unable to leverage our equity to the extent we currently anticipate, the returns on our portfolio could be diminished, which may limit or eliminate our ability to pay dividends to you.

Our use of leverage may adversely affect the return on our planned investments which may reduce cash available for distribution to you.

We intend to leverage our portfolio through the use of repurchase agreements, bank credit facilities, securitizations, including the issuance of collateralized debt securities, and other borrowings. The amount of leverage we incur will vary depending on our ability to obtain credit facilities and our lenders' estimates of the value of our portfolio's cash flow. The return on our investments and cash available for distribution to you may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets we hold in our portfolio.

Our debt service payments will reduce the net income available for distributions to you. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. A decrease in the value of our assets may lead to margin calls that we will have to satisfy. We may not have the funds available to satisfy any margin calls. There is no limitation on our leverage ratio or on the aggregate amount of our borrowings.

The terms of MortgageIT's warehouse credit facilities contain covenants which may restrict MortgageIT's ability to pay dividends in situations where MortgageIT is not in compliance with such financial and other covenants.

The terms of MortgageIT's warehouse credit facilities contain restrictive financial and other covenants that, among other things, will require MortgageIT to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders' equity, maximum leverage ratios and which limit the payment of dividends to 50% of MortgageIT's net income for any one year, as well as to comply with applicable regulatory and other requirements. These facilities may limit our ability to pay dividends to you if MortgageIT is not in compliance with these financial and other covenants.

An increase in market rates of interest may result in a decrease in our net interest margin because we intend to utilize adjustable-rate borrowings to fund ARM and hybrid ARM loans which may have interest rate caps or have fixed interest rates for an initial period of time.

We expect to include in our mortgage portfolio mortgages that are hybrid mortgage loans. These are mortgages with fixed interest rates for an initial period of time, after which they bear interest based upon short-term interest rate indices and adjust periodically. We expect to fund these mortgages with adjustable interest rate borrowings having interest rates that are indexed to short-term interest rates and which adjust periodically at various intervals. To the extent that there is an increase in the interest rate index used to determine our adjustable interest rate borrowings and that increase is not offset by a corresponding increase in the rates at which interest accrues on our assets or by various interest rate hedges that we have in place at any given time, our net interest margin will decrease or become negative.

Adjustable-rate mortgages typically have interest rate caps, which limit interest rates charged to the borrower during any given period, and substantially all of the loans being originated by MortgageIT contain interest rate caps. Our borrowings will not be subject to similar restrictions. As a result, in a period of rapidly increasing interest rates, and absent any hedging activities, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our ARM assets would be capped. If this occurs, our net interest spread could be significantly reduced or we could suffer a net interest loss.

MortgageIT's mortgage loan originations historically have been concentrated in specific geographic regions and any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

MortgageIT's mortgage loan originations have been and may in the future be concentrated in specific geographic regions. For example, for the three months ended March 31, 2004 and the year ended December 31, 2003, approximately 64.3% and 59.3%, respectively, of MortgageIT's mortgage loans, as measured by principal balance, were originated with borrowers located in California, New York and Texas, and approximately 25.8% and 36.5%, respectively, were originated with borrowers located in the northeastern United States (including New York). Adverse market or economic conditions in a particular state or region where we have significant investments may disproportionately increase the risk that borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in that state or geographic region could adversely affect both our net interest income from loans in our portfolio and our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

The mortgage loans we may acquire from MortgageIT and the mortgage loans underlying the mortgage-backed securities we may invest in are subject to risks of delinquency, foreclosure and loss, which could result in losses to us.

Residential mortgage loans are secured by residential properties and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by residential property typically is dependent primarily upon the income or assets of the borrower. In addition, the ability of the borrower to repay their mortgage loan may be affected by, among other things: property location and condition, competition and demand for comparable properties, changes in zoning laws for the property or its surrounding area, environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions, declines in regional or local real estate values, increases in interest rates, real estate tax rates, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral that we can realize upon foreclosure and sale and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and could limit the amount we have available for distribution to you. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that can have a substantial negative effect on our originally anticipated return on the foreclosed mortgage loan. Residential mortgage-backed securities evidence interests in or are secured by pools of residential mortgage loans. Accordingly, any mortgage-backed securities we may invest in are subject to all of the risks of the underlying mortgage loans.

Our success will depend on our selection of investments and a delay in investing funds may cause a delay in our ability to make distributions to our stockholders.

We have not yet identified specific investment opportunities for all of the available net proceeds of this offering. Therefore, there could be a delay between the closing of the offering and the time all of the available net proceeds are invested by us. This could cause a substantial delay in the time it takes for us to generate earnings and cash flow to enable us to pay distributions to you.

MortgageIT may be required to repurchase mortgage loans that it has sold and we may be required to indemnify holders of our mortgage-backed securities which could adversely affect our cash flow and limit our ability to make distributions to our stockholders.

If any of the mortgage loans that MortgageIT originates and sells or that we pledge to secure mortgage-backed securities that we issue in our securitizations do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, MortgageIT may be required to repurchase those loans in the case of the loans that it has sold, or we may be required to replace them with substitute loans or cash in the case of securitized loans. If this occurs, we may have to bear any associated losses directly. In addition, in the case of loans that MortgageIT has sold, MortgageIT may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by it. Repurchased loans typically require an allocation of working capital to carry on our books, and our ability to borrow against such assets is limited, which could limit the amount by which we can leverage our equity. Any significant repurchases or indemnification payments could significantly harm our cash flow and results of operations and limit our ability to make distributions to you.

We may be subject to losses due to misrepresented or falsified information or if we obtain less than full documentation with respect to our mortgage loans.

When MortgageIT originates mortgage loans, it relies upon information supplied by borrowers and other third parties, including information contained in the applicant's loan application, property appraisal reports, title information and employment and income documentation. If any of this information is misrepresented or falsified and if MortgageIT does not discover it before funding a loan, the actual value of the loan may be significantly lower than anticipated. As a practical matter, MortgageIT generally would bear the risk of loss associated with a misrepresentation whether it is made by the loan applicant, the mortgage broker, another third party or one of our employees.

In addition, certain of MortgageIT's loan production has less than full documentation of the borrower's income and/or assets. Instead, MortgageIT based its credit decision on the borrower's credit score and credit history, the value of the property securing the loan and the effect of the loan on the borrower's debt service requirements. We believe that there is a higher risk of default on loans where there is less than full documentation of the borrower's income and/or assets.

Our hedging transactions may limit our gains or result in losses.

We intend to use derivatives to hedge our liabilities and this has certain risks, including the risk that losses on a hedging transaction will reduce the amount of cash available for distribution to you and that losses may exceed the amount invested in derivative instruments. Although our board of directors intends to adopt a general policy with respect to the use of derivatives, which will generally allow us to use derivatives when we deem appropriate for risk management purposes, but will not set forth specific guidelines, we have not currently adopted such a policy or implemented any specific procedures. To the extent consistent with maintaining our status as a REIT, we may use derivatives, including interest rate swaps and caps, Eurodollar contracts, term repurchase contracts, forward contracts and futures contracts, in our risk management strategy to limit the effects of changes in interest rates on our operations. However, the use of derivatives as hedge instruments may not be effective in eliminating the risks inherent in any particular position. The derivative instruments that we may utilize also have their own risks, which include (1) basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost; (2) credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and (3) legal risk, which consists of the risk that we are unable to enforce certain terms of such instruments. All or any of such risks could expose us to losses. Consequently, our profitability may be adversely affected during any period as a result of the use of derivatives in a hedging transaction.

We are exposed to environmental liabilities with respect to properties to which we take title, which may result in losses.

In the course of our business, we may foreclose and take title to residential properties securing our mortgage loans, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

Our directors will approve broad investment guidelines for us and will not approve each investment we make and our guidelines and strategy may be changed without stockholder consent.

We will be authorized by our board of directors to invest in accordance with broad investment guidelines. Our board of directors will periodically review our investment guidelines and our portfolio. However, our board of directors will not review each proposed investment. In addition, in conducting periodic reviews, our directors will rely primarily on information provided to them by our executive officers. Furthermore, transactions entered into by us may be difficult or impossible to unwind by the time they are reviewed by our directors. We will have substantial discretion within the broad investment guidelines in determining the types of assets we may decide are proper investments for us.

We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to, among other things, credit risk, interest rate risk and real estate market fluctuations.

We have not yet adopted an investment policy which will specify the amounts we may invest in, among other things, non-conforming and subprime loans, unrated mortgage-backed securities and securities rated below investment grade, which assets may involve a greater risk of loss as compared to securities rated investment grade.

We have not yet adopted an investment policy. Although our investment policy, when adopted, will require that we invest in excess of 70% of our total assets in High Quality ARM assets and short-term investments, which are described with more particularity under "Our Company—Our Investment Guidelines," with the approval of our board of directors, we may invest in non-conforming and subprime loans, unrated mortgage-backed securities and securities rated below investment grade. If we purchase these assets, they will involve greater credit risk and will have an increased risk of loss as compared to securities rated investment grade, which may have an adverse effect upon our net income.

Certain of our assets may generate substantial mismatches between REIT taxable income and cash available for distribution, which could adversely affect our liquidity and our ability to make distributions to our stockholders.

Certain of our assets may generate substantial mismatches between REIT taxable income and available cash. Such assets could include mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable income in advance of the receipt of cash. As a result, our taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income in order to comply with the REIT distribution requirements could cause us to: (1) sell assets under adverse market conditions, (2) borrow on unfavorable terms or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt.

We rely on key personnel with long-standing business relationships, the loss of any of whom would impair our ability to successfully operate.

Our future success depends, to a significant extent, on the continued services of Doug W. Naidus, our chief executive officer and other key members of our senior management team. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective mortgage loan origination channels is critically important to the success of our business. Although we intend to enter into employment agreements with Mr. Naidus and our other senior executives, these executives may not remain employed by us. We currently maintain key person life insurance on our senior executive officers. Nevertheless, the loss of services of one or more members of our senior management team could harm our business and our prospects.

We may not have the right personnel to execute our strategy.

Our strategy, which is focused on managing a leveraged portfolio of prime ARM and hybrid ARM loans, differs from the historic strategy of MortgageIT. We have no operating history and none of our executive officers has any experience managing a REIT. While our key management personnel has had extensive experience in mortgage banking and managing investment portfolios, there can be no assurance that such individuals will have the appropriate experience or synergy as a management team to execute our strategy. The inability to effectively implement our strategy could harm our business and our prospects.

We face intense competition that could adversely affect our market share and our revenues.

We face intense competition from finance and mortgage banking companies, other mortgage REITs, Internet-based lending companies where entry barriers are relatively low, and, to a growing extent, from traditional bank and thrift lenders that have increased their participation in the mortgage industry. As we seek to expand MortgageIT's loan origination business further and expand our business strategy to build a portfolio of mortgage loans and mortgage-backed securities, we will face a significant number of additional competitors, many of whom will be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.

We anticipate that the majority of our competition will be in the mortgage industry. In addition to mortgage banking companies, Internet-based lending companies, traditional banks and thrift lenders, the government sponsored entities Fannie Mae and Freddie Mac are also expanding their participation in the mortgage industry. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, they do have the authority to buy loans. If as a result of their purchasing practices, these government sponsored entities experience significantly higher-than-expected losses, the experience could adversely affect overall investor perception of the mortgage industry.

Competition in the industry can take many forms, including lower interest rates and fees, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. Price competition could cause MortgageIT to lower the interest rates that it charges borrowers, which could lower the value of the loans that we retain in our portfolio or that are sold by MortgageIT. If our competitors adopt less stringent underwriting standards, we will be pressured to do so as well. If we do not relax underwriting standards in response to our competitors, we may lose market share. If we relax our underwriting standards in response to price competition, we may be exposed to higher credit risk without receiving higher pricing to compensate for the higher risk. Any increase in these pricing and underwriting pressures could reduce the volume of MortgageIT's loan originations and sales and significantly harm our business, financial condition, liquidity and results of operations.

To the extent MortgageIT is unable to adapt to and implement technological changes involving the loan origination process, we may have difficulty remaining competitive and MortgageIT's loan origination business may be adversely affected.

MortgageIT's mortgage loan origination business is dependent upon our ability to interface effectively with its borrowers and other third parties and to process loan applications efficiently. The origination process is becoming more dependent upon technological advancements, such as the ability to process applications over the Internet, interface with borrowers and other third parties through electronic means and underwrite loan applications using specialized software. Implementing new technology and maintaining the efficiency of the current technology used in MortgageIT's operations may require significant capital expenditures. As these requirements increase in the future, we will have to develop these technological capabilities fully to remain competitive or our business will be significantly harmed.

One of MortgageIT's lending divisions relies on the Internet to conduct its business, which subjects it to various risks such as physical break-ins, security breaches and other disruptive problems caused by the Internet.

Mortgage banks, in increasing numbers, are offering the option of mortgage banking services over the Internet to their existing and prospective customers. MortgageIT has been successfully originating residential mortgage loans over the Internet since 1999. The public may perceive conventional mortgage banks as being safer, more responsive, more comfortable to deal with and more accountable as providers of their mortgage banking services. Moreover, both the Internet and the financial services industry in general are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. However, any failure or interruption in service or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received and processed. We cannot assure you that no material failures or interruptions will occur or, if they do occur, that we or the third parties on whom we rely will adequately address them. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven services or be successful in marketing these services to our customers.

RISKS RELATED TO THIS OFFERING

There has been no prior public market for our common stock.

Before this offering, there has been no public market for our common stock. Among the factors considered in determining the offering price of our common stock, in addition to prevailing market conditions, were the historical performance of MortgageIT, estimates regarding our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price of our common stock may bear no relationship to the price at which our common stock will trade upon completion of the offering. The stock market may experience price and volume fluctuations and you may not be able to sell your shares at or above the initial public offering price.

We cannot be sure that a public trading market for our common stock will develop or be maintained.

We have received approval to list our common stock on the New York Stock Exchange in connection with this offering. However, there can be no assurance that an established and liquid trading market for our common stock will develop or that it will continue if it does develop.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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general market and economic conditions;

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actual or anticipated changes in our future financial performance;

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changes in market interest rates;

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competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

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the operations and stock performance of our competitors;

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developments in the mortgage lending industry or the financial services sector generally;

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the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

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fluctuations in our quarterly operating results;

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changes in financial estimates by securities analysts;

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additions or departures of senior management and key personnel; and

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actions by institutional stockholders.

If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the initial public offering price, in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

We have not established a minimum dividend payment level and we may not have the ability to pay dividends to you in the future.

We intend to pay quarterly dividends following the end of the first full fiscal quarter after completion of this offering and to pay dividends to our stockholders of all or substantially all of our REIT taxable income, excluding net capital gains, in each year. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. In addition, some of our distributions may include a return of capital. All dividends will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to pay dividends to you in the future.

Future sales of shares of our common stock, including shares of common stock by our insiders, may depress the price of our common stock.

Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of our common stock to decline. Our directors, executive officers and certain shareholders of MortgageIT prior to the reorganization have agreed with the underwriters not to sell the common stock they hold earlier than 180 days after the date of this prospectus. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following a sale by insiders.

Our board of directors may authorize the issuance of additional shares that may cause dilution.

Our articles of incorporation permit our board of directors, without your approval, to:

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authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

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classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of our common stock could be substantially dilutive to your shares.

Future offerings of debt securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing stockholders' interests and may be senior to our common stock for the purposes of distributions, may adversely affect the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. If we were to liquidate, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the value of your shares of common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your shares of common stock and diluting your interest in us.

If you purchase shares in this offering, you will experience immediate and substantial dilution.

We expect the offering price of our common stock to be higher than the book value per share of our common stock immediately following the offering and our completion of the reorganization. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $1.82 in net tangible book value per share following our completion of the reorganization. This means that investors who purchase shares will likely pay a price per share that exceeds the net book value of our tangible assets after subtracting our liabilities following our completion of the reorganization.

Moreover, to the extent that we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised, you may experience further dilution.

The valuation of MortgageIT was determined by negotiation between senior management and some of the larger stockholders of MortgageIT and the underwriters and may not be indicative of MortgageIT's actual fair value.

The valuation of MortgageIT, and, as a result, the number of shares of our common stock to be issued as consideration for our acquisition of MortgageIT, was determined jointly on the basis of discussions among the senior management and some of the larger stockholders of MortgageIT and the representatives of the underwriters. In determining the valuation, we considered and analyzed MortgageIT's historical and anticipated earnings, cash flow, assets, liabilities and prospects. We also reviewed financial and stock market information of publicly traded residential mortgage REITs and other lenders to arrive at comparable company means for price ratios. We did not receive any fairness opinion in connection with the valuation. As a result, the valuation of MortgageIT does not represent an arms-length transaction, and may be greater than MortgageIT's actual fair market value.

Since the execution of the reorganization agreement in March 2004, the stock market valuations of both residential mortgage banking companies and residential mortgage REITs in general have declined. Such decline is due, in part, to the increase in market rates of interest that occurred over such period as well as the prospects for future increases in interest rates. Against the backdrop of this decline, certain prospective investors have concluded that the valuation of MortgageIT should be approximately $60.0 million as opposed to $87.5 million. As a result, in July 2004, eleven stockholders of MortgageIT (consisting of eight institutional accredited investors and the three co-founders of MortgageIT) agreed that in connection with the closing of the reorganization, they would accept a lower amount of merger consideration in order to reduce the aggregate merger consideration to $60.0 million. The eleven stockholders have instructed us to retain an aggregate of $27.5 million of our common stock upon its issuance as merger consideration. We will retire that common stock immediately prior to the offering. This will result in an aggregate of $60.0 million of consideration being paid to MortgageIT stockholders, but will not affect the value of the stock to be issued in the offering.

The directors and executive officers of MortgageIT may have interests in the completion of the reorganization and offering that may conflict with, or be in addition to, the interests of persons purchasing our common stock in the offering, consisting of the receipt of common stock in the reorganization which may exceed the fair market value of their interests in MortgageIT and stock options and restricted stock.

Certain directors and executive officers of MortgageIT and our company may have interests in the offering that are different from, or in addition to, the interests of persons purchasing our shares of common stock in this offering. The common stock to be received by MortgageIT stockholders in the reorganization may exceed the fair market value of their interest in MortgageIT. In addition, many of our executive officers and directors are also the executive officers and directors of MortgageIT. We expect that upon completion of the offering, our executive officers, Messrs. Naidus, Epstein, Cuti, Lattanzio and Blalock, will enter into employment agreements with us and that each will receive grants of stock options as part of their compensation to purchase, at the initial public offering price, 360,000, 48,300, 45,000, 10,000 and 20,000 shares of our common stock, respectively. These officers will also receive 137,333, 7,245, 6,750, 4,167 and 5,000 shares of restricted stock in connection with the completion of this offering. The options and restricted stock granted in connection with the offering will vest over a three-year period. In addition, the members of the board of directors of MortgageIT immediately prior to the reorganization will become members of our board of directors, and our non employee directors will receive customary director fees in accordance with our policies. Prior to the reorganization and our offering, the directors and executive officers of MortgageIT held, in the aggregate, approximately 37.9% of the voting power of the outstanding shares of MortgageIT's capital stock. Upon completion of the reorganization and the offering, the shares of capital stock of MortgageIT held by our executive officers and directors will be converted into approximately 1,320,000 shares of our common stock, representing approximately 6.8% of the voting power of our outstanding common stock after the offering.

Holders of MortgageIT preferred stock who receive shares of our common stock in the reorganization will have registration rights to facilitate future public resales of such shares, which may adversely effect the market price of our common stock.

As discussed under "Our acquisition of MortgageIT," holders of outstanding shares of MortgageIT's three classes of preferred stock and two classes of common stock who represent that they are accredited investors will receive shares of our common stock in the reorganization. These shares of common stock will not be registered by us under the Securities Act in connection with this offering. MortgageIT previously granted registration rights to the holders of its three series of preferred stock who purchased their shares in private offerings. Under the agreements with these MortgageIT stockholders, their registration rights will apply to the shares of our common stock they receive in the reorganization. Together, these holders will hold an aggregate of approximately 4,266,229 shares of our common stock upon completion of this offering.

Upon the request of the holders of shares of our common stock with an offering value of at least $1.0 million, the former holders of the MortgageIT Series C preferred stock will have demand registration rights which can be exercised upon two occasions. These holders also will have unlimited registration rights should we be able to accomplish registrations on a short form, such as a Form S-3, except that we will not be required to effect more than four of such registrations during any 12-month period. These holders will not be able to make these demand requests before the expiration of six months from the effective date of the registration statement of which this prospectus forms a part.

Upon the request of the holders of shares of our common stock with an offering value of at least $5.0 million, the former holders of the MortgageIT Series A preferred stock and Series B preferred stock will have demand registration rights which can be exercised upon three occasions. These holders also will have unlimited registration rights should we be able to accomplish registrations on a short form, such as a Form S-3, except that we will not be required to effect more than one such registration during any six month period. These holders will not be able to make these demand requests before the expiration of six months from the effective date of the registration statement of which this prospectus forms a part, or of any other registration statements for registered offerings we may undertake in the future.

Notwithstanding the foregoing, beginning six months from the effective date of the registration statement, we have agreed to permit one of MortgageIT's stockholders, which will own an aggregate of 486,657 shares of our common stock after the reorganization and the offering, to exercise their registration rights with respect to their shares of our common stock without regard to the minimum amount of shares which are necessary to exercise such rights.

Each holder of these registration rights will possess the right to have their shares of stock included in any registration of common stock by us under the Securities Act, other than those effected to implement an employee benefit plan or any other form or type of registration which does not permit inclusion of their shares. We are required to bear the expenses of all registrations described above in accordance with the agreements with these holders. Although we are not aware of any intention of such holders of registration rights to exercise such rights, a public offering of our common stock by a large amount of stockholders shortly after the six months following the closing of this offering may have an adverse affect on the market price of our common stock.

RISKS RELATED TO GOVERNMENT REGULATION

Our operations are subject to a body of complex laws and regulations at the federal, state and local levels and our failure to comply with such laws and regulations could result in civil or criminal liability.

We must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all jurisdictions in which we originate mortgage loans, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations applicable to our business has increased in recent years and individual municipalities have also begun to enact laws, rules and regulations that restrict or otherwise affect loan origination activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. It may be more difficult to identify comprehensively, to interpret accurately, to program properly our information systems and to train effectively our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing the risks of non-compliance with these laws, rules and regulations.

Applicable state laws generally regulate interest rates and other charges, require certain disclosure, and require licensing of the lender. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of loans. Mortgage loans are also subject to federal laws, including:

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the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the loans;

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the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

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the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience;

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the Depository Institutions Deregulation and Monetary Control Act of 1980, which preempts certain state usury laws; and

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the Alternative Mortgage Transaction Parity Act of 1982, which preempts certain state lending laws which regulate alternative mortgage transactions.

Our failure to comply with these laws, rules and regulations could lead to:

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civil and criminal liability, including potential monetary penalties;

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loss of state licenses or permits required for continued lending operations;

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legal defenses causing delay or otherwise adversely affecting our ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

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demands for indemnification or loan repurchases from purchasers of our loans;

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class action lawsuits; and

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administrative enforcement actions.

Some states in which we operate may impose regulatory requirements on our officers and directors and parties holding 10% or more, and in some cases 5% or more, of our outstanding shares of common stock. If any officer, director or person holding 10%, and in some cases 5%, or more of our outstanding shares of common stock fails to meet or refuses to comply with a state's applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. The loss of our authority to conduct business in a state, for this or any other reason, could have a material adverse effect on our business, financial condition, or results of operations.

Our operations may be adversely affected if we are subject to the Investment Company Act.

We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act of 1940, or the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

To qualify for this exemption, we must maintain at least 55% of our assets directly in mortgages, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Securities and Exchange Commission adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption, we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

New regulatory laws affecting the mortgage industry may increase our costs and decrease our mortgage origination and acquisition.

In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as "predatory" lending practices, that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and would impose additional costly and burdensome compliance requirements on us. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate, or APR, meet or exceed specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction regardless of how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on the purchasers of mortgage loans, regardless of whether a purchaser knew of or participated in the violation. Accordingly, the third parties that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance loans that do not comply with these laws, rules and regulations.

The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees we charge on the mortgage loans that we originate. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for the purchase of our originated loans. These laws, rules and regulations have increased our cost of doing business as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

In addition, many of these state laws, rules and regulations are not applicable to the mortgage loan operations of national banks, or other financial institutions chartered by the federal government. Therefore, the mortgage loan operations of these institutions are at a competitive advantage to us since they do not have to comply with many of these laws.

Our goal is to avoid originating loans that meet or exceed the APR or "points and fees" threshold of these laws, rules and regulations except in the relatively small number of states in which the laws, rules and regulations relating to APR and "points and fees" thresholds allow, in our judgment, these loans to be made within our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we elect to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, cash flow, financial condition, liquidity and results of operations.

TAX RISKS RELATED TO OUR STATUS AS A REIT

Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

We intend to operate so as to qualify as a REIT for federal income tax purposes. Although we have not requested, and do not expect to request, a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, we will receive at the closing of the offering an opinion of our legal counsel Patton Boggs LLP that, commencing with our short taxable year beginning on the day on which our S corporation election is terminated and ending on December 31, 2004, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. The REIT qualification opinion only represents the view of Patton Boggs LLP based on its review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders.

If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction and individuals may be eligible for the maximum 15% tax rate on qualified dividend income. Unless we are entitled to relief under specific statutory provisions. we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT status. Failing to obtain, or losing, our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions to stockholders. We might be required to borrow funds or liquidate some investments to pay the applicable tax.

Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational and stockholder ownership requirements on a continuing basis.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at unfavorable times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely with the goal of maximizing profits.

In addition, the REIT provisions of the Code impose a 100% tax on income from "prohibited transactions." Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell mortgage securities at otherwise opportune times if we believe such sales could result in us being treated as engaging in prohibited transactions. However, we would not be subject to this tax if we were to sell assets through MortgageIT or another taxable REIT subsidiary.

Complying with REIT requirements may limit our ability to hedge effectively.

The existing REIT provisions of the Code may substantially limit our ability to hedge mortgage securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources, to less than 5% of our annual gross income. As a result, we may in the future have to limit our use of these hedging techniques or implement these hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we fail to satisfy the 25% or 5% limitations we could lose our REIT status for federal income tax purposes, unless our failure was due to reasonable cause and not due to willful neglect and we meet certain other technical requirements. Even if our failure was due to reasonable cause, we may have to pay a penalty tax equal to the amount of income in excess of certain thresholds, multiplied by a fraction intended to reflect our profitability.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities could result in a failure to comply with REIT gross income or asset tests.

When purchasing mortgage-backed securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Limitations on taxable REIT subsidiaries could delay our efforts to qualify as a REIT and limit the growth of MortgageIT.

We cannot qualify as a REIT if more than 20% of the value of our assets is represented by securities of one or more taxable REIT subsidiaries as of the end of a calendar quarter. Immediately after the offering, the value of MortgageIT, which we intend to elect to treat as a taxable REIT subsidiary, will exceed 20% of the value of our assets. We intend to acquire assets both with the proceeds of the offering and with borrowed funds. Until we borrow sufficient funds to acquire qualified real estate assets (including for up to one year certain temporary investments of funds that are intended to be used to acquire qualified assets), we will exceed the 20% limit. It will take at least $240 million of investments for us to satisfy the 20% limit. If we do not meet the 20% limit at the end of any 2004 calendar quarter ending after the offering, we would not be able to make a REIT election until our taxable year beginning January 1, 2005. If we are unable to make a REIT election for our taxable year ending December 31, 2004, all of our net income for the year will be subject to corporate income tax and we would be subject to corporate income tax on any built-in gains recognized within ten years from the effective date of our REIT election.

The 20% limit may also constrain the growth of MortgageIT. We will need to monitor the growth of MortgageIT to make sure that its value does not exceed 20% of our assets as of the end of any calendar quarter. We expect to have sufficient leverage and acquire sufficient qualified assets such that

MortgageIT will be able to grow, but we cannot provide any assurance the growth of MortgageIT and, accordingly, our profit will not be constrained.

We could exceed the 20% limit inadvertently either because of changing values of assets or because the IRS believes that we undervalued MortgageIT (other than in good faith) or overvalued other assets. If we exceed the 20% limit inadvertently at the close of a calendar quarter, we could lose our REIT status.

REIT distribution requirements could adversely affect our liquidity.

In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (1) 85% of our ordinary REIT income for that year, (2) 95% of our REIT capital gain net income for that year and (3) 100% of our undistributed REIT taxable income from prior years.

We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash could require us to sell assets or to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax.

Certain of our assets may generate substantial mismatches between REIT taxable income and available cash. Such assets could include mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable income in advance of the receipt of cash. As a result, our taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income could cause us to: (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the REIT distribution requirements.

Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments, initially, by raising capital in this offering and, subsequently, through borrowings from financial institutions, along with securitization financings. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

Dividends from MortgageIT to us are discretionary and limited by a financial covenant; therefore, MortgageIT's income may not be available for distribution to our stockholders.

In determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiary, MortgageIT. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of REIT taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT. Although the amount of dividends we may cause MortgageIT to declare, if any, is discretionary, one of MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year.

Classification as a taxable mortgage pool or investment in a residual interest in a real estate mortgage investment conduit, or REMIC, could subject us or certain of our stockholders to increased taxation.

If we have borrowings with two or more maturities and, (1) those borrowings are secured by mortgages or mortgage-backed securities and (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Code. If any part of our company were to be treated as a taxable mortgage pool or if we hold a residual interest in a REMIC, then our REIT status would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as excess inclusion income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

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not be allowed to be offset by a stockholder's net operating losses;

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be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

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be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

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be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular domestic subchapter C corporation and certain qualified foreign corporations ("qualified dividend income"). This reduced tax rate, however, generally does not apply to dividends paid to domestic noncorporate taxpayers by a REIT, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders still generally will be subject to less total federal income taxation than earnings of a non-REIT subchapter C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of non-REIT subchapter C corporations as more attractive relative to the stock of a REIT than was the case before the enactment of the legislation, because dividends from non-REIT subchapter C corporations generally will be taxed at a lower rate to the investor while dividends from REITs generally will be taxed at the same rate as the investor's other ordinary income. We cannot predict what effect, if any, this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of absolute price or relative to other investments.

RISKS RELATED TO OUR COMPANY, STRUCTURE AND CHANGE IN CONTROL PROVISIONS

The stock ownership limit imposed by our articles of incorporation may inhibit market activity in our stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first REIT taxable year. Our articles of incorporation, with certain exceptions, authorize our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provide that, unless exempted by our board of directors, no person may own more than 9.8% in value or number of outstanding shares of our common stock and of a combination of our common stock and any preferred stock which we may issue in the future. Our directors also have authority under our articles of incorporation to impose a similar ownership limitation as to any separate class or series of preferred stock we may issue in the future. Our board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine which are consistent with ensuring compliance with the REIT provisions of the Code. Our articles of incorporation also prohibit anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Code for REITs, we:

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will consider the transfer to be null and void;

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will not reflect the transaction on our books;

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may institute legal action to enjoin the transaction;

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will not pay dividends or other distributions with respect to those shares;

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will not recognize any voting rights for those shares; and

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will consider the shares held in trust for the benefit of a charitable beneficiary as designated by us.

The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

        (1)   price paid by the owner;

        (2)   if the owner did not purchase the excess shares, the closing price for the shares on the national securities exchange on which our common stock is listed on the day of the event causing the shares to be held in trust; or

        (3)   the price received by the trustee from the sale of the shares.

This ownership limit could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Some of our executive officers have employment agreements that provide them with benefits in the event their employment is terminated following a change of control.

We intend to enter into employment agreements with members of our senior executive management team, including Mr. Naidus. These employment agreements provide the executives with severance benefits if their employment ends under specified circumstances following a change in control. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with the individuals involved. In addition, the severance benefits could increase the cost to a potential acquirer of us and thereby prevent or discourage a change of control that might involve a premium price for your shares or otherwise be in your best interest.

Certain provisions of Maryland law and our articles of incorporation and bylaws could hinder, delay or prevent a change in control that could have an adverse effect on the value of our common stock.

Certain provisions of Maryland law, our articles of incorporation and our bylaws may have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control. These provisions include the following:

Classified board of directors

Our Board of Directors is divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our Board of Directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our Board of Directors.

Removal of directors

Under our articles of incorporation, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

Number of directors, board vacancies, term of office

Immediately before this offering, we expect to elect to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right, by the affirmative vote of the majority of the remaining directors, to fill vacancies on the board resulting from death, resignation or removal of a director or an increase in the size of the board of directors, even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our articles or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

Limitation on stockholder-requested special meetings

Our bylaws provide that our stockholders have the right to call a special meeting of stockholders only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

Advance notice provisions for stockholder nominations and proposals

Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner before the meeting.

Exclusive authority of our board of directors to amend the bylaws

Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws. Thus, our stockholders may not effect any changes to our bylaws.

Preferred stock

Under our articles of incorporation, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without the approval of our stockholders. The issuance of shares of preferred stock could adversely impact the voting power of the holders of common stock and could have the effect of delaying or preventing a change in control or other corporate action.

Duties of directors with respect to unsolicited takeovers

Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act (to the extent either Act is otherwise applicable) or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under the Maryland law, the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of an director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Maryland Business Combination Act

The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares of stock and other specified transactions, with an "interested stockholder" or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. Our board of directors expects to adopt a resolution immediately prior to this offering exempting us from application of this statute. However, our board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between us and other persons.

Maryland Control Share Acquisition Act

Maryland law provides that "control shares" of a corporation acquired in a "control share acquisition" shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. "Control shares" means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. A "control share acquisition" means that acquisition of control shares referenced above, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a stockholders' meeting, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws will contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition would be subject to the Maryland Control Share Acquisition Act.

Special note regarding forward-looking statements

Some of the statements under "Summary," "Risk Factors," "Dividend Policy and Distributions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Company" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider the following risks before you make an investment in our common stock:

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the factors referenced in this prospectus, including those set forth under the sections captioned "Risk factors," "Management's discussion and analysis of financial condition and results of operations" and "Our company;"

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general volatility of the capital markets and the market price of our common stock;

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changes in our business strategy;

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availability, terms and deployment of capital;

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availability of qualified personnel; and

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changes in our industry, interest rates or the general economy.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

Market data

Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

Use of proceeds

The table below summarizes certain information relating to the anticipated use of offering proceeds by us, assuming (i) that all of the shares offered by this prospectus are sold and (ii) that the underwriters also exercise their over-allotment option in full. We estimate that approximately 91.85% of the gross offering proceeds will be available for the purchase of mortgage loans and mortgage-backed securities, and none of the gross offering proceeds will be paid by us directly or reimbursed to our affiliates for organizational or offering expenses. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved.

	Offering		Offering (with exercise of over-allotment option)
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Gross offering proceeds to MortgageIT Holdings	$175,200	100.00%	$201,480	100.00%
Less:
Underwriting discounts and commissions	10,512	6.00	12,089	6.00
Organizational expenses (1)	250	0.14	250	0.12
Offering expenses (2)	625	0.36	500	0.25
Cash to be paid to MortgageIT option holders and stockholders (3)	2,890	1.65	2,890	1.44

Net proceeds available for investment	$160,923	91.85%	$185,751	92.19%

(1)
Organizational expenses include entity formation and other various organizational expenses.

(2)
Offering expenses include our legal, accounting, printing and mailing, filing, registration/qualification, sales and marketing and other expenses, but exclude underwriting discounts and commissions. The amount shown has been reduced by $876,000 ($1.0 million if the underwriters exercise their overallotment in full) of such expenses, which the underwriters have agreed to pay. See "Underwriting."

(3)
Represents cash payments to MortgageIT option holders and certain MortgageIT stockholders who either did not submit a vote in connection with the reorganization or who did not certify that they were accredited investors pursuant to applicable securities laws.

We intend to use the net proceeds of this offering:

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to fund and retain in our portfolio high quality single-family ARM and hybrid ARM loans that meet our investment criteria. From time to time, we may purchase primarily high quality mortgage-backed securities in order to balance our portfolio, particularly in the first year of our operations while we focus on expanding our portfolio of originated and retained ARM and hybrid ARM loans; and

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for general corporate purposes, including working capital, and for potential future acquisitions of other mortgage banking businesses (although no acquisitions are specifically being considered at this time).

We may need a significant amount of time to invest fully the available net proceeds of this offering in our intended investments and to implement fully our leveraging strategy to increase the total amount of our investments to our desired level. Initially, we will invest the net proceeds in interest-bearing, short-term, investment grade securities which are consistent with our intention to qualify as a REIT. We will not leverage our temporary investment in these securities. We expect these investments to provide a lower net return than we hope to achieve from our long-term intended use of the proceeds of this offering.

Dividend policy and distributions

We intend to make regular quarterly distributions to our stockholders. We intend to distribute each year all or substantially all of our REIT taxable income in order to qualify for the tax benefits accorded to REITs under the Code and so as to avoid corporate income and excise tax. In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. To the extent that we distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (1) 85% of our ordinary REIT income for that year, (2) 95% of our capital gain net income for that year, and (3) 100% of our undistributed REIT taxable income from prior years.

Any distributions we make will be at the discretion of our board of directors and will depend upon a number of factors, including:

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our results of operations;

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the timing of interest and principal we receive from our loans and securities;

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our obligation to pay debt service on our borrowings;

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the annual distribution requirements under the REIT provisions of the Code; and

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other factors that our board of directors deems relevant.

We may, under certain circumstances, make a distribution of capital or of assets. These distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to the extent that cash is available for distribution.

We anticipate that distributions generally will be taxable as ordinary income to our stockholders, although a portion of our distributions may be designated by us as long-term capital gain, qualified dividend income, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us. See "Federal income tax consequences of our status as a REIT—Distribution Requirements."

As a taxable REIT subsidiary, MortgageIT will be subject to regular corporate income tax on the taxable income that it generates. We may cause MortgageIT to retain after-tax earnings or distribute all or a portion of its after-tax earnings to us to the extent allowable under the REIT provisions of the Code. We intend to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. In determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiary, MortgageIT. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of REIT taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT. Although the amount of dividends we may cause MortgageIT to declare, if any, is discretionary, one of MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year. If MortgageIT distributes any of its after-tax earnings to us, we will include that distributed amount in the distributions we pay to our stockholders and, for domestic non-corporate taxpayers, that portion of our distributions, unlike distributions of our REIT taxable income, generally will be eligible to be taxed at the current 15% maximum marginal rate for qualified dividend income. See "Federal income tax consequences of our status as a REIT—Taxation of Taxable U.S. Stockholders."

If we are unable to execute our business plan successfully, we may not have cash available to pay distributions.

Capitalization

The following table sets forth:

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MortgageIT's actual capitalization as of March 31, 2004;

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our pro forma capitalization as of March 31, 2004 after giving effect to our acquisition of MortgageIT as described under the heading "Our acquisition of MortgageIT," assuming no cash is issued in the reorganization;

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our pro forma capitalization as of March 31, 2004, as adjusted to give effect to the sale of shares of our common stock in this offering at the initial public offering price of $12.00 per share, after deducting the underwriting discount and estimated expenses payable by us in connection with this offering and the application of the net proceeds of the offering as described under the heading "Use of proceeds."

This table should be read in conjunction with the section entitled "Management's discussion and analysis of financial condition and results of operations" and the financial statements and related notes included elsewhere in this prospectus.

	March 31, 2004
	Actual	Pro forma	Pro forma as adjusted

	(dollars in thousands)
Notes payable and other debt	$15,000	$15,000	$15,000
MortgageIT Convertible Redeemable Preferred stock: 22,000,000 shares authorized(1); 15,082,973 shares issued and outstanding	$64,219	$—	$—

Stockholders' equity:
MortgageIT common stock
Class A, $0.01 par value; 24,250,000 shares authorized; 6,250,000 issued and outstanding	63	—	—
Class B—non voting, $0.01 par value; 7,500,000 shares authorized; 377,046 issued and outstanding	3	—	—
Our common stock
Common stock, $0.01 par value, 125,000,000 shares authorized, 1,000 shares issued and outstanding, 5,001,000 shares issued and outstanding pro forma and 19,359,187 shares issued and outstanding pro forma as further adjusted as of March 31, 2004 (2)(3)	—	50	193
Additional paid-in capital	3,893	68,128	228,908
Accumulated deficit	(20,473)	(20,473)	(20,473)

Total stockholders' equity (deficit)	$(16,514)	$47,705	$208,628

Total capitalization	$62,705	$62,705	$223,628

(1)
Comprised of 6.25 million authorized shares of Series A Preferred Stock (liquidation preference, $1.00 per share); 7.0 million authorized shares of Series B Preferred Stock (liquidation preference $6.4151 per share); 6.5 million authorized shares of Series C Preferred Stock (liquidation preference $2.4246 per share); and 2.25 million undesignated authorized shares.

(2)
Does not reflect the issuance of restricted stock or stock options.

(3)
Reflects our retention and retirement of 2,291,666 shares of common stock in connection with the reorganization.

Dilution

The following table provides information as of March 31, 2004 on the ownership of our common stock, the consideration paid to acquire such common stock and the average price per share of such common stock by our officers, directors and affiliates, other existing MortgageIT stockholders and by new investors, assuming that the reorganization and the offering occurred on March 31, 2004. For purposes of the table below, we have not taken offering expenses into consideration. We have also assumed that our outstanding common stock includes the restricted stock we intend to issue to executive officers as described under "Management—Stock and Benefit Plans—2004 Long-Term Incentive Plan."

	Shares Purchased			Total Consideration
						Average Price Per Share
	Number		Percent	Amount	Percent
	(dollars in thousands)
Officers, directors and affiliates	1,488,435	(1)(3)	7.6%	$17,861	7.6%	$12.00
Other existing stockholders	3,487,330	(2)(3)	17.8	41,848	17.8	12.00
New investors	14,600,000		74.6	175,200	74.6	12.00

Total	19,575,765		100.0%	$234,909	100.0%	12.00

(1)
Includes an aggregate of 1,319,877 shares of our common stock assumed to be issued in the reorganization and 168,558 restricted shares of our common stock to be issued in connection with the completion of the offering.

(2)
Includes an aggregate of 3,439,310 shares of our common stock assumed to be issued in the reorganization and 48,020 restricted shares of our common stock to be issued in connection with the completion of the offering.

(3)
Reflects our retention and retirement of an aggregate of 2,291,666 shares in connection with the reorganization.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering and our acquisition of MortgageIT. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of outstanding shares of our common stock, after giving effect to:

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the issuance of 4,759,187 shares of our common stock (which reflects our retention and retirement of 2,291,666 shares) in connection with the reorganization of MortgageIT; and

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the sale of the common stock offered by this prospectus, at the initial public offering price of $12.00 per share, and our receipt of approximately $160.9 million in net proceeds from this offering, after deducting the underwriting discount and commissions as described in "Use of proceeds" and estimated offering expenses.

Our pro forma net tangible book value as of March 31, 2004 would have been approximately $197.0 million, or $10.18 per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $1.82 per share of common stock to new investors. The following table illustrates this dilution.

Initial public offering price	$12.00
Pro forma net tangible book value per share as of March 31, 2004	7.21
Increase in net tangible book value per share to existing stockholders attributable to new investors	2.97
Pro forma net tangible book value per share after this offering	10.18
Dilution per share to new investors	1.82

Our acquisition of MortgageIT

Immediately prior to or concurrently with this offering, we will acquire MortgageIT pursuant to the reorganization, the terms of which are set forth in an agreement and plan of reorganization, dated March 22, 2004, by and among MortgageIT, MortgageIT Holdings, Inc. and MIT Acquisition Corp., hereinafter, the reorganization agreement. This discussion is qualified in its entirety by reference to the complete reorganization agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the reorganization agreement in its entirety. See "Where you can find more information."

STRUCTURE OF THE REORGANIZATION

We recently formed MIT Acquisition Corp. as a wholly-owned subsidiary for the purpose of effecting the reorganization. The reorganization agreement provides that concurrent with or immediately prior to the consummation of this offering, MIT Acquisition Corp. will merge with and into MortgageIT, with MortgageIT as the surviving corporation of the merger. The certificate of incorporation and bylaws of MortgageIT immediately prior to the reorganization will be the certificate of incorporation and bylaws of the surviving corporation. The directors and officers of MortgageIT immediately prior to the reorganization will be the directors and officers of the surviving corporation. The transaction is intended to qualify as a tax free reorganization for U.S. federal income tax purposes. Subsidiaries of MortgageIT (i.e., Home Closer LLC and IPI Skyscraper Mortgage Corporation) will remain as subsidiaries of MortgageIT after the reorganization, and MortgageIT and its subsidiaries will, together with us, elect for MortgageIT and its corporate subsidiaries to be treated as taxable REIT subsidiaries. See "Federal income tax consequences of our status as a REIT—Taxable REIT Subsidiaries."

EXCHANGE OF SHARES

The reorganization agreement provides for how the outstanding shares of MortgageIT's three classes of preferred stock (Series A preferred stock, Series B preferred stock and Series C preferred stock) and two classes of common stock (Class A common stock and Class B common stock) will be treated in the reorganization. Holders of each of the classes of MortgageIT's preferred stock and holders of Class A common stock who have provided MortgageIT with written representations that they are accredited investors shall receive shares of our common stock pursuant to an exchange ratio for each class or series of capital stock, as set forth in the reorganization agreement. All Class B common stockholders will automatically receive shares of our common stock pursuant to the same exchange ratio that applies to holders of MortgageIT's Class A common stock. Those MortgageIT shareholders who have not provided such written representations as to their "accredited" investor status, as well as those stockholders who are "non-accredited" investors, shall receive cash for their shares of MortgageIT preferred or common stock, based on the valuation set forth in the reorganization agreement for the shares of each series or class of MortgageIT stock.

The number of shares of our common stock that any MortgageIT stockholder will receive in the reorganization is based upon exchange ratios for each class or series of stock, which takes into consideration the valuation of MortgageIT, the relative preferences among the outstanding classes or series of stock that MortgageIT has outstanding and the fact that dividends in arrears will continue to accrue through the closing of the reorganization on each series of MortgageIT's outstanding preferred stock, which will also be convertible into our common stock at the closing of the reorganization.

No holder of MortgageIT capital stock shall be entitled to receive fractional shares of our common stock in the reorganization and shall in lieu thereof receive cash (without interest) in an amount determined by multiplying the fractional share interest in our common stock by the initial public offering price for our common stock.

The reorganization agreement provides that we shall acquire MortgageIT for aggregate consideration equal to $87.5 million, which was arrived at on the basis of discussions among the senior management and some of the larger stockholders of MortgageIT and the representatives of the underwriters. In determining the valuation, we considered and analyzed MortgageIT's historical and anticipated earnings, cash flow, assets, liabilities and prospects. We also reviewed financial and stock market information of publicly traded residential mortgage REITs and other lenders to arrive at comparable company means for price ratios. We did not receive any fairness opinion in connection with the valuation. As a result, the valuation of MortgageIT does not represent an arms-length transaction, and may be greater than MortgageIT's actual fair market value.

Since the execution of the reorganization agreement in March 2004, the stock market valuations of both residential mortgage banking companies and residential mortgage REITs in general have declined. Such decline is due, in part, to the increase in market rates of interest that occurred over such period as well as the prospects for future increases in interest rates. Against the backdrop of this decline, certain prospective investors have concluded that the valuation of MortgageIT should be approximately $60.0 million as opposed to $87.5 million. As a result, in July 2004, eleven stockholders of MortgageIT (consisting of eight institutional accredited investors and the three co-founders of MortgageIT) agreed that in connection with the closing of the reorganization, they would accept a lower amount of merger consideration in order to reduce the aggregate merger consideration to $60.0 million. The eleven stockholders have instructed us to retain an aggregate of $27.5 million of our common stock upon its issuance as merger consideration. We will retire that common stock immediately prior to the offering. This will result in an aggregate of $60.0 million of consideration being paid to MortgageIT stockholders, but will not affect the value of the stock to be issued in the offering.

As a result of the foregoing, we expect to issue 4,759,187 shares of our common stock (which reflects our retention and retirement of a total of 2,291,666 shares) and pay approximately $2.2 million in cash to MortgageIT stockholders (excluding option holders) in the reorganization.

TREATMENT OF MORTGAGEIT OPTIONS

Each holder of an option to purchase shares of Class B common stock of MortgageIT who enters into a cancellation agreement with MortgageIT prior to completion of the reorganization shall be entitled to receive, at the effective time of the reorganization, for each option, a cash payment equal to the difference between the (i) cash consideration paid to holders of Class A common stock in exchange for shares of MortgageIT's Class A common stock and (ii) the applicable option exercise price. Any options that are not cancelled in this manner will be terminated. Based upon the initial public offering price of $12.00 per share and assuming no options are exercised, approximately $708,000 shall be paid to option holders in connection with the completion of the reorganization and the cancellation of such options.

COMPLETION OF THE REORGANIZATION

The merger of MortgageIT with and into MIT Acquisition Corp. will become effective at the time the certificate of merger is accepted for filing by the Department of State of New York in accordance with New York Business Corporation Law, or later if so specified in the certificate of merger. It is anticipated that the reorganization will be consummated immediately prior to or concurrent with this offering.

COVENANTS OF THE PARTIES

Pending consummation of the reorganization, MortgageIT will, and will cause each of its subsidiaries to, among other things, conduct its business in the ordinary and usual course consistent with past practice and use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself the goodwill of the customers of MortgageIT and its subsidiaries and others with whom business relations exist.

CONDITIONS TO COMPLETION OF THE REORGANIZATION

Each party's obligation to effect the reorganization is subject to the satisfaction or waiver of the following conditions:

–>
a valuation of MortgageIT of no less than the amount set forth in the reorganization agreement; and

–>
the consummation of this offering in which the gross proceeds we receive, before deducting underwriting discounts and commissions, equal or exceed $175.0 million.

TERMINATION OF THE REORGANIZATION AGREEMENT

The reorganization agreement provides that it may be terminated and the reorganization abandoned at any time prior to its completion, before or after approval of the reorganization agreement by the stockholders of MortgageIT, by mutual agreement of MortgageIT and us or by either party if the reorganization has not been completed prior to June 30, 2004. Notwithstanding the above, the reorganization agreement automatically terminates upon termination, withdrawal or abandonment of this offering.

VOTING AGREEMENTS

In connection with the reorganization agreement, MortgageIT has entered into identical voting agreements with the holders of not less than 66 2/3% of each class of MortgageIT's preferred stock and a majority of the total voting power of MortgageIT. Each person or entity that signed a voting agreement:

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approved of the transactions contemplated by the reorganization agreement; and

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agreed not to sell, transfer, pledge, encumber or otherwise transfer (i) the shares of MortgageIT capital stock, or any interest therein or any voting power in relation thereto, held by such stockholder prior to consummation of the reorganization or (ii) any shares of our common stock which is received in the reorganization for a period of not less than 180 days from the pricing of our offering without the approval of the managing underwriters of such offering.

In addition, MortgageIT has entered into an amendment to the outstanding shareholder agreement with not less than 66 2/3% of each class of MortgageIT's preferred stock and Class A common stock to facilitate the reorganization and to provide for the termination of such agreement upon consummation of the reorganization.

REGISTRATION RIGHTS

The holders of MortgageIT's three classes of preferred stock who represent that they are accredited investors and receive our common stock in the reorganization will also have registration rights with respect to such common stock. For a discussion of such registration rights, see "Shares eligible for future sale—Registration Rights of Certain Holders."

ACCOUNTING CONSEQUENCES

We will account for our acquisition of MortgageIT as a recapitalization of MortgageIT. Accordingly, we will initially recognize the assets and liabilities of MortgageIT at their carrying amounts in the accounts of MortgageIT at the date of transfer.

Selected historical and pro forma financial data of MortgageIT

You should read the following summary historical and pro forma financial data in conjunction with MortgageIT's historical consolidated financial statements and related notes thereto and "Management's discussion and analysis of financial condition and results of operations," which are included elsewhere in this prospectus.

The historical financial data set forth below reflects our business strategy before the completion of this offering. Accordingly, our historical financial results will not be indicative of our future performance (in part due to our expected strategy of retaining on our balance sheet certain originated loans which will proportionately reduce the number of loans we sell to third party investors and which may cause our total gains on sale under generally accepted accounting principles to be lower than we have historically recognized). We have not presented historical financial information for MortgageIT Holdings, Inc. because we were formed on March 17, 2004 and, consequently, had no operations through the period ended March 31, 2004. In addition, MortgageIT Holdings, Inc. will conduct no operations prior to the closing of the offering and has nominal assets and liabilities. Accordingly, the financial information presented is that of its predecessor, MortgageIT.

The summary historical balance sheet and statement of operations data as of and for the years ended December 31, 2003, 2002 and 2001 of MortgageIT have been derived from the historical financial statements of MortgageIT audited by BDO Seidman, LLP, our independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The selected financial information for the periods ended December 31, 2000 and 1999 have been derived from prior year historical financial statements of MortgageIT audited by Ernst & Young LLP. The summary historical balance sheet and statement of operations data as of and for the three months ended March 31, 2004 and 2003 have been derived from the historical unaudited financial statements of MortgageIT included in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements.

Unaudited pro forma net income (loss) per share assumes the exchange of all common shares of MortgageIT pursuant to the reorganization on a retroactive basis for all periods presented. Unaudited pro forma net income available to common stockholders per share assumes the exchange of all common and preferred shares of MortgageIT pursuant to the reorganization on January 1, 2003.

	Three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999

	(unaudited)
	(dollars in thousands, except per share and share amounts)
Operating Data:
Revenues:
Gains on sale of mortgage loans	$15,768	$16,862	$80,764	$41,713	$18,817	$1,462	$466
Brokerage revenues	8,745	14,349	63,030	50,218	8,834	397	62
Interest income	5,317	5,345	24,324	18,215	13,933	2,579	129
Interest expense	(2,546)	(3,077)	(13,604)	(10,278)	(11,198)	(2,050)	—

Net interest income	2,771	2,267	10,720	7,937	2,735	529	129
Other	7	872	980	216	—	266	—

Total revenues	27,291	34,350	155,494	100,084	30,386	2,654	657
Operating expenses:
Compensation and employee benefits	16,531	17,280	77,851	54,844	16,769	7,160	1,558
Processing expenses	3,446	5,646	27,828	16,235	9,000	894	169
General and administrative expenses	2,317	2,106	9,867	7,719	3,896	1,467	337
Marketing, loan acquisition and business development	1,050	1,428	6,504	5,062	1,844	3,055	2,023
Rent	1,814	1,537	6,483	4,738	1,477	1,338	253
Professional fees	587	582	2,930	1,918	687	977	616
Depreciation and amortization	626	610	2,408	1,890	1,010	567	76

Total operating expenses	26,372	29,189	133,871	92,406	34,683	15,458	5,032

Income (loss) before income taxes	919	5,161	21,623	7,678	(4,297)	(12,804)	(4,375)
Income taxes	375	937	3,854	252	107	—	—
Net income (loss)	545	4,224	17,769	7,426	(4,404)	(12,804)	(4,375)

Dividends on convertible redeemable preferred stock, accrued and unpaid	1,661	1,503	6,299	5,758	8,029	2,577	307

Net income (loss) attributable to common stockholders	$(1,116)	$2,721	$11,470	$1,669	$(12,433)	$(15,381)	$(4,682)

Net income (loss) per share:
Basic	$(0.17)	$0.41	$1.73	$0.25	$(1.89)	$(2.40)	$(0.75)
Diluted	$(0.17)	$0.16	$0.64	$0.18	$(1.89)	$(2.40)	$(0.75)
Weighted average shares outstanding, basic	6,627,046	6,615,597	6,627,046	6,578,447	6,575,643	6,403,733	6,250,000
Weighted average shares outstanding, diluted	6,627,046	27,168,558	27,897,603	19,952,336	6,575,643	6,403,733	6,250,000
Pro forma amounts (unaudited):
Net income (loss) per share assuming exchange of MortgageIT common stock only(1):
Basic	$(2.16)	$5.26	$22.15	$3.25	$(24.20)	$(30.74)	$(9.59)
Diluted	$(2.16)	$0.94	$3.83	$1.74	$(24.20)	$(30.74)	$(9.59)
Weighted average shares outstanding, basic	517,835	516,940	517,835	514,037	513,818	500,385	488,373
Weighted average shares outstanding, diluted	517,835	4,497,606	4,644,053	4,279,392	513,818	500,385	488,373
Income available to common stockholders assuming exchange of MortgageIT common stock and preferred stock(2)	$545		$17,769
Net income available to common stockholders per share:
Basic	$0.11		$3.55
Diluted	$0.11		$3.55
Weighted average shares outstanding, basic	5,000,000		5,000,000
Weighted average shares outstanding, diluted	5,000,000		5,000,000

(1)
Reflects the impact on net income (loss) per share, on a retroactive basis, for all periods presented, assuming each share of our common stock is exchanged for approximately 12.80 shares of MortgageIT, and assuming the retention and retirement of common stock pursuant to the reorganization. Does not give effect to the offering.

(2)
Reflects the impact on net income available to common stockholders per share assuming the exchange of all common and preferred shares of MortgageIT pursuant to the reorganization had occurred on January 1, 2003 (assuming each share of our common stock is exchanged for approximately 12.80 shares of MortgageIT, no cash is issued in the reorganization and 2,291,666 shares are retained and retired in connection with the reorganization. Notwithstanding such assumption, we expect to pay up to $2.9 million of cash in connection with the reorganization (which includes a cash-out of stock options and cash payments to certain MortgageIT stockholders who either did not submit a vote in connection with the reorganization or who did not certify that they were accredited investors pursuant to applicable securities laws). Does not give effect to the offering.

	Three months ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999

	(dollars in thousands)
Other Data:
Purchase originations	$833,276	$641,433	$3,366,837	$2,460,245	$1,018,772	$237,476	N/A
Refinancing originations	1,343,214	1,981,541	8,529,449	4,972,621	1,915,184	91,928	N/A

Total originations	$2,176,490	$2,622,974	$11,896,286	$7,432,866	$2,933,956	$329,404	N/A

Fixed-rate originations	$1,590,392	$2,213,235	$9,225,722	$6,300,949	$2,891,812	$270,644	N/A
Adjustable-rate originations	586,098	409,739	2,670,564	1,131,917	42,144	58,760	N/A

Total originations	$2,176,490	$2,622,974	$11,896,286	$7,432,866	$2,933,956	$329,404	N/A

Weighted average middle FICO credit score	717	717	718	709	694	714	N/A
Total mortgage whole loan sales	$1,318,625	$1,805,713	$8,048,959	$5,422,590	$2,826,868	$255,535	N/A
Brokered originations	501,614	809,542	3,631,476	2,003,243	106,878	84,196	N/A
Weighted average first lien principal balance of loan originations	211.8	194.7	200.6	183.9	130.9	158.3	N/A
Weighted average first lien loan-to-value ratio of loan originations	71.96%	70.44%	72.02%	71.87%	78.59%	76.63%	N/A
Percentage of 1-family loan originations to total loan originations	74.8	76.4	75.5	76.2	81.4	88.6	N/A
Percentage of co-op apartment loan originations to total loan originations	3.4	7.4	7.0	6.8	0.3	0.4	N/A
Weighted average whole loan sales price as a percent of par	102.66	103.06	102.38	102.78	101.96	101.72	N/A
Operating expense as a percent of total loans originated(1)	1.21	1.11	1.13	1.24	1.18	4.69	N/A
Return on average assets	0.13	0.97	4.15	1.48	(1.47)	(35.20)	(74.81)
Number of branches at period end	33	25	31	24	20	4	1
Number of employees at period end	1,246	1,251	1,285	1,002	475	65	30
			December 31,
	March 31, 2004
			2003		2002	2001	2000	1999

	Pro forma(2)	Actual	Pro forma(2)	Actual
	(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and equivalents	$20,659	$20,659	$22,261	$22,261	$2,104	$3,418	$10,342	$261
Restricted cash	1,600	1,600	1,517	1,517	5,106	2,240	2,279	1,165
Marketable securities held to maturity	1,419	1,419	1,419	1,419	1,398	1,649	2,294	—
Mortgage loans held for sale	427,585	427,585	322,012	322,012	435,729	504,146	51,887	—
Receivables, net of allowance	16,073	16,073	10,301	10,301	15,137	7,842	113	68
Prepaids and other current assets	6,442	6,442	5,480	5,480	4,250	1,853	372	469
Goodwill	11,639	11,639	11,665	11,665	8,250	5,845	287	—
Property and equipment	4,997	4,997	5,324	5,325	4,091	2,505	2,253	961

Total assets	$490,414	$490,414	$379,980	$379,980	$476,066	$529,497	$69,826	$2,924

Warehouse lines payable	$403,216	$403,216	$300,699	$300,699	$413,916	$490,713	$51,563	$—
Notes payable and other debt	15,000	15,000	1,125	1,125	6,250	3,155	—	—
Accounts payable	1,032	1,032	1,938	1,938	2,960	2,137	286	160
Accrued expenses	20,607	20,607	26,462	26,462	20,376	8,620	647	852
Other liabilities	2,854	2,854	2,596	2,596	3,173	3,101	1,794	7

Total liabilities	442,709	442,709	332,820	332,820	446,675	507,725	54,290	1,019
Convertible redeemable preferred stock	—	64,219	—	62,557	56,259	50,501	35,056	6,557
Total stockholders' equity	47,705	(16,514)	47,160	(15,397)	(26,868)	(28,729)	(19,520)	(4,652)

Total capitalization	$62,705	$62,705	$47,160	$47,160	$29,391	$21,772	$15,536	$1,905

(1)
Total operating expenses divided by total originations, as measured by original principal balance.

(2)
Reflects the consummation of the reorganization as described under the heading "Our Acquisition of MortgageIT," assuming no cash is issued, but not the offering.

Management's discussion and analysis of financial condition and results of operations

The following should be read in conjunction with our consolidated financial statements and notes thereto contained elsewhere in this prospectus.

GENERAL

We intend to build a leveraged portfolio of single-family residential mortgage loans comprised largely of prime ARM loans and hybrid ARM loans, which are loans that have an initial fixed-rate period followed by an adjustable-rate period. Our portfolio of mortgage loans will primarily consist of loans purchased from and originated by the retail and wholesale operations of our subsidiaries. While we are originating and building our portfolio of ARM and hybrid ARM loans, we intend to use a portion of the proceeds of this offering to purchase from one or more third parties on a leveraged basis residential mortgage-backed securities guaranteed by a government sponsored entity or rated investment grade by a nationally recognized statistical rating agency.

Upon completion of the reorganization and the offering, we will acquire MortgageIT and retain it as a wholly owned subsidiary. MortgageIT will continue to operate in substantially the same manner as it has historically. MortgageIT's operations essentially consist of:

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retail operations, including both brokered loans and funded loans held for sale, that are originated by MortgageIT through its wholly owned subsidiary, IPI Skyscraper Mortgage Corporation, and through MortgageIT's Internet Division;

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wholesale operations, whereby loans are originated through other retail loan brokers and correspondents and funded by MortgageIT through its MIT Lending Division;

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subprime operations, including both retail loans originated through MortgageIT's Primetime Division, and wholesale loans originated through MortgageIT's New Beginnings Division; and

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mortgage loan settlement services and ancillary products through MortgageIT's subsidiary, Home Closer LLC.

MortgageIT brokers and funds residential mortgage loans of all types, with a particular focus on prime adjustable- and fixed-rate, first lien, single-family residential mortgage loans. MortgageIT commenced retail and wholesale operations in subprime loans in mid-to-late 2003. Historically, MortgageIT has sold all of the loans it originates through both its retail and wholesale operations to third party mortgage lenders. MortgageIT does not currently service any loans, except for loans which are held in MortgageIT's portfolio pending sale, which MortgageIT services in-house for a limited period of time. Following this offering, we will service loans that MortgageIT originates and retain in our portfolio through a subservicer. Generally, we expect to continue to sell the fixed rate loans originated through MortgageIT to third parties as well as any ARM or hybrid ARM loans MortgageIT originates that do not meet our investment criteria or portfolio requirements. We may also include in our mortgage loan portfolio loans acquired in bulk pools from other originators and securities dealers. We expect to qualify, and will elect to be taxed, as a REIT under the Code, commencing with our short taxable year beginning on the day on which our S corporation election is terminated and ending December 31, 2004. MortgageIT and its subsidiaries will, together with us, elect for MortgageIT and its subsidiaries to be treated as taxable REIT subsidiaries of ours after completion of our acquisition of MortgageIT and this offering.

We are currently exploring forming a new subsidiary, which will originate ARM and hybrid ARM loans for retention in our portfolio and would be treated as a "qualified REIT subsidiary" for federal income tax purposes. A "qualified REIT subsidiary" is not subject to the same types of limitations nor is it a fully taxable corporation as MortgageIT is as a "taxable REIT subsidiary." Consequently, the utilization of a "qualified REIT subsidiary" in order to originate ARM and hybrid ARM loans for retention in our portfolio would result in certain tax savings for us on a consolidated basis.

MortgageIT has historically generated revenues through the origination and subsequent sale of mortgage loans and the brokering of mortgage loans sourced through both its retail and wholesale loan operations. These revenues are primarily made up of loan brokerage revenues, gain on sale of mortgage loans and net interest income. Brokerage revenues consist of fees and commissions earned by brokering mortgage loans to third party lenders. Gain on sale of mortgage loans consists of the gain on the sale of mortgage loans, which are sold to investors generally within 30 to 45 days of funding. This gain is recognized based on the difference between the net sales proceeds and the carrying value of the mortgage loans sold and is recognized at the time of sale. The carrying value of the mortgage loans sold includes certain loan-related fees collected from the borrowers, and certain direct origination costs. Net interest income consists of the difference between interest received by MortgageIT on its mortgage loans held for sale and interest paid to our warehouse lenders. Interest on mortgage loans held for sale accrues on loans from the date of funding through the date of sale.

MortgageIT's operating expenses to date have consisted primarily of:

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compensation and employee benefits;

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mortgage loan processing expenses;

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general and administrative expenses;

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marketing, loan acquisitions and business development;

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rent expense;

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professional fees; and

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depreciation and amortization expense.

A substantial portion of MortgageIT's expenses are variable in nature. Loan origination commissions are paid only upon the origination of the mortgage loan, making them 100% variable. Administrative and corporate salaries, benefits and other related payroll costs may fluctuate based upon management's assessment of current and predicted future levels of mortgage loan origination volume.

Seasonality affects the mortgage industry, as loan originations are typically at their lowest levels during the first and fourth quarters due to a reduced level of home buying activity during the winter months. Loan originations generally increase during the warmer months, beginning in March and continuing through October. As a result, MortgageIT may experience higher earnings in the second and third quarters and lower earnings in the first and fourth quarters.

Interest rate and economic cycles also affect the mortgage industry, as loan originations typically fall in rising interest rate environments. During these periods, refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. Due to stable and decreasing interest rate environments in recent years, MortgageIT's recent performance to date may not be indicative of results in rising interest rate environments. In addition, MortgageIT's recent and rapid growth may distort some of its ratios and financial statistics and may make period-to-period comparisons difficult. Because of this growth, MortgageIT's earnings performance to date may be of little relevance in predicting future performance. Furthermore, MortgageIT's financial statistics may not be indicative of its results in future periods.

MortgageIT originates mortgage loans to finance both home purchases, referred to as purchase mortgages, and refinancings of existing mortgage loans. For the three months ended March 31, 2004 and the year ended on December 31, 2003, MortgageIT's purchase loan originations represented approximately 38.3% and 28.3%, respectively, of MortgageIT's total residential mortgage loan originations as measured by principal balance, as compared to an industry average of approximately 34.0%, according to the February 17, 2004 report of the Mortgage Bankers Association of America. MortgageIT's average volume of purchase mortgage loans relative to total originations was 33.1% and 34.7% for the years ended December 31, 2002 and 2001, respectively.

As a result of the reorganization and this offering, combined with our REIT election, there will be significant changes to certain of our accounting policies and to our consolidated financial statements as compared to MortgageIT's historical accounting policies and consolidated financial statements, which changes are discussed below under the captions "—Critical Accounting Estimates" and "—Forward Looking Financial Statement Effects." Because of these changes, MortgageIT's historic financial results, as discussed in this section, are not necessarily indicative of our future performance following completion of this offering, as the financial results of MortgageIT will represent only one segment of our future financial performance. The primary change to our consolidated financial statements will be the inclusion of loans held for investment and, to a lesser extent, mortgage-backed and other securities held for investment. MortgageIT has historically generated revenues consisting of gain on sale of mortgage loans, loan brokerage revenues and, to a lesser extent, net interest income (consisting of interest earned during the short duration (30 to 60 days) that the loans are held for sale). Following the reorganization and the offering, a substantial portion of our consolidated revenues will consist of net interest income, since our business will consist primarily of holding loans in our portfolio. MortgageIT will continue to generate gains on sale of mortgage loans and loan brokerage revenues. However, following the reorganization, such revenues will comprise a smaller percentage of our total revenues. Following the reorganization, our interest expense will increase as a result of the funding utilized to acquire mortgage assets and retain them in our portfolio.

In addition, after the reorganization, we will incur incremental operating expenses related to our investment activities. These expenses will primarily consist of compensation expense relating to portfolio management and outsourced servicing expense with respect to the mortgage loans to be held in our portfolio.

We intend to issue stock options and restricted stock to certain directors and employees in connection with the completion of the offering. We intend to issue 1,050,875 stock options at the intitial public offering price, which will vest and become exercisable over a three year period from the date of grant. Pursuant to generally accepted accounting principles currently in effect, we will not record compensation expense in connection with the award of stock options. We also intend to grant 216,578 shares of restricted stock that will vest over a three year period from the date of grant. Based upon the initial public offering price of $12.00 per share, we will record approximately $2,600,000 of compensation expense, which will be amortized over the three year vesting period starting from the date of such awards. For more information, see "Management—Stock and Benefit Plans."

At March 31, 2004, MortgageIT had $490.4 million of total assets, consisting primarily of $427.6 million of mortgage loans held for sale. In connection with the reorganization and the offering, MortgageIT does not intend to sell any of its assets except for its mortgage loans which are held for sale.

CRITICAL ACCOUNTING ESTIMATES

Management's discussion and analysis of MortgageIT's financial condition and results of operations is based on the amounts reported in MortgageIT's historical consolidated financial statements included elsewhere in this prospectus. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, many of which require the use of estimates, judgments and assumptions that affect reported amounts. Changes in the estimates and assumptions could have a material effect on these consolidated financial statements. In accordance with recent Securities and Exchange Commission guidance, those material accounting policies that we believe are the most critical to an investor's understanding of MortgageIT's financial results and condition and require complex management judgment have been described below. Following completion of this offering, we will continue to apply these accounting policies except where otherwise noted in this section or below under the caption "—Forward-Looking Financial Statements Effects."

Mortgage loans held for sale

At March 31, 2004, MortgageIT had approximately $427.6 million of mortgage loans held for sale. Loans held for sale are carried at the principal amount outstanding net of deferred origination costs and fees and any premiums or discounts. The carrying amount is adjusted to reflect the fair value of the loans as applicable through fair value hedging. The mortgages are carried at the lower of the adjusted carrying amount or market value, as determined by outstanding loan purchase commitments from investors, or prevailing secondary mortgage market prices, as determined from available investors pricing information, and is calculated on an aggregate loan basis. Determining market value requires management's judgment in determining how the market would value a particular mortgage loan based on characteristics of the loan and available market information. The market value estimates may not necessarily be indicative of the amounts we could realize in a current market sale.

Derivative financial investments and hedging activities

MortgageIT utilizes derivatives in connection with its interest rate risk management activities. In accordance with Statement of Financial Accounting Standards, or "SFAS," No. 133, "Accounting for Derivative Investments and Hedging Activities," all derivative instruments are recorded at fair value. The derivatives used by MortgageIT in conjunction with its interest rate risk management activities with respect to mortgage loans held for sale qualify for hedge accounting under SFAS No. 133. To qualify for hedge accounting under SFAS No. 133, MortgageIT must demonstrate, on an ongoing basis, that its interest rate risk management activity is highly effective. MortgageIT determines the effectiveness of its interest rate risk management activities using standard statistical measures. If MortgageIT is unable to qualify certain of its interest rate risk management activities for hedge accounting, then the change in fair value of the associated derivative financial instruments would be reflected in current period earnings, but the change in fair value of the related asset or liability may not, thus creating a possible earnings mismatch.

Risk management of the mortgage loan pipeline

In connection with its mortgage loan origination activities, MortgageIT issues interest rate lock commitments, or "IRLCs," to loan applicants and financial intermediaries. The IRLCs guarantee the loan terms, subject to credit approval, for a period of time while the application is in process, typically between 15 and 30 days. IRLCs are derivative instruments as defined by SFAS No. 133 and, therefore, are required to be recorded at fair value with changes in fair value reflected in current period earnings. However, unlike most other derivative instruments, there is no active market for IRLCs that can be used to determine an IRLC's fair value. Consequently, MortgageIT has developed a methodology for estimating the fair value of its IRLCs.

MortgageIT estimates the fair value of an IRLC based on an estimate of the ultimate gain on sale of the underlying mortgage loan net of the estimated cost to originate the loan, given the probability that the loan will fund within the terms of the IRLC. The change in fair value of the underlying mortgage loan is determined using the same methodology that is used for loans held for sale that are not yet allocated to an investor commitment. The change in fair value of the underlying mortgage loan is measured from the lock date. Therefore, at the time of issuance, the estimated fair value of an IRLC is negligible. After issuance, the value of an IRLC can be either positive or negative, depending on the change in value of the underlying mortgage loan. The probability that the underlying loan will fund is driven by a number of factors, in particular, the change, if any, in mortgage rates after the lock date. In general, the probability of funding increases if mortgage rates rise and decreases if mortgage rates fall. This is due primarily to the relative attractiveness of current mortgage rates compared to the applicant's committed rate. The probability that a loan will fund within the terms of the IRLC also is influenced by the source of the applicant, age of the applicant, purpose for the loans (purchase or refinance) and the application approval rate. MortgageIT has developed funding ratio estimates using its historical empirical data that take into account all of these variables, as well as renegotiations of rate and point commitments that tend to occur when mortgage rates fall. These estimates are utilized to estimate the quantity of loans that will fund within the terms of the IRLCs.

Risk management of mortgage loans held for sale

Once an IRLC is created or a loan has been funded, MortgageIT's risk management objective is to protect earnings to the extent possible from an unexpected change in the fair value of either the IRLCs or mortgage loans held for sale. MortgageIT's strategy is to utilize sales and purchases of mortgage-backed securities and forward delivery contracts on mortgage-backed securities to hedge both its IRLCs and unallocated mortgage loans held for sale. At the inception of the hedge, MortgageIT formally documents the relationship between the forward delivery contracts and the IRLCs and mortgage inventory, as well as its objective and strategy for undertaking the hedge transactions. The notional amount of the forward delivery contracts, along with the underlying rate and terms of the contracts, are equivalent to the unpaid principal amount of the loans underlying the IRLCs and the mortgage inventory being hedged; hence, the forward delivery contracts effectively fix the forward sales price and thereby substantially eliminate interest rate and price risk to MortgageIT. MortgageIT classifies and accounts for these forward delivery contracts with respect to loans held for sale as fair value hedges. The derivatives are carried at fair value with the changes in fair value recorded into current period earnings. When the hedges are deemed to be highly effective, the carrying value of both the IRLCs and the hedged mortgage loans held for sale are adjusted for changes in fair value during the hedge period.

Termination of hedging relationships

MortgageIT employs a number of risk management monitoring procedures that are designed to ensure that its hedging arrangements are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value of the hedged item. Additionally, MortgageIT may elect, pursuant to SFAS No. 133, to re-designate a hedge relationship during an interim period and re-designate upon the rebalancing of a hedge relationship. If hedge accounting is discontinued, MortgageIT will continue to carry the derivative instruments on its balance sheet at fair value with changes in their value recorded to current period earnings.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets attributable to business acquisitions. In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, MortgageIT no longer amortizes goodwill, but instead tests for impairment at least annually. MortgageIT will test for impairment more frequently if events or circumstances indicate that an asset may be impaired. In accordance with SFAS No. 142, MortgageIT tests for impairment by comparing the fair value of goodwill, as determined by using a discounted cash flow method, with its carrying value. Any excess of carrying value over the fair value of the goodwill would be recognized as an impairment loss in continuing operations. The discounted cash flow calculation includes a forecast of the expected future loan originations and the related revenues and expense associated with business acquisitions. These cash flows are discounted using an appropriate interest rate that is consistent with management's required return on invested capital. At December 31, 2003, there was no impairment of goodwill.

FORWARD-LOOKING FINANCIAL STATEMENTS EFFECTS

As a result of the proposed changes in the way we will conduct our business after this offering, we believe it is important to describe the differences that an investor would expect to see in our future consolidated financial statements.

Following this offering, we intend to retain in our portfolio substantially all of the ARM loans and hybrid ARM loans that MortgageIT originates and that meet our investment criteria and portfolio requirements. Consistent with the Code's REIT requirements, we will purchase loans from MortgageIT at market value. MortgageIT will determine market value by using the median of three competitive price indications from independent parties in determining the consideration to be paid by us to MortgageIT. MortgageIT has not historically serviced loans except for a limited period of time between the time a loan is originated and eventually sold. Following this offering, we will service loans that MortgageIT originates for us through a subservicer. Servicing primarily consists of collecting monthly payments from mortgage borrowers, and disbursing those funds to the appropriate loan investors.

We may also include in our portfolio loans acquired in bulk pools from other originators and securities dealers. Mortgage loans held for investment will be recorded net of deferred loan origination fees and associated direct costs. Mortgage loan origination fees and associated direct mortgage loan origination costs on mortgage loans held-in-portfolio will be deferred and amortized over the estimated life of the loans as an adjustment to yield using the level yield method. The estimated life of the loans will reflect our estimated rate of future mortgage loan prepayments.

Interest will be recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of our management, it is collectible. The accrual of interest on loans will be discontinued when, in management's opinion, the interest is not collectible in the normal course of business, but in no case will interest be accrued beyond when payment on a loan becomes 90 days delinquent.

MortgageIT's historical operations had an insignificant amount of loan losses due to default or non-performance on the loans primarily because mortgage loans were sold soon after being originated. When we hold loans for investment, we will record an allowance for loan losses reflecting our estimate of future loan default losses. Our portfolio of mortgage loans held for investment will be collectively evaluated for impairment as the loans will be homogeneous in nature. The allowance will be based upon management's assessment of the various risk factors affecting our mortgage loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value ratios, delinquency status, historical credit losses, purchased mortgage insurance and other factors deemed to warrant consideration. The allowance will be maintained through ongoing loss provisions charged to operating income and will be reduced by loans that are charged off. Determining the allowance for loan losses is subjective in nature due to the estimates required and the potential for imprecision. This will be a critical accounting policy and our management intends to create methodologies to assist in the periodic and reasonable calculation of the allowance.

As we build our portfolio of loans held for investment, we will also make certain changes to our balance sheet. MortgageIT currently reports "Mortgage loans held for sale" consisting of fixed-rate and adjustable-rate loans, at fair value. Since we intend to continue to sell all of MortgageIT's fixed-rate loans, we will continue to record them as "Mortgage loans held for sale" which will also include any adjustable-rate loans which MortgageIT intends to sell. We will report adjustable-rate loans that we retain in our portfolio as "Mortgage loans held for securitization," "Mortgage loans held for investment" or "Mortgage loans collateralizing debt obligations," depending on the corresponding disposition of individual loans as of the reporting date.

NEW ACCOUNTING POLICIES

Upon completion of this offering, we expect to apply the following critical accounting policies, in addition to those discussed above.

Accounting for transfers and servicing of financial assets

We may regularly securitize mortgage loans by transferring mortgage loans to independent trusts which issue securities collateralized by the mortgage loans transferred into these independent trusts. We will generally retain interests in all or some of the securities issued by the trusts. Certain of the securitization agreements may require us to repurchase loans that are found to have legal deficiencies, after the date of transfer. The accounting treatment for transfers of assets upon securitization depends on whether or not we have retained control over the transferred assets. We will service, through a subservicer, loans that MortgageIT originates for us for retention in our portfolio.

As we begin to generate and retain a portfolio of loans for securitization, we will comply with the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," or SFAS No. 140, related to each securitization. Depending on the structure of the securitization, it will either be treated as a sale or secured financing for financial statement purposes. We anticipate that our securitizations will be treated as secured financings under SFAS No. 140. Our strategy of retaining ownership of certain mortgage loans held for investment and included in our securitization pools will reduce the number of loans MortgageIT sells to third party investors and, therefore, our total gains on sales of mortgage loans for financial accounting purposes may be lower than MortgageIT has historically recognized.

Managing interest rate risk

We may hedge the aggregate risk of interest rate fluctuations with respect to our hybrid ARM loans. Some or all of the following financial instruments may be used for hedging interest rate risk: interest rate swaps and Eurodollar contracts, interest rate caps and other instruments that may be determined to be advantageous and are permitted under the hedging policy that will be adopted by our board of directors and is described under "—Risk Management."

To qualify for cash flow hedge accounting, interest rate swaps, Eurodollar contracts, interest rate caps and other derivative instruments must meet certain criteria, including:

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that the items to be hedged are exposed to interest rate risk; and

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that the derivative instruments are highly effective in reducing our exposure to interest rate risk.

Correlation and effectiveness of these hedging instruments are periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged.

For derivative instruments that are designated and qualify as a cash flow hedge (meaning hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument will be reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, will be recognized in current earnings during the period of change.

With respect to hedging instruments that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, these instruments will be recognized as current income or loss.

Derivative financial instruments contain credit risk to the extent that the institutional counterparties may be unable to meet the terms of the agreements. We expect to minimize this risk by using multiple counterparties and limiting our counterparties to major financial institutions with good credit ratings. In addition, we plan to regularly monitor the potential risk of loss with any one party resulting from this type of credit risk. Accordingly, we do not expect any material losses as a result of default by other parties.

Recognition of interest income and impairment on purchased and retained beneficial interests in securitized financial assets

As previously described herein, we plan to regularly securitize our mortgage loans and retain beneficial interests created. For certain of our retained beneficial interests in securitized financial assets (other than beneficial interests of high credit quality, sufficiently collateralized to ensure that the possibility of credit loss is remote, or that cannot contractually be prepaid or otherwise settled in such a way that we would not recover substantially all of our recorded investment) we will follow the guidance in Financial Accounting Standards Board Emerging Issues Task Force Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" or EITF 99-20. Accordingly, on a quarterly basis, if significant changes in estimated cash flows generated from the securitized asset's underlying collateral from the cash flows previously estimated occur due to actual prepayment or credit loss experience, we will calculate revised yields based on the current amortized cost of the investment (including any other-than-temporary impairments recognized to date) and the revised cash flows. The revised yields are then applied prospectively to recognize interest income.

Additionally, unless our retained interest in the loan held in our portfolio is accounted for as a secured financing under EITF 99-20, when significant changes in estimated cash flows from the cash flows previously estimated occur due to actual prepayment or credit loss experience, and the present value of the revised cash flows using the current expected yield is less than the present value of the previously estimated remaining cash flows (adjusted for cash receipts during the intervening period), an other-than-temporary impairment is deemed to have occurred. Accordingly, the security would be written down to the fair value with the resulting change being included in income, and a new cost basis established. In both instances, the original discount or premium would be written off when the new cost basis is established. After taking into account the effect of the impairment charge, income is recognized under EITF 99-20, as applicable, using the market yield for the security used in establishing the write-down.

Basis of presentation and principles of consolidation

Following completion of the reorganization and this offering, our consolidated financial statements will include the accounts of MortgageIT Holdings, Inc. and the accounts of its subsidiaries, including MortgageIT, which will be a taxable REIT subsidiary. All material intercompany accounts and transactions will be eliminated in consolidation.

Our acquisition of MortgageIT will be accounted for as a recapitalization. Accordingly, we will initially recognize the assets and liabilities of MortgageIT at their carrying amount in the accounts of MortgageIT at the date of transfer.

Accounting for stock-based compensation

When we issue stock-based compensation in conjunction with our new corporate structure, we will be required to account for the stock-based compensation under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-based Compensation" or SFAS No. 123. As allowed by SFAS No. 123, we will account for stock based compensation using the intrinsic value method prescribed by the Accounting Principals Board Opinion No. 25.

REIT compliance

We intend to qualify, and will elect to be taxed as a REIT, for federal income tax purposes. MortgageIT will continue as a mortgage origination subsidiary and we will make an election, together with MortgageIT, to treat MortgageIT and its corporate subsidiaries as taxable REIT subsidiaries. In order to meet certain of the requirements for us to qualify as a REIT, we intend to continue to conduct all of our loan sales and loan brokerage activities, as well as certain origination functions, through MortgageIT and its subsidiaries. Loans held for investment will be funded by us or by a qualified REIT subsidiary and accounted for at amortized cost for financial accounting purposes. Interest income generated from our retained portfolio will be recognized as income. For information as to the tests we must comply with in order to maintain our REIT qualification. See "Federal income tax consequences of our status as a REIT—Requirements for Qualification."

MORTGAGEIT'S RESULTS OF OPERATIONS

The following table sets forth MortgageIT's financial data as a percentage of total revenues for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001.

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003	2002	2001

Revenues:
Gains on sale of mortgage loans	57.8%	49.1%	51.9%	41.7%	61.9%
Brokerage revenues	32.0	41.8	40.5	50.2	29.1
Net interest income	10.2	6.6	6.9	7.9	9.0
Other	—	2.5	0.7	0.2	—

Total revenues	100.0	100.0	100.0	100.0	100.0

Operating Expenses:
Compensation and employee benefits	60.6	50.3	50.1	54.8	55.2
Processing expenses	12.6	16.4	17.9	16.2	29.5
General and administrative expenses	8.5	6.1	6.3	7.7	12.8
Marketing, loan acquisition and business development	3.8	4.2	4.2	5.1	6.1
Rent	6.6	4.5	4.2	4.7	4.9
Professional fees	2.2	1.7	1.9	1.9	2.3
Depreciation and amortization	2.3	1.8	1.5	1.9	3.3

Total operating expenses	96.6	85.0	86.1	92.3	114.1

Income (loss) before income taxes	3.4	15.0	13.9	7.7	(14.1)
Income taxes	1.4	2.7	2.5	0.3	0.4

Net income (loss)	2.0%	12.3%	11.4%	7.4%	(14.5)%

Quarter ended March 31, 2004 compared to quarter ended March 31, 2003

Net Income

Net income decreased approximately 87.1% to $545,000 for the quarter ended March 31, 2004 from $4.2 million for the quarter ended March 31, 2003. The decrease in net income during the first quarter in 2004 was primarily the result of a 17.2% decrease in loan production and the impact of expenses associated with ten new branches that were added in the second half of 2003 and the first three months of 2004. During the three months ended March 31, 2004, MortgageIT originated $2.2 billion of loans, as compared to $2.6 billion of loan originations during the three months ended March 31, 2003, which reflected a $446.5 million decline over the periods. The decrease in loan originations reflected the decline in refinance activity due to an increase in market rates of interest.

Revenues

Gains on sales of mortgage loans. Gain on sales of mortgage loans decreased approximately 6.5% to $15.8 million for the quarter ended March 31, 2004 from $16.9 million for the comparable period in 2003. The decrease in gain on sales of mortgage loans was due to decreased loan sales volume which was primarily the result of a decline in refinance activity.

Brokerage revenue. Brokerage revenue decreased approximately 39.2% to $8.7 million for the quarter ended March 31, 2004 from $14.3 million for the comparable period in 2003. The decline is attributable to a decrease in loans brokered to other institutions, due to a reduction in refinance activity as well as a greater emphasis on banking retail originations as opposed to brokering such originations to other institutions.

Net interest income. Net interest income increased approximately 21.7% to $2.8 million for the quarter ended March 31, 2004 from $2.3 million for the comparable period in 2003. The increase was due to an increase in net interest margin, which was partially offset by a lower volume of loans held for sale.

Expenses

Compensation and employee benefits. Compensation and employee benefits expenses decreased approximately 4.6% to $16.5 million for the quarter ended March 31, 2004 from $17.3 million for the comparable period in 2003. The decrease was due to decreased commissions on a declining volume of brokered loans, which was partially offset by the staff additions resulting from the addition of ten branches. The average number of employees increased to 1,210 during the quarter ended March 31, 2004 from 1,166 during the quarter ended March 31, 2003.

Processing expenses. Mortgage loan processing expenses decreased approximately 37.5% to $3.5 million for the quarter ended March 31, 2004 from $5.6 million in the comparable period in 2003. The decrease was due to lower brokerage volume and a decrease in prepayment activity.

General and administrative expenses. General and administrative expenses increased approximately 9.5% to $2.3 million for the quarter ended March 31, 2004 from $2.1 million for the comparable period in 2003. The increase reflected the addition of ten branch locations referenced above.

Marketing, loan acquisition and business development expenses. Marketing, loan acquisition and business development expenses decreased approximately 21.4% to $1.1 million for the quarter ended March 31, 2004 from $1.4 million for the comparable period in 2003. The decrease was due to the reduction in retail loan volume and a decline in the use of Internet leads by retail loan officers.

Rent expense. Rent expense increased approximately 20.0% to $1.8 million for the quarter ended March 31, 2004 from $1.5 million for the comparable period in 2003. The increase was primarily due to the addition of ten branch locations referenced above.

Year ended December 31, 2003 compared to year ended December 31, 2002

Net income

Net income increased approximately 140.5% to $17.8 million for the year ended December 31, 2003 from $7.4 million for the year ended December 31, 2002. The increase in net income in 2003 was primarily the result of increased loan origination production resulting in increased loan sales volume and net interest income. Loan origination production increased in 2003 in part due to the addition of six wholesale branch offices. Total revenues increased approximately 55.4% with a corresponding 44.9% increase in total expenses during the year ended December 31, 2003, as compared to the year ended December 31, 2002, indicating loan origination efficiencies at higher production volumes.

Revenues

Gains on sales of mortgage loans. Gain on sales of mortgage loans increased approximately 93.8% to $80.8 million for the year ended December 31, 2003 from $41.7 million for the comparable period in 2002. The increase in gain on sales of mortgage loans was due to increased loan sales volume in 2003 and a continued focus on growth. Gain on sales of mortgage loans also increased as a result of MortgageIT's continuing focus on funding traditional retail loans in-house, which carry higher profit margins than wholesale loans.

Brokerage Revenue. Brokerage revenue increased approximately 25.5% to $63.0 million for the year ended December 31, 2003 from $50.2 million for the comparable period in 2002 as a result of an increase in the volume of loans brokered for other institutions due to increased refinance activity during the year, which was partially offset by MortgageIT's increased focus on funding loans in-house. Following the offering contemplated by this prospectus, brokerage revenue is expected to decline as a percentage of total revenues due to our strategy of retaining ARM and hybrid ARMs in our portfolio.

Net interest income. Net interest income increased approximately 35.4% to $10.7 million for the year ended December 31, 2003 from $7.9 million for the comparable period in 2002. This increase is due to an increase in the balance of loans held for sale as a result of an increase in loan originations. MortgageIT's effective net interest rate spread also increased as a result of a widening of the yield curve (i.e., an increase in long-term rates which exceeds an increase, if any, in short-term rates).

Expenses

Compensation and employee benefits. Compensation and employee benefits expenses increased approximately 41.9% to $77.9 million for the year ended December 31, 2003 from $54.8 million for the comparable period in 2002. The increase was primarily due to increased commissions paid with respect to brokered loans as well as an increase in staffing levels. Total employees increased to 1,285 on December 31, 2003 from 1,002 on December 31, 2002.

Processing expenses. Mortgage loan processing expenses increased approximately 71.6% to $27.8 million for the year ended December 31, 2003, an $11.6 million increase as compared to the comparable period in 2002. This increase is due to higher loan volumes and an increase in prepayment activity due to the declining interest rate environment during 2003.

General and administrative expenses. General and administrative expenses increased approximately 28.6% to $9.9 million for the year ended December 31, 2003 from $7.7 million for the comparable period in 2002. The increase reflects the addition of eleven new branch offices in 2003.

Marketing, loan acquisition and business development expenses. Marketing, loan acquisition and business development expenses increased approximately 27.5% to $6.5 million for the year ended December 31, 2003 from $5.1 million for the comparable period in 2002. This increase was primarily due to the addition of two new Call Centers relating to MortgageIT's Internet operations.

Rent expense. Rent expense increased approximately 38.3% to $6.5 million for the year ended December 31, 2003 from $4.7 million for the comparable period in 2002. This increase was primarily due to the addition of eleven new branch locations in 2003.

Professional fees. Professional fees increased approximately 52.6% to $2.9 million for the year ended December 31, 2003 from $1.9 million for the comparable period in 2002. This increase was primarily due to increased legal expenses relating to a lawsuit against MortgageIT which was subsequently dismissed.

Depreciation and amortization expenses. Depreciation and amortization increased 26.3% to $2.4 million for the year ended December 31, 2003 from $1.9 million for the comparable period in 2002. This increase was primarily due to an increase in depreciable assets as a result of the eleven branches opened during 2003.

Year ended December 31, 2002 compared to year ended December 31, 2001

Net income

Net income increased approximately 268.2% to $7.4 million for the year ended December 31, 2002 from $(4.4 million) for the comparable period in 2001. The increase in net income in 2002 was primarily the result of increased loan origination production resulting in increased loan sales volume and net interest income. Total revenue increased approximately 229.4% with a corresponding 165.1% increase in total operating expenses during the year ended December 31, 2002, as compared to the comparable period in 2001, due to increased loan origination efficiencies at higher production volumes.

Revenues

Gains on sales of mortgage loans. Gain on sales of mortgage loans increased approximately 121.8% to $41.7 million for the year ended December 31, 2002 from $18.8 million for the comparable period in 2001. The increase in gain on sales of mortgage loans was due to increased loan sales volume during the year ended December 31, 2002. The increase in loan sales volume reflected an increase in loan originations due to the expansion of MIT Lending's wholesale operations on the west coast and the acquisition of IPI Skyscraper Mortgage Corporation.

Brokerage revenue. Brokerage revenue increased approximately 470.6% to $50.2 million for the year ended December 31, 2002 from $8.8 million for the comparable period in 2001 as a result of a full year's results including IPI Skyscraper Mortgage Corporation which was acquired by MortgageIT in October 2001.

Net interest income. Net interest income increased approximately 192.6% to $7.9 million for the year ended December 31, 2002 from $2.7 million for the comparable period in 2001. This increase is due to increased originations of loans held for sale and thus an increased volume of earning assets and a widening of the yield curve.

Expenses

Compensation and employee benefits. Compensation and employee benefits increased approximately 226.3% to $54.8 million for the year ended December 31, 2002 from $16.8 million for the comparable period in 2001. The increase was primarily due to an increase in commissions paid with respect to brokered loans as well as an increase in support staff (processing, underwriting and closing employees) necessary to support the increased loan origination volume. Total employees increased to 1,002 on December 31, 2002 from 475 on December 31, 2001.

Processing expenses. Mortgage loan processing expenses increased approximately 80.0% to $16.2 million for the year ended December 31, 2002 from $9.0 million for the comparable period in 2001. This increase resulted from the acquisition of IPI Skyscraper Mortgage Corporation and an increase in loan origination volume of brokered loans.

General and administrative expenses. General and administrative expenses increased approximately 97.4% to $7.7 million for the year ended December 31, 2002 from $3.9 million for the comparable period in 2001. The increase reflected the acquisition of IPI Skyscraper Mortgage Corporation and the west coast expansion of MIT Lending.

Marketing, loan acquisition and business development expenses. Marketing, loan acquisition and business development expenses increased approximately 183.3% to $5.1 million for the year ended December 31, 2002 from $1.8 million for the comparable period in 2001. This increase was primarily due to the utilization of Internet leads to supplement the loan production of the recently acquired branches of IPI Skyscraper Mortgage Corporation.

Rent expense. Rent expense increased approximately 213.3% to $4.7 million for the year ended December 31, 2002 from $1.5 million for the comparable period in 2001. This increase was primarily due to a full year's results of IPI Skyscraper Mortgage Corporation and expenses related to the opening of new retail loan origination offices.

Professional fees. Professional fee expense increased approximately 176.6% to $1.9 million for the year ended December 31, 2002 from $687,000 for the comparable period in 2001. This increase was primarily due to increases in dues, licenses and permits and placement search fees for increased personnel levels and the opening of new loan origination offices.

Depreciation and amortization expenses. Depreciation and amortization expense increased approximately 90.0% to $1.9 million for the year ended December 31, 2002 from $1.0 million for the comparable period in 2001. This increase was primarily due to a full year's results of IPI Skyscraper Mortgage Corporation and MIT Lending's west coast expansion.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay dividends to you and other general business needs. We believe our existing cash balances at the time this offering is completed, funds available under our credit facilities and cash flows from operations will be sufficient to fund our liquidity requirements for at least the next 12 months. Availability of financing under our credit facilities is generally based upon the market value of our assets and will vary accordingly. After completion of this offering and the building of our portfolio, our investments and assets also will generate liquidity on an ongoing basis through mortgage principal and interest payments, pre-payments and net earnings held before payment of dividends. Should our liquidity needs exceed these sources of liquidity discussed above, we believe that our securities could be sold to raise additional cash in most circumstances. We do, however, expect to continue the expansion that MortgageIT has undertaken and may have to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings to fund that expansion. We currently have no commitments for any additional financings, and we cannot ensure that we will be able to obtain any additional financing at the times required and on terms and conditions acceptable to us. If we fail to obtain needed additional financing, the pace of our growth could be adversely affected.

To originate a mortgage loan, MortgageIT may draw against an $850.0 million warehouse facility with UBS Real Estate Securities, Inc., or UBS, a $200.0 million warehouse facility with Merrill Lynch Commercial Finance Corp., or Merrill Lynch, and a $100.0 million warehouse facility with Residential Funding Corporation, or RFC. We will assume these warehouse facilities through our acquisition of MortgageIT, subject to approval by the lenders. These facilities are secured by the mortgage loans owned by MortgageIT and by certain of its other assets including cash deposited in an interest-bearing collateral account. Advances drawn under these facilities bear interest at rates that vary depending on the type of mortgage loans securing the advances. The average annual interest rate for the year ended December 31, 2003 for the UBS, Merrill Lynch and RFC facilities were 2.97%, 2.63% and 2.63%, respectively. These facilities are subject to sub-limits, advance rates and terms that vary depending on the type of mortgage loans securing these financings and the ratio of MortgageIT's liabilities to its tangible net worth. These facilities generally require MortgageIT to maintain a minimum tangible net worth and restrict the amount by which its tangible net worth may decrease during a two year period. Also, MortgageIT is required to maintain a minimum ratio of indebtedness to tangible net worth and minimum amounts of cash and cash equivalents. Moreover, one facility limits MortgageIT's ability to pay dividends to 50% of its net income for any one year. We do not expect this covenant to limit our ability to distribute at least 90% of our REIT taxable income to our stockholders as required by the Code since in determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiary, MortgageIT. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of REIT taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT. Although the amount of dividends we may cause MortgageIT to declare, if any, is discretionary, as described above, one of MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year. As of March 31, 2004, the aggregate maximum amount available for additional borrowings under these warehouse facilities was approximately $1.15 billion. The agreement with UBS is not a committed facility and may be terminated in its discretion. The agreement with Merrill Lynch is not a committed facility and has a term of one year (expiring in June 2004). In addition, the Merrill Lynch agreement may be terminated by Merrill Lynch upon the happening of certain events including a rating below the four highest generic grades by a nationally recognized statistical rating organization of the senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. Upon termination for such an event, Merrill Lynch could require MortgageIT to repurchase, within 60 days of the date of such request, any mortgage loans purchased by Merrill Lynch. The agreement with RFC is a committed facility with a term of one year (expiring in June 2004), and is renewable annually. MortgageIT is currently negotiating renewals with respect to its warehouse facilities which are expiring in June 2004.

The documents governing MortgageIT's warehouse facilities contain a number of compensating balance requirements and restrictive financial and other covenants that, among other things, require it to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders' equity and maximum leverage ratios, as well as to comply with applicable regulatory and investor requirements. The agreements also contain covenants limiting MortgageIT's ability to:

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consolidate, merge or enter into similar transactions;

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transfer or sell assets;

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create liens on the collateral; or

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change the nature of its business, without obtaining the prior consent of the lenders, which consent may not be unreasonably withheld.

These limits may in turn restrict our ability to pay cash or stock dividends on our stock. In addition, under the warehouse facilities, MortgageIT cannot continue to finance a mortgage loan that MortgageIT holds through the warehouse facility if:

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the loan is rejected as "unsatisfactory for purchase" by the ultimate investor and has exceeded its permissible warehouse period which varies by facility;

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MortgageIT fails to deliver the applicable note, mortgage or other documents evidencing the loan within the requisite time period;

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the underlying property that secures the loan has sustained a casualty loss in excess of 5% of its appraised value; or

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the loan ceases to be an eligible loan (as determined pursuant to the warehouse facility agreement).

As of March 31, 2004, MortgageIT's aggregate warehouse facility borrowings amounted to $403.2 million, compared to $300.7 million and $413.9 million of such borrowings as of December 31, 2003 and 2002, respectively. These borrowings are short-term facilities secured by the underlying residential mortgage loans held for sale. At March 31, 2004, MortgageIT's mortgage loans held for sale were $427.6 million, compared to $322.0 million and $435.7 million at December 31, 2003 and 2002, respectively.

In addition to the UBS, Merrill Lynch and RFC warehouse facilities, MortgageIT has entered into a mortgage loan purchase agreement with UBS which we refer to as a conduit facility. Under this agreement, UBS purchases a loan from MortgageIT which enables MortgageIT to accelerate sale of the loan. MortgageIT recognizes the gain on sale upon the sale of the loan to UBS. Upon the sale, MortgageIT removes both the loans and the corresponding liability incurred by MortgageIT under the UBS warehouse facility from its balance sheet. A third party subsequently purchases the loan directly from UBS. MortgageIT facilitates the final settlement of the loan sale between UBS and the third party, and receives a performance fee for these services from UBS. MortgageIT accounts for the performance fee as brokerage revenues, which amounts vary but typically range from 13 to 15 basis points of the loan amounts sold by UBS, depending on the time required by UBS to complete the transfer of the loans to the third party investor. The capacity available under the conduit facility is included in the $850.0 million warehouse facility with UBS, meaning that the overall facility capacity is reduced by the balance of loans outstanding under the warehouse facility plus the amount of loans sold to UBS under the conduit facility. This agreement is not a committed facility and may be terminated at the discretion of UBS.

In addition to the UBS, Merrill Lynch and RFC warehouse facilities and the UBS conduit facility, MortgageIT has entered into a $15,000,000 Note Purchase Agreement with Technology Investment Capital Corp., or TICC, whereby MortgageIT sold $15,000,000 of senior secured promissory notes (the "Notes") to TICC. The proceeds from the sale of the Notes provide for the working capital needs of MortgageIT. The Notes have an interest rate of ten percent per annum payable quarterly in arrears, and provide for a single payment of the entire amount of the unpaid principal and any unpaid and accrued interest on the Notes on March 29, 2007.

MortgageIT makes certain representations and warranties, and is subject to various affirmative and negative financial and other covenants, under both the terms of the warehouse credit facilities and the terms of the investor loan sale agreements regarding, among other things, the loans' compliance with laws and regulations, their conformity with the investor's underwriting standards and the accuracy of information. In the event of a breach of these representations, warranties or covenants or in the event of an early payment default, these loans may become ineligible collateral for the warehouse credit facilities or may become ineligible for sale to an investor, and MortgageIT may be required to repurchase the loans from the warehouse lender or the investor. MortgageIT has implemented strict procedures to ensure quality control and conformity to underwriting standards and minimize the risk of being required to repurchase loans. MortgageIT has been required to repurchase loans it has sold from time to time; however, these repurchases have not had a material impact on the results of operations of MortgageIT.

Following the offering, financing arrangements through repurchase agreements will be required. These arrangements, some of which are currently being negotiated subject to the successful completion of this offering, will vary in size among multiple providers. In particular, repurchase agreements will have terms that will vary in size, advance rates, interest spreads, duration and other characteristics depending on the nature of the underlying collateral in the program. These financing arrangements are short-duration facilities secured by our underlying investment in both whole loans and residential mortgage-backed securities, the value of which may move inversely with changes in interest rates. A decline in the market value of our investments may limit our ability to borrow or result in lenders requiring additional collateral. As a result, we could be required to sell some of our investments under adverse market conditions in order to maintain liquidity. If such sales are made at prices lower than the amortized costs of such investments, we will incur losses.

MortgageIT's ability to originate and fund loans has historically depended in large part on its ability to sell the mortgage loans it originates at a premium in the secondary market so that it may generate cash proceeds to repay borrowings under its warehouse facilities. As we implement our new strategy, which is less dependent upon gains on sale, we will be relying on our cash flow from operations, securitizations and the proceeds of securities offerings to enable us to repay our borrowings and fund our growth. The value of our loans will still be relevant to determining the overall amount of borrowings that will be available to us under our financing facilities. The value of our loans depends on a number of factors, including:

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interest rates on our loans compared to market interest rates;

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the borrower credit risk classification;

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loan-to-value ratios, loan terms, underwriting and documentation; and

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general economic conditions.

We intend to make distributions to our stockholders to comply with the various requirements to maintain our REIT status and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash could require us to sell assets or to borrow funds on a short-term basis to meet the REIT distribution requirements and to avoid corporate income tax and the nondeductible excise tax.

Certain of our assets may generate substantial mismatches between REIT taxable income and available cash. Such assets could include mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable income in advance of the receipt of cash. As a result, our taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income could cause us to: (1) sell assets under adverse market conditions, (2) borrow on unfavorable terms or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the REIT distribution requirements.

MortgageIT's cash and cash equivalents decreased to $20.7 million at March 31, 2004 from $22.3 million at December 31, 2003. MortgageIT's primary sources of cash and cash equivalents during the three months ended March 31, 2004 were as follows:

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a $102.5 million increase in warehouse lines payable; and

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a $15.0 million increase in notes payable and other debt.

MortgageIT's primary uses of cash and cash equivalents during the three months ended March 31, 2004 were as follows:

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a $105.6 million increase in mortgage loans held for sale;

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a $5.8 million increase in accounts receivable; and

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a $1.1 repayment of notes payable and other debt.

MortgageIT's cash and cash equivalents increased to $22.3 million at December 31, 2003, from $2.1 million at December 31, 2002. MortgageIT's primary sources of cash and cash equivalents during the year ended December 31, 2003 were as follows:

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a $113.7 million decrease in mortgage loans held for sale;

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a $9.0 million increase in notes payable and other debt;

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a $4.9 million decrease in accounts receivable; and

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a $3.5 million decrease in restricted cash.

MortgageIT's primary uses of cash and cash equivalents during the year ended December 31, 2003 were as follows:

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a $113.2 million repayment of warehouse lines payable;

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a $14.1 million repayment of notes payable and other debt;

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a $3.6 million to purchase property and equipment; and

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a $1.0 million decrease in accounts payable.

MortgageIT's cash and cash equivalents decreased to $2.1 million at December 31, 2002 from $3.4 million at December 31, 2001. MortgageIT's primary sources of cash and cash equivalents during the year ended December 31, 2002 were as follows:

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a $68.4 million decrease in mortgage loans held for sale;

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a $12.6 million increase in notes payable and other debt; and

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$9.4 million increase in accrued expenses.

MortgageIT's primary uses of cash and cash equivalents during the year ended December 31, 2002 were as follows:

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a $76.8 million repayment of warehouse lines payable;

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a $9.5 million repayment of notes payable and other debt;

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a $7.3 million increase in receivables; and

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a $3.5 million to purchase of property and equipment.

INFLATION

For the periods presented herein, inflation has been relatively low and we believe that inflation has not had a material effect on MortgageIT's results of operations. To the extent inflation increases in the future, interest rates will also likely rise, which would likely reduce the number of mortgage loans we originate. A reduction in the number of loans we originate resulting from increased inflation would adversely affect our future results of operations.

CONTRACTUAL OBLIGATIONS

MortgageIT had the following commitments (excluding derivative financial instruments) at March 31, 2004:

	Payments due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Warehouse lines payable	$403,215,667	$403,215,667	$—	$—	$—
Operating leases(1)	32,106,343	6,821,524	12,210,836	9,089,266	3,984,717
Notes payable	15,000,000	—	15,000,000	—	—

(1)
Net of subleases.

MARKET RISK

Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates, commodity prices and equity prices. As we are invested solely in U.S. dollar-denominated instruments, primarily single-family residential mortgage instruments, and our borrowings are also domestic and U.S. dollar denominated, we are not subject to foreign currency exchange, or commodity and equity price risk. The primary market risk that we are exposed to is interest rate risk and its related ancillary risks. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. All of our market risk sensitive assets, liabilities and related derivative positions are for non-trading purposes only.

The following table presents information as to the notional amount, carrying amount and estimated fair value of certain of MortgageIT's assets and liabilities at March 31, 2004 and December 31, 2003 and 2002:

	Notional Amount	March 31, 2004 Carrying Amount	Estimated Fair Value
	(In thousands)
Assets:
Mortgage loans held for sale	$422,330	$430,046	$430,046
Interest rate lock commitments	900,398	(1,919)	(1,919)
Forward delivery commitments	1,129,106	(542)	(542)

Mortgage loans held for sale, net		$427,585	$427,585
Liabilities:
Warehouse lines payable	$403,216	$403,216	$403,216
	Notional Amount	December 31, 2003 Carrying Amount	Estimated Fair Value
	(In thousands)
Assets:
Mortgage loans held for sale	$323,625	$325,214	$325,214
Interest rate lock commitments	294,307	(1,236)	(1,236)
Forward delivery commitments	504,895	(1,966)	(1,966)

Mortgage loans held for sale, net		$322,012	$322,012
Liabilities:
Warehouse lines payable	$300,699	$300,699	$300,699
	Notional Amount	December 31, 2002 Carrying Amount	Estimated Fair Value
	(In thousands)
Assets:
Mortgage loans held for sale	$432,796	$439,848	$439,848
Interest rate lock commitments	448,955	3,774	3,774
Forward delivery commitments	733,000	(7,893)	(7,893)

Mortgage loans held for sale, net		$435,729	$435,729
Liabilities:
Warehouse lines payable	$413,916	$413,916	$413,916

INTEREST RATE RISK

Historical operations

Movements in interest rates can pose a major risk to us in either a rising or declining interest rate environment. MortgageIT utilizes a substantial amount of borrowings in order to conduct its business.

These borrowings are all at variable interest rate terms that will increase as short term interest rates rise. Additionally, when interest rates rise, mortgage loans held for sale and any applications in process with IRLCs decrease in value.

When interest rates decline, fallout may occur as a result of loan applicants withdrawing their open applications on which we have issued an IRLC. In those instances, MortgageIT may be required to purchase loans at current market prices to fulfill existing forward sale loan commitments, thereby incurring losses upon sale. MortgageIT monitors its mortgage loan pipeline closely and on occasion may choose to renegotiate locked loan terms with a borrower to prevent withdrawal of open applications and mitigate the associated losses.

MortgageIT utilizes a variety of derivative instruments in order to hedge its interest rate risk. MortgageIT's hedging transactions using derivative instruments involve certain risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. The counterparties to its derivative arrangements are major financial institutions and securities dealers that are well capitalized with high credit ratings and with which we may also have other financial relationships. While MortgageIT does not anticipate nonperformance by any counterparty, MortgageIT is exposed to potential credit losses in the event the counterparty fails to perform. MortgageIT's exposure to credit risk in the event of default by a counterparty is the difference between the value of the contract and the current market price. There can be no assurance that MortgageIT will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related expenses incurred in connection with engaging in such hedging strategies.

Forward-looking interest rate risk

In addition to MortgageIT's interest rate risk described above, after this offering we will be subject to interest rate exposure relating to the portfolio of ARM loans, hybrid ARM loans and mortgage-backed securities we intend to hold. Changes in interest rates will impact our future earnings in various ways. While we will invest primarily in ARM loans, rising short-term interest rates may temporarily negatively affect our earnings, and, conversely, falling short-term interest rates may temporarily increase our earnings. This impact can occur for several reasons and may be mitigated by portfolio prepayment activity as discussed below. First, our borrowings may react to changes in interest rates sooner than our ARM loans because the weighted average next repricing dates of the borrowings are likely to be shorter time periods than that of the ARM loans. Second, interest rates on non-hybrid ARM loans may be capped per adjustment period (commonly referred to as the periodic cap), and our borrowings may not have similar limitations. Third, ARM loans typically lag changes in the applicable interest rate indices, due to the notice period provided to ARM loan borrowers when the interest rates on their loans are scheduled to change.

Interest rates can also affect our net return on hybrid ARM loans. During a declining interest rate environment, the prepayment of hybrid ARM loans may accelerate, causing the amount of fixed-rate financing to increase relative to the amount of hybrid ARM loans, possibly resulting in a decline in our net return on hybrid ARM loans, as replacement hybrid ARM loans may have a lower yield than the ones paying off. In contrast, during an increasing interest rate environment, hybrid ARM loans may prepay slower than expected, requiring us to finance a higher amount of hybrid ARM loans than originally anticipated at a time when interest rates may be higher, resulting in a decline in our net return on hybrid ARM loans.

The rate of prepayment on mortgage loans may increase if interest rates decline or if the difference between long term and short term interest rates diminishes. Increased prepayments would cause us to amortize the premiums paid for our mortgage loans faster, resulting in a reduced yield on our mortgage loans. Additionally, to the extent proceeds of prepayments cannot be reinvested at a rate of interest at least equal to the rate previously earned on such mortgage loans, our earnings would be adversely affected.

Conversely, the rate of prepayment on mortgage loans may decrease if interest rates rise or if the difference between long term and short term interest rates increases. Decreased prepayments would cause us to amortize the premiums paid for our ARM loans over a longer time period, resulting in an increased yield on our mortgage loans. Therefore, in rising interest rate environments where prepayments are declining, not only would the interest rate on our ARM loans portfolio increase in order to re-establish a spread over the higher interest rates, but the yield also would rise due to slower prepayments. The combined effect could significantly mitigate other negative effects that rising short-term interest rates might have on earnings over a longer time period, resulting in an increased yield on our mortgage loans. Therefore, in rising interest rate environments where prepayments are declining, not only would the interest rate on our ARM loan portfolio increase to re-establish a spread over the higher interest rates, but the yield also would rise due to slower prepayments.

While we have not experienced any significant credit losses, in the event of a significant rising interest rate environment and/or economic downturn, mortgage loan defaults may increase and result in credit losses that would adversely affect our liquidity and operating results.

RISK MANAGEMENT

Historical operations risk management

MortgageIT has developed risk management practices and programs designed to manage market risk associated with its normal investment and business activities. We will continue to apply these practices and programs following completion of this offering except where otherwise noted in this section or under the caption "—Forward-Looking Financial Statements Effects."

MortgageIT enters into derivative transactions solely for the purpose of minimizing the risks associated with the loan origination business, while maximizing gain on sale of mortgage loans. The primary risk associated with the loan origination business is the risk of fluctuating interest rates. The interest rate risk is a direct result of timing delays between (1) the fixing of the mortgage loan interest rate with borrowers and the funding of the loan and (2) the funding of the loan and the setting of terms for sale of loans to secondary market investors.

In the normal course of its mortgage loan origination business, MortgageIT enters into contractual interest rate lock commitments, or IRLCs, to extend credit to finance residential mortgages. These commitments, which contain fixed expiration dates, become effective when eligible borrowers lock-in a specified interest rate within time frames established by MortgageIT's origination, credit and underwriting practices. Interest rate risk arises if interest rates change between the time of the lock-in of the rate by the borrower and the sale of the loan. The IRLCs are considered free-standing derivatives. Accordingly, IRLCs are recorded at fair value with changes in fair value recorded to current period earnings.

To mitigate the effect of the interest rate risk inherent in issuing an IRLC from the lock-in date to the funding date of a loan, MortgageIT uses various derivative instruments, including forward sale loan commitments and forward sales and purchases of mortgage-backed securities and options on such securities in the forward delivery "to be announced," or TBA, market to economically hedge the

IRLCs, which are also classified and accounted for as free-standing derivatives and thus are recorded at fair value with the changes in fair value recorded to current period earnings.

If MortgageIT does not deliver into forward sale loan or TBA commitments, such instruments can be settled on a net basis. Net settlement entails paying or receiving cash based upon the change in market value of the existing instrument. All forward sale loan commitments and forward sales and purchases of TBA commitments are typically settled within 90 days of the contract date.

MortgageIT also hedges the economic value of funded loans that are held for sale but not yet allocated to an investor sale commitment. Once a loan has been funded, MortgageIT's risk management objective for its mortgage loans held for sale is to protect earnings from an unexpected charge due to a decline in value of its mortgage loans. MortgageIT's strategy is to engage in a risk management program involving forward sale loan commitments and/or the sale and purchase of mortgage-backed securities and options on such securities in the forward delivery "to be announced" market to hedge its mortgage loans held for sale. At the inception of the hedge, MortgageIT formally documents the relationship between the derivative contract (i.e., the forward delivery contracts or the mortgage-backed securities or options to be sold or purchased) and the mortgage inventory, as well as its objective and strategy for undertaking the hedge transaction. The notional amount of the derivative contracts, along with the underlying rate and terms of such contracts, are equivalent to the unpaid principal amount of the mortgage inventory being hedged; hence, the derivative contracts effectively fix the forward sales price and thereby substantially eliminate interest rate and price risk to MortgageIT. MortgageIT classifies and accounts for these derivative contracts as fair value hedges. The derivatives are carried at fair value with the changes in fair value recorded to current period earnings. When the hedges are deemed to be highly effective, the book value of the hedged loans held for sale is adjusted for its change in fair value during the hedge period.

Forward-looking risk management

After this offering and once we have built our portfolio of mortgage loans, our risk management will focus on protecting against possible "compression" in the net interest margin with respect to the investment portfolio. The "yield curve" creates this risk because of different repricing durations for instruments with different maturities. In substance, the hedging objective is to protect the net interest margin by matching repricing durations for the ARM and hybrid ARM loan portfolio and the corresponding funding sources. As discussed below, hybrid ARM loans will be the primary loans requiring hedges. For accounting purposes, these hedges are called cash flow hedges, and the accounting is different than for fair value hedges.

Traditional ARM loans have shorter repricing durations (1 year or less). Therefore it is unlikely that we will need to hedge these loans because they can be match funded. The interest rate on traditional ARM loans will reset monthly, semi-annually or annually based on a margin over a U.S. Treasury index or a LIBOR index. The corresponding funding liabilities will similarly have shorter duration repricing that can be closely matched to these loans. Thus, a properly matched funding strategy will enable us to protect our net interest margin for this segment of our investment portfolio.

Hybrid ARM loans have longer repricing durations and we may not be able to obtain matched repricing durations for the corresponding funding sources since borrowings generally have a shorter repricing duration than most hybrid ARM loans where the initial rate is fixed for 3 to 10 years. We intend to hedge these loans with interest rate swap agreements, Eurodollar futures contracts and cap agreements in order to match the repricing durations of the loans and our funding sources.

FAIR VALUES

For certain of the financial instruments that we will own, fair values will not be readily available since there are no active trading markets for these instruments as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these investments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. Minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and are indicative of the interest rate environments as of March 31, 2004 and do not take into consideration the effects of subsequent interest rate fluctuations.

The following describes the methods and assumptions we use in estimating fair values of the financial instruments:

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Fair value estimates are made as of a specific point in time based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors.

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Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the fair values used by us should not be compared to those of other companies.

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The fair value of commitments to fund with agreed upon rates are estimated using the fees and rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current market interest rates and the existing committed rates.

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The fair value of commitments to deliver mortgages is estimated using current market prices for dealer or investor commitments relative to our existing positions.

Our company

GENERAL

We are a residential mortgage lender that was formed in March 2004 to continue and expand the business of MortgageIT, Inc., or MortgageIT. We will acquire MortgageIT immediately prior to or concurrently with the closing of this offering. MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT originates single-family mortgage loans of all types, with a particular focus on prime ARM and fixed-rate, first lien residential mortgage loans. During the year ended December 31, 2003, MortgageIT originated loans with an aggregate value of $11.9 billion and a weighted average loan size of approximately $201,000, as compared to an average loan size of $167,800 nationally during 2003 as reported by the Federal Housing Finance Board. MortgageIT focuses on borrowers with strong credit profiles as evidenced by the weighted average middle FICO credit score (which consists generally of obtaining three different credit scores and using the middle of the three) of its borrowers, which was 718 (out of a high score of 850) in 2003.

We intend to utilize the extensive capabilities, relationships, industry knowledge, financing and risk management expertise developed by MortgageIT to expand its origination business, with an increased focus on ARM loans, including ARM loans that have an initial fixed-rate period from two to 10 years, which we refer to as hybrid ARM loans. MortgageIT's originations of such loans are expected to increase as it increases its marketing efforts with respect to such lending as well as the incentives it will pay to its personnel in connection with the origination of such loans. MortgageIT also expects to continue to originate fixed-rate loans and will likely sell the fixed-rate loans to third parties, while we will acquire and retain in our portfolio the ARM and hybrid ARM loans originated by MortgageIT that meet our investment criteria. Consistent with the Code's REIT requirements, we will purchase loans from MortgageIT at market value. MortgageIT will determine market value by using the median of three competitive price indications from independent parties in determining the consideration to be paid by us to MortgageIT. From time to time, we may purchase mortgage-backed securities in order to balance our portfolio, particularly in the first year of our operations while we focus on expanding our portfolio of ARM and hybrid ARM loans originated by MortgageIT. We have not yet identified specific investments for the available net proceeds of this offering.

We expect to benefit from MortgageIT's network of financing relationships that are active in the residential mortgage markets and which provide warehouse financing to MortgageIT. MortgageIT will continue to rely on warehouse lines of credit to initially fund its origination activities, MortgageIT will continue to sell all loans it originates, primarily to us as well as to third parties. We intend to acquire loans for our portfolio through internally generated cash as well as other borrowings, and will utilize repurchase facilities to finance our mortgage-backed securities portfolio. In addition, as a public company, we intend to periodically access the capital markets when necessary to help fund our growth. We intend to securitize a portion of our mortgage loans, which will enable us to finance our assets on a long-term basis. We will seek to structure our securitization transactions as financings for both tax and accounting purposes so that we would not generate a gain or loss from the sale of loans to the securitization trusts.

MortgageIT and its predecessors have been in the residential mortgage banking business since 1988. Our chief executive officer, Doug W. Naidus, was a co-founder of MortgageIT's subsidiary, IPI Skyscraper Mortgage Corporation. MortgageIT began raising the first of several rounds of financing from institutional investors and developed its Internet platform in 1999. MortgageIT has experienced significant growth since its founding. In 2001, MortgageIT originated loans with an aggregate value of $2.9 billion. In 2002, MortgageIT opened 11 new wholesale lending branches and began offering settlement, title and related services business through its wholly owned subsidiary, Home Closer LLC. In 2002, MortgageIT originated loans with an aggregate value of $7.4 billion. MortgageIT currently has 33 branch offices located in 15 states. In 2003, MortgageIT originated loans with an aggregate value of $11.9 billion. During the three months ended March 31, 2004, MortgageIT originated loans with an aggregate value of $2.2 billion. MortgageIT had approximately 1,246 employees at March 31, 2004.

MortgageIT is a full-service residential mortgage banking company which has historically sold or brokered the sale of all of the loans it originated. MortgageIT does not generally service its loans. Following the offering, we intend to continue to originate mortgage loans through MortgageIT. However, we intend to retain in our portfolio and finance a majority of the ARM and hybrid ARM loans that MortgageIT originates and to purchase such loans and, to a lesser extent, mortgage-backed securities, from one or more third parties. At March 31, 2004, MortgageIT had $490.4 million of total assets, consisting primarily of $427.6 million of mortgage loans held for sale. Following the reorganization and offering, MortgageIT does not intend to sell any of its assets except for its mortgage loans which are held for sale. We are a Maryland corporation and we expect to elect to be treated and to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004. We are self-administered and self-advised. Our principal offices are located at 33 Maiden Lane, New York, New York 10038. Our telephone number is 212-651-7700. MortgageIT's website address is http://www.mortgageit.com. The information on MortgageIT's website is not, and you must not consider the information to be, a part of this prospectus.

OUR BUSINESS STRATEGY

Our business objective is to generate consistent and attractive returns on our invested capital by applying MortgageIT's proven origination capabilities to grow a portfolio of high quality ARM and hybrid ARM assets and maximize cash distributions to our stockholders. We intend to execute this strategy by:

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self-originating and retaining MortgageIT's ARM and hybrid ARM loan originations at an economically attractive cost, which will minimize the impact of pricing volatility in the secondary market, thereby enhancing the safety of the dividend we intend to pay to our stockholders;

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utilizing MortgageIT's network of 33 retail branch offices and wholesale lending offices, our partner relationships with a team of over 200 independent loan originators and its Internet platform to provide us with geographically diverse lending opportunities throughout the United States that will meet our strict underwriting standards;

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targeting high quality, affluent consumers who tend to utilize the ARM product and expanding MortgageIT's growing business of lending to co-op apartment buyers within the tri-state area of New York, New Jersey and Connecticut who tend to be affluent and significant consumers of ARM loans;

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managing our interest rate risk by pursuing a matched funding strategy through borrowings and securitizations with the intent to enhance our returns and reduce the impact of short-term movements in interest rates on our earnings;

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maintaining adequate and diverse liquidity and capital resources, such as warehouse facilities and repurchase agreements, to meet MortgageIT's loan origination objectives under a wide variety of economic environments;

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managing our credit risk by investing in high quality ARMs and hybrid ARM loans which reduce the probability of default risk; and

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expanding MortgageIT's loan origination operations geographically, primarily through the recruitment of top wholesale producers, including the possible acquisition of other mortgage banking or brokerage companies, in regions where we do not currently have a presence.

OVERVIEW OF MORTGAGEIT

General

MortgageIT is a full-service residential mortgage banking company which offers a broad array of home mortgage products through an extensive nationwide network of both retail and wholesale offices as well as through MortgageIT's Internet mortgage operations and a separate team of loan originators who work independently of a MortgageIT office. MortgageIT operates 33 offices in 15 states and makes loans throughout all 50 states. During the three months ended March 31, 2004 and the year ended December 31, 2003, MortgageIT originated approximately $2.2 billion and $11.9 billion of loans, respectively. MortgageIT originates primarily conventional, conforming single-family residential mortgage loans (which are loans that are neither insured by the FHA, nor partially guaranteed by the VA), that conform to the underwriting standards established by Fannie Mae or Freddie Mac. MortgageIT also originates jumbo single-family residential mortgage loans, which have principal balances that exceed the loan limits set by Fannie Mae and Freddie Mac (i.e., currently $333,700), and non-conventional single-family residential mortgage loans (which are loans which are either insured by the FHA or partially guaranteed by the VA). To a much lesser extent, MortgageIT originates Alt A single-family residential mortgage loans, which are first lien mortgage loans made to borrowers whose credit is generally within typical Fannie Mae or Freddie Mac guidelines, but that have loan characteristics (such as higher loan-to-value ratios or limited income verification) which make them non-conforming under those guidelines, non-prime single-family mortgage loans and home equity or second mortgage loans on either an individual or pooled basis to a network of approximately 18 investors. MortgageIT finances its loan origination activity through several warehouse lines of credit. MortgageIT also offers settlement services, title insurance and other related home products to borrowers and unaffiliated third parties through its wholly owned subsidiary, Home Closer LLC, which acts as an agent for the various service providers with whom it has entered into contracts.

History

The retail mortgage origination operations of MortgageIT began in 1988 through the formation of a company which eventually became known as IPI Skyscraper Mortgage Corporation or IPI. From 1988 through 1999, IPI grew at a compounded annual growth rate of approximately 40% to become one of the largest mortgage brokers in the country.

In 1999, the co-founders of IPI formed a separate company to take advantage of the Internet as a mortgage origination platform and founded MortgageIT. MortgageIT was capitalized through a $6.25 million institutional private placement that was led by ING Capital LLC and Sandler Capital Partners IV. MortgageIT was originally established as an Internet lead origination mortgage bank. Leads for potential mortgage applicants were purchased from online lead aggregators and were pursued by MortgageIT to originate and sell the resulting mortgages. Subsequently, MortgageIT began to operate as a wholesale lender in the mid-Atlantic region.

Between 1999 and 2000, Doug W. Naidus, our chief executive officer, served as chief executive officer of both IPI and MortgageIT. In 2000, IPI acquired the operations of one of its largest local competitors, Skyscraper Consultants, Inc. Following the acquisition, IPI was managed by the Skyscraper management team, which allowed Mr. Naidus to focus his attention and efforts on the growth of MortgageIT.

In May 2000, MortgageIT received its second round of financing in a $28.0 million institutional private placement. At that time, MortgageIT was funding approximately $65 million in mortgages per quarter, approximately $15 million of which were being originated by MortgageIT's wholesale operations. From the third quarter of 2000 through the end of 2001, MortgageIT added seven wholesale branches.

In May 2001, MortgageIT received its third round of financing, a $10.7 million institutional private placement led by ING Capital LLC. By the fourth quarter of 2001, MortgageIT was funding over $1.2 billion of mortgage loans per quarter, over $1.0 billion of which were being originated by MortgageIT's wholesale operations.

In October 2001, MortgageIT acquired IPI in order to add a retail component to its wholesale and Internet-based business lines. The sale of IPI to MortgageIT was completed following an auction of IPI and was approved by the independent directors of MortgageIT after review of a fairness opinion which was received by the board of directors of MortgageIT.

MortgageIT continued to grow through 2002 and 2003. Eleven more wholesale branches were opened during that time period. In May 2002, MortgageIT formed Home Closer LLC to offer settlement services, title insurance and other related home products to its customers as well as third parties. In June 2003, MortgageIT commenced its subprime lending operations. During the three months ended March 31, 2004 and the year ended December 31, 2003, MortgageIT originated approximately $2.1 billion and $11.9 billion, respectively, of mortgage loans and generated approximately $500,000 and $17.8 million in net income, respectively.

MortgageIT's operations

MortgageIT is a full-service residential mortgage banking company that serves the traditional retail channel, provides wholesale and correspondent lending, offers Internet-based lending services and provides ancillary products and services throughout the mortgage process. MortgageIT's traditional retail operations are conducted through IPI under the name "IPI Skyscraper Mortgage Corporation."

IPI is one of the nation's largest independently owned mortgage brokers, originating loans ranging from $25,000 to over $12.5 million. IPI offers a wide array of mortgage products through its ten branch office locations within the tri-state area of New York, New Jersey and Connecticut. IPI loan officers serve the respective regions in which they operate and generate business by developing and maintaining a referral network of realtors, real estate attorneys, builders, accountants, tax advisors and financial planners. IPI has over 225 full-time loan officers and relationships with over 150 lending institutions. During the three months ended March 31, 2004 and the year ended December 31, 2003, IPI originated $530 million and $3.9 billion in mortgages, respectively. IPI's growth strategy is to expand its geographic focus beyond the northeast and to continue focusing on the origination of purchase loans rather than refinance loans. Refinance loans comprised 43.6% and 61.5% of the mortgage loans funded by IPI during the three months ended March 31, 2004 and the year ended December 31, 2003, respectively. IPI's growth plans are focused primarily on acquiring loan officers with substantial business and relationships and, to a lesser extent, opening new offices.

Another component of MortgageIT's retail operations is its Internet-based loan origination business. Since 1999, MortgageIT has developed relationships with online-based vendors to source potential mortgage applicants. Currently, MortgageIT has relationships with over 40 lead vendors ranging from personal financial service websites to airline webpages. Leads are transmitted to one of MortgageIT's approximately 70 call center loan officers who work out of MortgageIT's three call centers located in New York City and Newburgh, New York and Cincinnati, Ohio. Leads are checked to ensure that they are legitimate, contain complete information and are not duplicative of existing leads in the system. Once a lead is confirmed, a negotiated referral fee is paid to the vendor. During the three months ended March 31, 2004 and the year ended December 31, 2003, MortgageIT funded approximately $113.5 million (with an average loan balance of $207,497) and $674.3 million (with an average loan balance of $205,845) of loans through its Internet operations. MortgageIT's growth strategy with respect to its Internet operations is focused on continuing to develop and refine its relationships and contractual arrangements with lead aggregators who produce the most high quality leads. Although the cost per funded loan is higher for an Internet-generated loan when compared to the traditional retail model, Internet originations have lower overhead and operating costs and, consequently, remain an important, although relatively small, component of MortgageIT's operations.

During the first quarter of 2000, MortgageIT added another component to its retail operations. MortgageIT's "Loans-at-Home," or LAH program, was created to serve the needs of top producing loan originators in the mortgage industry who desire the economic benefits of a self-owned mortgage business, without the burdens of licensing and running a business. MortgageIT provides state-of-the-art, web-based point-of-sale origination and processing capabilities, a wide array of mortgage banking and brokerage products and services, competitive pricing and a high level of service and support. There are currently over 200 LAH loan officers who operate independently of MortgageIT's existing branch offices and allow MortgageIT to access markets outside of the geographic coverage area of IPI's branch locations. During the three months ended March 31, 2004 and the year ended December 31, 2003, MortgageIT's LAH program produced approximately $32.9 million and $229.3 million of mortgage originations, respectively.

In mid 2003, MortgageIT began originating on a retail basis a limited amount of non-prime single-family residential loans. MortgageIT's retail subprime loan origination activities are conducted out of a division of MortgageIT that operates under the name, "MortgageIT, Inc. Primetime/Subprime." IPI loan officers originate non-prime loans that are centrally underwritten and processed at MortgageIT's New York City headquarters. During the three months ended March 31, 2004 and the year ended December 31, 2003, MortgageIT funded approximately $39.1 million and $199.0 million of non-prime loans, respectively.

MortgageIT's wholesale and correspondent lending operations are conducted as a division of MortgageIT that operates under the name "MIT Lending." MIT Lending is a relationship and service—oriented wholesale lender with 18 branches located in Arizona, California, Colorado, Florida, Georgia, Illinois, Minnesota, Texas, Wisconsin and Washington. MIT Lending originates loans in all 50 states. MortgageIT maintains relationships with over 3,400 retail lenders nationwide. Unlike some of its larger competitors, MIT Lending has a regionalized focus through each of its branch locations. This approach ensures that branch managers and account executives have an understanding and feel for the local neighborhoods and markets they serve. During the three months ended March 31, 2004 and the year ended December 31, 2003, MIT Lending funded approximately $1.5 billion and $7.1 billion of mortgage loans, 67.0% and 76.5% of which consisted of refinance loans, respectively.

MIT Lending's growth strategy has been and is expected to continue to be the expansion of its operations geographically, primarily through the recruitment of top wholesale producers, including the possible acquisition of other mortgage banking or brokerage companies, in regions where it does not currently have a presence. These professionals bring with them their contacts, relationships and experience and historically have been able to generate origination opportunities quickly. As a result of its recruitment efforts, MIT Lending established four branches in 2000, three branches in 2001, two branches in 2002, six branches in 2003 and two branches during the first three months of 2004.

In late 2003, MortgageIT also initiated a wholesale non-prime single-family residential loan origination unit. MortgageIT's wholesale non-prime loan origination activities are conducted out of a division of MortgageIT which operates under the name, "New Beginnings Lending." To date, New Beginnings Lending has hired one individual to manage its operations and four regional account executives with extensive contacts and relationships with brokers specializing in non-prime loan originations. Due to the more geographically dispersed nature of non-prime loan brokers, New Beginnings Lending has not opened any physical branch locations. Instead, the four account executives cover broad regions remotely and send all processing and underwriting requests to a centralized facility in Irvine,

California. As New Beginnings Lending continues to expand and as account executives are hired to remotely serve new regions, additional processing and underwriting centers will be added. A new facility in New York, New York was fully operational by the end of the first quarter of 2004. As of March 31, 2004, New Beginnings Lending had funded $6.7 million in loans.

THE RESIDENTIAL MORTGAGE INDUSTRY

Generally, the residential mortgage industry is segmented by the size of the mortgage loans and credit characteristics of the borrowers. Mortgage loans that conform to the guidelines of government sponsored entities such as Fannie Mae or Freddie Mac, for both size and credit characteristics, are often referred to as conforming mortgage loans. All other mortgage loans are often referred to as non-conforming loans either because the size of the loan exceeds the guideline limit or the credit profiles of the borrowers do not meet the guideline requirements. MortgageIT originates primarily conforming, first lien, single-family mortgage loans and non-conventional single-family mortgage loans and, to a lesser extent, non-conforming, jumbo, second mortgage and home equity loans, subprime and Alt A loans. Our strategy is to focus on investing in ARM and hybrid first lien ARM loans to borrowers with strong credit profiles, which we refer to as prime mortgage loans. We believe the ARM segment of the prime residential mortgage loan industry, and our ability to originate ARM and hybrid ARM loans, provides an opportunity for us to build a portfolio of high quality loans that generate higher risk-adjusted returns on investment than would be available from a portfolio based either on purchased loans or on fixed-rate loans. We believe that our experience as a mortgage loan originator with a comprehensive and sophisticated process for credit evaluation, risk-based pricing and low cost origination capability will, over time, provide us with a significant advantage over other portfolio investors who do not have comparable capabilities.

Additionally, with the development of highly competitive national mortgage markets (which we believe is partly due to expansion of government sponsored entities such as Fannie Mae, Freddie Mac and the Government National Mortgage Association, or Ginnie Mae), local and regional mortgage originators have lost market share to more efficient mortgage originators who compete nationally. The growth of the secondary mortgage market, including new securitization techniques, has also resulted in financing structures that can be utilized efficiently to fund leveraged mortgage portfolios and better manage interest rate risk.

THE RESIDENTIAL MORTGAGE MARKET

The residential mortgage loan market is the largest consumer finance market in the United States. According to the MBA, lenders in the United States originated more than $3.8 trillion in single-family mortgage loans in 2003. The MBA projects that mortgage loan volumes will fall to $2.0 trillion in 2004 and $1.7 trillion in 2005, respectively, primarily due to an expected continued decline in the volume of refinancing of existing loans relative to 2003. The MBA also projects that mortgage loan volume for home purchases will remain flat at $1.3 trillion from 2003 to 2004, and increase to $1.4 trillion in 2005.

The U.S. residential mortgage market has experienced considerable growth during the past eight years, with total outstanding U.S. mortgage debt growing from approximately $3.4 trillion in 1994 to approximately $7.0 trillion as of December 31, 2003, according to The Bond Market Association. This growth represents a compounded annual growth rate of approximately 8.7% for the period 1994 through 2003. Additionally, according to information published by Fannie Mae, mortgage debt outstanding is expected to grow at an average annual rate of between 8.1% and 10.2% for the period 2000 through 2010.

In addition, household formation is projected to grow at an annual rate of approximately 1.3% through 2010. Compounding the impact of this growth in the pool of potential homeowners is the increasing rate of homeownership. From 1990 through 2003, homeownership rates grew from 64.0% to 68.6%. The percentage of U.S. households that own their homes is expected to further increase to over 70% by 2010. These two factors are expected to lead to continued strong growth in purchase loan origination volume.

The U.S. residential mortgage industry is comprised of thousands of originators, ranging from small independents to large national companies. According to Inside Mortgage Finance, an industry trade publication, the top 20 originators represented approximately 73% of the residential market in 2003, with the small independents representing approximately 20% of the market. Scaled middle market companies like us have an aggregate market share of approximately 7% in 2003. Consequently, we believe that we have a significant opportunity to increase our market share through acquisitions of small independent and middle market companies and through the hiring of top quality individuals who may have been dissatisfied or displaced by the recent consolidation within the mortgage banking industry.

MORTGAGEIT'S LOAN PRODUCTS

MortgageIT primarily originates prime first lien conventional and, to a lesser extent, non-conventional, conforming single-family residential mortgage loans. In addition, MortgageIT also originates a lesser amount of non-conforming first lien single-family residential mortgage loans such as jumbo loans, non-prime loans and Alt A loans, as well as home equity and second mortgage loans. Substantially all of the loans originated by MortgageIT allow for prepayment without penalty and we intend to acquire and hold loans which allow for prepayment without penalty.

The following table details the mortgage loan types originated by MortgageIT, as measured by principal balance, during the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001:

	Three months ended March 31,				Years ended December 31,
	2004		2003		2003		2002		2001
Loan Type	Amount	Percent of Total Originations	Amount	Percent of Total Originations	Amount	Percent of Total Originations	Amount	Percent of Total Originations	Amount	Percent of Total Originations

Conventional conforming single-family residential loans:
Traditional ARMs(1)	$4,600,982	0.2%	$9,582,949	0.4%	$32,914,165	0.3%	$42,613,076	0.6%	$2,843,950	0.1%
Hybrid ARMs(2)	160,537,339	7.4	174,978,409	6.7	1,589,932,857	13.4	500,736,118	6.7	8,801,087	0.3
10 to 15 year term fixed-rate	187,954,223	8.6	325,621,293	12.4	1,228,891,942	10.3	1,007,985,032	13.6	499,973,207	17.0
20 to 30 year term fixed-rate	848,017,670	39.0	1,002,936,784	38.2	4,423,825,439	37.2	3,051,133,946	41.0	1,547,180,041	52.7
Other	24,422,040	1.1	106,407,332	4.1	335,404,161	2.8	317,081,145	4.3	—	—

Total	$1,225,532,254	56.3%	$1,619,526,767	61.7%	$7,610,968,564	64.0%	$4,919,549,317	66.2%	$2,058,798,285	70.2%

Non-conventional ("Government") conforming single-family residential loans:
Traditional ARMs(1)	$7,564,947	0.3%	$3,723,617	0.1%	$37,791,911	0.3%	$14,676,798	0.2%	$944,437	—%
10 to 15 year term fixed-rate	6,777,412	0.3	15,575,417	0.6	87,711,799	0.7	33,070,739	0.4	15,591,947	0.5
20 to 30 year term fixed-rate	134,625,983	6.2	303,764,319	11.6	1,252,892,757	10.5	886,703,935	11.9	728,984,413	24.8

Total	$148,968,342	6.8%	$323,063,353	12.3%	$1,378,396,467	11.6%	$934,451,472	12.6%	$745,520,797	25.4%

Jumbo single-family residential loans:
Traditional ARMs(1)	$17,747,485	0.8%	$—	—%	$3,790,000	—%	$1,028,250	—%	$351,000	—%
Hybrid ARMs(2)	267,494,862	12.3	151,700,806	5.8	619,549,709	5.2	434,098,445	5.8	21,915,300	0.7
10 to 15 year term fixed-rate	49,938,524	2.3	65,448,025	2.5	247,991,434	2.1	88,987,830	1.2	15,702,500	0.5
20 to 30 year term fixed-rate	300,263,819	13.8	247,403,750	9.4	974,012,926	8.2	607,015,267	8.2	58,700,998	2.0

Total	$635,444,690	29.2%	$464,552,581	17.7%	$1,845,344,069	15.5%	$1,131,129,792	15.2%	$96,669,798	3.3%

Non-prime single-family residential loans:
Hybrid ARMs(2)	$40,101,678	1.8%	$29,121,246	1.1%	$160,383,092	1.2%	$42,376,935	0.6%	$1,219,100	0.1%
10 to 15 year term fixed-rate	3,579,800	0.2	—	—	3,352,157	—	42,500	—	—	—
20 to 30 year term fixed-rate	2,203,975	0.1	—	—	27,791,347	0.2	—	—	—	—
Other	—	—	4,230,725	0.2	7,269,564	0.1	18,523,348	0.2	601,485	—

Total	$45,885,453	2.1%	$33,351,971	1.3%	$198,796,160	1.7%	$60,942,783	0.8%	$1,820,585	0.1%

Alt A single-family residential loans:
Hybrid ARMs(2)	$16,292,715	0.7%	$200,000	—%	$14,660,250	0.1%	$762,300	—%	$—	—%
10 to 15 year term fixed-rate	3,963,681	0.2	40,119,685	1.5	140,192,524	1.2	83,908,639	1.1	1,992,525	0.1
20 to 30 year term fixed-rate	27,326,870	1.3	101,727,855	3.9	496,385,806	4.2	206,496,874	2.8	17,458,570	0.6
Other	1,318,300	0.1	—	—	—	—	—	—	5,626,400	0.2

Total	$48,901,566	2.2%	$142,047,540	5.4%	$651,238,580	5.5%	$291,167,813	3.9%	$25,077,495	0.9%

Home equity and second mortgage loans	71,757,624	3.3	40,432,193	1.5	211,541,685	1.8	95,625,110	1.3	6,069,468	0.2

Total loans	$2,176,489,929	100.0%	$2,622,974,405	100.0%	$11,896,285,525	100.0%	$7,432,866,287	100.0%	$2,933,956,428	100.0%

(1)
Terms range from one month to one year.

(2)
Terms range from two year fixed-rate to 10-year fixed-rate, hybrid ARMs.

ANALYSIS OF MORTGAGEIT'S LOAN ORIGINATIONS

Geographic concentration

MortgageIT originates loans in all 50 states. On March 31, 2004, MortgageIT had approximately 1,246 employees located in 13 retail lending offices in five different states, and 20 wholesale origination offices in 13 different states. During the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, MortgageIT's loan origination volume, as measured by principal balance, was sourced from the following states:

	Three months ended March 31,				Years ended December 31,
	2004		2003		2003		2002		2001
State	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume
California	$813,111,083	37.4%	$561,846,107	21.4%	$2,894,327,713	24.3%	$1,246,800,593	16.8%	$115,935,197	4.0%
New York	385,123,711	17.7	621,496,906	23.7	2,747,235,780	23.1	1,587,623,511	21.4	194,963,676	6.6
Texas	199,652,347	9.2	324,463,309	12.4	1,419,264,255	11.9	976,210,405	13.1	885,687,474	30.2
New Jersey	69,868,207	3.2	152,856,896	5.8	646,309,992	5.4	374,829,898	5.0	114,755,029	3.9
Connecticut	68,937,874	3.2	102,524,497	3.9	475,332,892	4.0	308,120,821	4.1	89,715,246	3.1
Wisconsin	69,551,449	3.2	108,216,891	4.1	473,365,040	4.0	435,056,263	5.9	408,522,766	13.9
Massachusetts	36,196,864	1.7	124,986,850	4.8	472,283,896	4.0	656,033,187	8.8	470,803,289	16.0
Illinois	86,646,016	4.0	114,328,148	4.4	429,785,597	3.6	365,118,835	4.9	17,523,480	0.6
Maryland	24,477,788	1.1	68,571,128	2.6	245,887,998	2.1	176,772,150	2.4	55,515,711	1.9
Minnesota	37,384,589	1.7	52,180,948	2.0	243,548,965	2.0	258,030,101	3.5	37,708,370	1.3
Florida	87,203,265	4.0	34,787,704	1.3	193,118,993	1.6	83,786,090	1.1	41,053,644	1.4
Georgia	18,350,980	0.8	56,709,150	2.2	181,164,447	1.5	132,508,612	1.8	107,458,478	3.7
Arizona	27,664,075	1.3	34,442,474	1.3	160,993,017	1.4	15,671,679	0.2	818,700	—
Virginia	19,115,361	0.9	30,965,459	1.2	153,719,320	1.3	102,149,743	1.4	39,492,319	1.3
Tennessee	20,166,809	0.9	24,094,933	0.9	133,898,064	1.1	83,546,002	1.1	48,103,748	1.6
Other	213,039,511	9.8	210,503,005	8.0	1,026,049,556	8.6	630,608,397	8.5	305,899,031	10.4

Total	$2,176,489,929	100.0%	$2,622,974,405	100.0%	$11,896,285,525	100.0%	$7,432,866,287	100.0%	$2,933,956,428	100.0%

Loan-to-value ratios

Loan-to-value ratio, or LTV, is an important method for many loan originators and loan investors to measure risk within a loan. An LTV is calculated by using the loan principal balance as the numerator and the lower of the home's sales price or appraised value as the denominator. A loan is said to have an 80% LTV if, for example, the home was purchased for $100,000 and the loan amount is $80,000. This assumes the appraised value of the home is at least $100,000.

During the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, MortgageIT's first lien single-family mortgage loan origination volume, as measured by principal balance, contained loans within the following LTV ranges:

	Three months ended March 31,				Years ended December 31,
	2004		2003		2003		2002		2001
LTV	Amount	Percentage of First Lien Loan Origination Volume	Amount	Percentage of First Lien Loan Origination Volume	Amount	Percentage of First Lien Loan Origination Volume	Amount	Percentage of First Lien Loan Origination Volume	Amount	Percentage of First Lien Loan Origination Volume
50% or less	$237,901,275	11.3%	$420,485,659	16.3%	$1,684,147,970	14.4%	$1,065,894,177	14.5%	$222,856,328	7.6%
50.01% to 60%	205,345,351	9.7	271,911,216	10.5	1,227,569,225	10.5	763,004,736	10.4	195,671,582	6.7
60.01% to 70%	403,147,128	19.1	411,185,091	15.9	2,028,944,718	17.4	1,116,458,067	15.2	321,923,114	11.0
70.01% to 75%	221,800,146	10.5	283,106,817	10.9	1,208,190,522	10.3	802,636,859	10.9	273,312,862	9.3
75.01% to 80%	627,948,300	29.8	583,360,269	22.6	2,820,836,817	24.1	1,634,213,266	22.3	665,240,955	22.7
80.01% to 85%	58,690,509	2.8	79,067,413	3.1	322,686,218	2.8	225,707,708	3.1	109,000,882	3.7
85.01% to 90%	108,209,789	5.1	154,009,822	6.0	687,283,580	5.9	473,781,168	6.5	261,632,079	8.9
90.01% to 95%	79,494,061	3.8	154,685,519	6.0	621,245,740	5.3	475,172,530	6.5	330,870,289	11.3
95.01% or more	165,223,997	7.8	228,558,757	8.8	1,083,839,048	9.3	780,372,666	10.6	547,378,869	18.7

Total first lien single- family mortgage loans	$2,107,760,556	100.0%	$2,586,370,563	100.0%	$11,684,743,838	100.0%	$7,337,241,177	100.0%	$2,927,886,960	100.0%

Weighted average first lien LTV	71.96%		70.44%		72.02%		71.87%		78.59%

First lien mortgage loan originations represented 96.8% and 98.2% of MortgageIT's total mortgage loan originations, as measured by principal balance, for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

Credit scores

Borrower credit scores are also a very important tool in determining the quality of loans produced by a lender. In underwriting a potential mortgage loan, MortgageIT will obtain credit scores from the borrower's credit report. A credit report contains information on credit history, including existing and previously repaid debt, and payment history on each obligation. There are three primary credit repositories that keep historical data and provide credit reports on potential borrowers. Each has a scoring model, the most common of which is referred to as a Fair Isaac Corporation, or FICO, score. The FICO score is a 3-digit number that can range from 300 to 850 and is based on payment histories, amounts owed, length of credit history, new credit and types of credit use.

Higher scores are considered better scores. That is, the higher the score, the more favorably lenders look upon the borrower as a credit risk. Each of the primary credit repositories produce their own score based on the data they have on a potential borrower. MortgageIT compares the three different scores from the three repositories, if available, and generally will use the middle of the three in rating the risk profile of a proposed mortgage loan.

The table below shows, for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, the amount and percentage of loans, as measured by principal balance, originated by MortgageIT in each specific middle FICO score range:

	Three months ended March 31,				Years ended December 31,
	2004		2003		2003		2002		2001
Middle FICO Score	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume
800+	$42,098,578	1.9%	$76,425,007	2.9%	$336,574,030	2.8%	$140,673,999	1.9%	$52,920,986	1.8%
750-799	577,453,544	26.5	745,034,366	28.4	3,509,210,468	29.5	2,060,482,617	27.7	748,041,559	25.5
725-749	370,268,319	17.0	317,135,862	12.1	1,471,622,158	12.4	878,013,123	11.8	362,606,950	12.4
700-724	384,574,467	17.7	371,105,473	14.1	1,700,920,143	14.3	931,355,445	12.5	356,059,780	12.1
675-699	288,655,277	13.3	226,990,430	8.7	1,063,040,940	8.9	799,585,481	10.8	305,204,457	10.4
650-675	193,780,681	8.9	235,703,701	9.0	1,102,456,515	9.3	529,891,207	7.1	262,704,703	9.0
625-649	101,920,169	4.7	192,673,297	7.3	830,677,877	7.0	403,975,467	5.4	208,733,912	7.1
600-624	56,600,536	2.6	85,378,601	3.3	379,608,686	3.2	505,003,866	6.8	250,122,325	8.5
550-599	40,126,067	1.8	65,114,630	2.5	289,059,813	2.4	345,185,395	4.6	135,344,784	4.6
Below 550	12,843,005	0.6	14,022,994	0.5	66,854,912	0.6	65,695,778	0.9	55,598,200	1.9
FHA Streamline (no FICO score available)	37,479,917	1.7	130,258,534	5.0	553,996,137	4.7	300,957,182	4.0	12,555,267	0.4
No score available	70,689,369	3.2	163,131,510	6.2	592,263,846	5.0	472,046,727	6.4	184,063,505	6.3

Total	$2,176,489,929	100.0%	$2,622,974,405	100.0%	$11,896,285,525	100.0%	$7,432,866,287	100.0%	$2,933,956,428	100.0%

Weighted average middle FICO score	717		717		718		709		694

Property types

During both the three months ended March 31, 2004 and the year ended December 31, 2003, 100% of MortgageIT's loan origination volume, as measured by principal balance, was collateralized by residential property or cooperative apartments.

The following table shows, for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, the amount and percentage of loans originated by MortgageIT by property type:

	Three months ended March 31,				Years ended December 31,
	2004		2003		2003		2002		2001
Property Type	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume
1-family	$1,628,386,772	74.8%	$2,004,968,653	76.4%	$8,986,780,058	75.5%	$5,663,892,159	76.2%	$2,388,958,736	81.4%
2-4 family	84,381,528	3.9	88,591,616	3.4	355,649,089	3.0	303,670,101	4.1	146,889,385	5.0
Condominium	135,492,529	6.2	107,217,326	4.1	573,368,485	4.8	289,320,021	3.9	109,720,176	3.7
Co-op apartment(1)	73,494,908	3.4	193,753,797	7.4	828,878,637	7.0	504,303,593	6.8	7,756,665	0.3
Planned urban development	252,188,679	11.6	213,974,290	8.2	1,104,732,028	9.3	616,312,296	8.3	219,690,401	7.5
Manufactured home	2,545,513	0.1	14,468,723	0.6	46,877,228	0.4	55,368,117	0.7	60,941,065	2.1

Total	$2,176,489,929	100.0%	$2,622,974,405	100.0%	$11,896,285,525	100.0%	$7,432,866,287	100.0%	$2,933,956,428	100.0%

(1)
Loans originated during the three months ended March 31, 2004 and the year ended December 31, 2003 and secured by co-op apartments had an average loan size of $430,081 and $327,760, an average LTV ratio of 60% and 58% and an average FICO score of 730 and 727, respectively.

Loan balances

During the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, MortgageIT's first lien single-family residential mortgage loan origination volume, as measured by principal balance, was comprised of loans with original principal balances in the following ranges:

	Three months ended March 31,				Years ended December 31,
	2004		2003		2003		2002		2001
Loan Balances	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume	Amount	Percentage of Loan Origination Volume
$100,000 or less	$141,004,026	6.7%	$224,056,739	8.7%	$976,254,905	8.4%	$785,298,320	10.7%	$644,364,875	22.0%
$100,001 to $150,000	290,845,998	13.8	456,685,603	17.7	1,956,611,592	16.7	1,374,592,389	18.7	919,890,392	31.4
$150,001 to $200,000	305,946,722	14.5	401,340,402	15.5	1,741,660,868	14.9	1,154,899,268	15.7	581,479,695	19.9
$200,001 to $300,000	514,262,939	24.4	612,937,518	23.7	2,616,050,783	22.4	1,816,834,906	24.8	651,114,355	22.2
$300,001 to $400,000	351,416,634	16.7	341,876,221	13.2	1,582,687,808	13.5	728,009,366	9.9	52,117,773	1.8
$400,001 to $500,000	184,537,247	8.8	199,922,825	7.7	961,082,342	8.2	468,218,476	6.4	30,423,720	1.0
$500,001 to $600,000	100,205,950	4.8	101,893,515	3.9	582,239,633	5.0	293,271,622	4.0	20,180,900	0.7
$600,001 to $700,000	63,464,028	3.0	75,193,779	2.9	397,902,644	3.4	198,022,238	2.7	11,799,000	0.4
$700,001 to $800,000	29,547,872	1.4	37,941,596	1.5	161,219,470	1.4	94,463,182	1.3	800,000	—
$800,001 to $900,000	24,775,450	1.2	26,605,000	1.0	133,939,931	1.1	68,661,300	0.9	4,220,000	0.1
$900,001 to $1,000,000	36,442,200	1.7	60,738,265	2.3	289,516,612	2.5	152,385,100	2.1	5,886,250	0.2
$1,000,001 to $1,500,000	23,838,500	1.1	31,761,200	1.2	169,196,653	1.4	88,128,925	1.2	1,430,000	—
$1,500,001 to $2,000,000	11,637,510	0.6	10,683,500	0.4	45,506,597	0.4	40,793,585	0.6	1,900,000	0.1
$2,000,001 or higher	29,835,480	1.4	4,734,400	0.2	70,874,000	0.6	73,662,500	1.0	2,280,000	0.1

Total	$2,107,760,556	100.0%	$2,586,370,563	100.0%	$11,684,743,838	100.0%	$7,337,241,177	100.0%	$2,927,886,960	100.0%

Weighted average principal balance	$211,814		$194,698		$200,554		$183,942		$130,867

First lien mortgage loan originations represented 96.8% and 98.2% of MortgageIT's total loan originations, as measured by principal balance, for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

OUR LOAN UNDERWRITING GUIDELINES AND PRACTICES

MortgageIT's underwriting guidelines

As a mortgage banker, MortgageIT has not, up to now, retained any of its funded loans on a long-term basis. Thus, MortgageIT's underwriting philosophy has historically been to underwrite loans according to the guidelines established by the available purchasers of its loans.

Typically, mortgage underwriting guidelines provide a framework for determining whether a proposed mortgage loan to a potential borrower will be approved. The key points in this framework are the borrower's credit scores and other indicia of the borrower's ability and willingness to repay the loan, such as the borrower's employment and income, the amount of the borrower's equity in and the value of the borrower's property securing the loan, the borrower's debt to income and other debt ratios, the LTV of the loan, the amount of funds available to the borrower for closing and the borrower's post-closing liquidity.

Our underwriting guidelines

For mortgage loans we intend to retain in our portfolio, we will follow a specific underwriting methodology based on the following philosophy—first evaluate the borrower's ability to repay the loan, and then evaluate the value of the property securing the loan. We have developed underwriting guidelines and practices that establish clear parameters for our loan underwriters and credit officers to make loan approval decisions. We will seek only to retain mortgage loans that we believe have low risk of default and resulting loss. As underwriting basically seeks to predict future borrower payment patterns and ability based on the borrower's past history and current financial information and the lender's ability to be made whole in the future through foreclosure in the event of a default, no assurance can be made that every loan originated or purchased will perform as anticipated.

In evaluating the borrower's ability and willingness to repay a loan, we will review and analyze the following aspects of the borrower: credit score, income and its source, employment history, debt levels in revolving, installment and other mortgage loans, credit history and use of credit in the past, and the ability and/or willingness to provide verification for the above. Credit scores, credit history, use of credit in the past and information as to debt levels can typically be obtained from a third party credit report through a credit repository. Those sources will be used in all cases, as available. In certain cases, borrowers have little or no credit history that can be tracked by one of the primary credit repositories. In these cases, the reason for the lack of history will be considered and taken into account. In our experience, most prospective borrowers have accessible credit histories.

In evaluating a potential property to be used as collateral for a mortgage loan, we will consider all of the following aspects of the property: the loan balance versus the property value, or LTV, the property type, how the property will be occupied (a primary residence, second home or investment property), if the property's apparent value is supported by recent sales of similar properties in the same or a nearby area, any unique characteristics of the property and our confidence in the data and their sources.

Other considerations that will impact our decision regarding a borrower's loan application are the borrower's purpose in requesting the loan (purchase of a home as opposed to cashing equity out of the home through a refinancing for example), the loan type (adjustable-rate, including adjustment periods and loan life rate caps, or fixed-rate), and any items unique to a loan that we believe could affect credit performance.

Loan servicing

Loan servicing is the administration function of a mortgage loan whereby an entity collects monthly payments from a mortgage borrower and disburses those funds to the appropriate parties. The servicer has to account for all payments, maintain balances in certain accounts for each loan, maintain escrow accounts for real estate taxes, remit the correct amount of principal and interest monthly to the holder of the loan and handle loan defaults as required.

MortgageIT has, up until now, sold the servicing rights on all loans that MortgageIT sells to investors. However, certain loans are held on MortgageIT's balance sheet for a period of time in order to increase earnings. In these cases, we believe there is a large enough spread between the mortgage loan interest rate and the interest rate paid on the applicable warehouse line to make any additional risk in carrying those loans on our balance sheet worthwhile. In these cases, MortgageIT services the loans in-house for the time period that MortgageIT holds the loans.

In September 2003 (as subsequently amended), MortgageIT entered into an agreement with GMAC Mortgage Corporation, or GMACM, an indirect wholly-owned subsidiary of General Motors Acceptance Corporation, whereby GMACM will subservice loans for us following this offering. GMACM is a mortgage company, specializing in, among other things, mortgage sub-servicing nationwide. GMACM states that it has a total servicing portfolio of over 1.9 million loans with approximately $200 billion in aggregate principal balance, of which over $9 billion in aggregate principal balance, representing approximately 100,000 loans, are subserviced. GMACM additionally states that it is an approved loan servicer for Fannie Mae, Freddie Mac, Ginnie Mae and others. Pursuant to the agreement, MortgageIT agreed to transfer to GMACM, initially in bulk and then on a flow basis, the servicing of certain first lien residential mortgage loans originated and/or owned by MortgageIT. GMACM, as an independent contractor, will administer and service those loans as between MortgageIT and the borrower, including the collection of all required payments for each mortgage loan transferred for servicing, the monthly remittance of such payments to MortgageIT and the establishment and maintenance of servicing files for each mortgage loan, which will be maintained by GMACM in trust for MortgageIT. Under the agreement, GMACM earns a monthly service fee based on an aggregate of the negotiated monthly service per loan fee for each loan serviced by GMACM. The agreement has an initial term of five years, with automatic one year renewals until terminated.

We expect that loans originated by MortgageIT that will be retained by us for our portfolio will have the servicing performed by GMACM. Under this arrangement, GMACM will act as an intermediary between us and the borrower. Mortgage sub-servicing is a contractual arrangement where the responsible servicer of a mortgage (or pool of mortgages) outsources their servicing functions to a third-party (sub-servicer) for a fixed, per-loan sub-servicing fee. The responsibility of performing functions including customer service, collections, payment processing, new loan setup and other specialty tasks related to defaulted loans is passed to the sub-servicer. The offering by GMACM is a private label solution that enables GMACM to operate as part of MortgageIT and allows MortgageIT's customers to be unaffected by the outsourcing relationship. The consumer will see the loan servicing functions as a seamless part of the lending process performed by MortgageIT. We believe that by leveraging GMACM's core servicing capabilities, MortgageIT can better utilize its time to market new products and eliminate the infrastructure that would otherwise be necessary to maintain and manage a servicing function.

Loans originated and funded by MortgageIT that will be sold to third parties will be serviced in the interim by MortgageIT in-house or by GMACM, as appropriate.

OUR INVESTMENT GUIDELINES

We intend to develop a portfolio lending investment policy that will minimize credit risk and interest rate risk, consistent with risk management and capital preservation guidelines approved by our board of directors. We intend to adopt an investment policy prior to completing the offering. Our loan and investment portfolios will be managed by Greg Lattanzio, our senior portfolio manager. Our mortgage assets portfolio may consist of ARM pass-through securities guaranteed by an agency of the federal government ("Ginnie Mae"), a government-sponsored corporation or federally-chartered corporation ("Fannie Mae" or "Freddie Mac") (collectively, "Agency Securities"), or privately issued (generally publicly registered) ARM pass-through securities, multi-class pass-through securities, floating-rate classes of collateralized mortgage obligations ("CMOs") and ARM and hybrid ARM loans. We may also hold fixed rate mortgage-backed securities with an expected duration of one year or less, or short-term investments that either mature within one year or have an expected duration within one year.

We intend to invest in ARM assets including investments in hybrid ARM assets, which are typically 30-year loans with a fixed-rate of interest for an initial period, generally two to 10 years, and then convert to an adjustable-rate for the balance of their term. We intend to establish specific duration gap guidelines consistent with the risk management and capital preservation guidelines approved by our board of directors. We will use swap agreements, cap agreements and Eurodollar transactions as hedges to manage the duration gap, if any, between our investments and funding sources.

Our investment policy, when adopted, will require that we invest in excess of 70% of our total assets in High Quality ARM assets and short-term investments. High Quality means:

–>
Agency Securities;

–>
securities and securitized loans which are rated within one of the two highest rating categories by at least one of either Standard & Poor's Corporation or Moody's Investors Service, Inc. (the "Rating Agencies");

–>
securities and securitized loans that are unrated or whose ratings have not been updated but are determined to be of comparable quality (by the rating standards of at least one of the Rating Agencies) to a High Quality rated mortgage-backed security, as determined by our management and approved by our board of directors; or

–>
the portion of ARM or hybrid ARM loans that have been deposited into a trust and have received a credit rating of AA or better from at least one Rating Agency.

Our investment policy will also provide for a portion of the portfolio to be invested in other assets, which may include:

–>
adjustable or variable-rate pass-through certificates, multi-class pass-through certificates or CMOs backed by loans on single-family, multi-family or other real estate-related properties so long as they are rated at least Investment Grade at the time of purchase. "Investment Grade" generally means a security rating of BBB or Baa or better by at least one of the Rating Agencies;

–>
ARM or hybrid ARM loans collateralized by first liens on single-family residential properties, generally underwritten to "A" quality standards, and acquired for the purpose of future securitization;

–>
fixed-rate mortgage loans collateralized by first liens on single-family residential properties originated for sale to third parties;

–>
real estate properties acquired as a result of foreclosing on our ARM or hybrid ARM loans; or

–>
as authorized by our board of directors, ARM securities rated less than Investment Grade that are created as a result of our loan acquisition and securitization efforts or are acquired as part of a loan securitization effected by third parties in which we purchase all of the classes of the loan securitization.

Our investment policy will also provide that:

–>
no investment shall be made which would cause us to fail to qualify as a REIT; and

–>
no investment shall be made which would cause us to be regulated as an investment company.

We may change our investment policy at any time without the consent of our stockholders.

OUR TARGETED INVESTMENTS

General

Unlike many other mortgage REITs, we will not rely on purchasing loans in the secondary mortgage market to build our portfolio. We will continue to originate our loans through a network of retail and wholesale loan officers, relationships with independent loan originators and our Internet platform. In order to balance our portfolio, we may purchase mortgage-backed securities if we believe that it is opportunistic to do so. However, loans originated through our proprietary origination channels are expected to generate consistently higher returns than purchased mortgage-backed securities and will represent the primary source of loans in our investment portfolio.

Mortgage loans

As a portfolio lender, we will generally hold in our portfolio both originated and purchased ARM and hybrid ARM loans. MortgageIT will also originate for sale to third parties individual loans or portfolios of mortgage loans. We may also invest in portfolios of mortgage loans secured by residential properties in the U.S. from various sellers, including mortgage bankers, life insurance companies, banks and other owners. For the mortgage loans that MortgageIT originates and that we intend to retain, we will follow our loan underwriting guidelines and practices described under "—Our Loan Underwriting Guidelines and Practices."

Residential mortgage-backed securities

The residential mortgage-backed securities that we will invest in will be secured by or evidence ownership interests in pools of mortgage loans secured by single-family residential properties. Subject to our investment guidelines, these securities will generally be high quality, Investment Grade securities. Generally, we anticipate only holding or acquiring subordinate classes that result from securitizations of the mortgage loans in our portfolio. The majority of our investments in residential mortgage-backed securities will consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are senior to the rights of subordinate or lower classes of securities. We intend to invest in residential mortgage-backed securities that will yield current interest income and where we consider the return of principal to be likely.

The yield on residential mortgage-backed securities depends on the timely payment of interest and principal due on the underlying mortgage loans by the borrowers under such mortgage loans. Accelerated prepayments due to refinancing and defaults by such borrowers may ultimately result in deficiencies and defaults on the residential mortgage-backed securities. In the event of a default, the trustee for the benefit of the holders of residential mortgage-backed securities generally has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy generally will be available. However, holders of relatively senior classes of residential mortgage-backed securities will be protected to a certain degree by the structural features of the securitization transaction within which such residential mortgage-backed securities were issued, such as the subordination of the junior classes of the residential mortgage-backed securities.

Generally, in considering whether to acquire a residential mortgage-backed security, we will perform due diligence, to the extent possible, to assess the credit quality of the mortgage loans, as well as:

–>
our assessment of the likelihood of prepayment, which residential borrowers are generally permitted to do without penalty;

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the extent of any guarantee of the mortgage loans securing the mortgage-backed securities by the federal government or a government sponsored entity;

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assess the capabilities of the servicer of the mortgage loans;

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the residential mortgage-backed security structure;

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the prepayment and default history of the other mortgage loans previously originated by the applicable lenders;

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our cash flow analyses under various prepayment and interest rate scenarios; and

–>
our analyses of various borrower default scenarios.

OUR FINANCING STRATEGY

General

We intend to leverage our equity through borrowings with the intent to enhance our returns. With leverage we will be able to expand the size of our portfolio, which we believe will enable us to increase our returns on equity and assets. Although leverage increases business risk, we will operate within asset to equity ratio guidelines established by our board of directors, which our board has initially determined to set at 8 to 12 times, and with a set minimum of assets we deem to be high quality in an attempt to mitigate those risks.

Our financing strategy may also focus on the use of match-funded financing structures. This means that we seek to match the repricing durations of our financial obligations with the repricing durations of our investments to reduce the impact of changing interest rates on our earnings. We may match fund interest rates with like-kind debt, through the use of hedges such as interest rate swaps, Euro-dollar futures contracts, interest rate caps, or through a combination of these strategies. In addition, we may finance our mortgage loans and securities investments through the issuance of collateralized debt securities.

Warehouse Financing. Non-depository mortgage bankers, including MortgageIT, typically rely on credit facilities for capital needed to fund new mortgage loans. These credit facilities are typically lines of credit from other financial institutions and are referred to as warehouse lines.

Warehouse lines are typically collateralized loans to mortgage bankers that in turn pledge the resulting loans to the warehouse line provider. Possession of the mortgage loans, meaning the notes and mortgages and other loan documentation, is typically maintained and documented by thirty-party mortgage custodians, usually large banks, that hold the mortgage loans and other important loan documentation for the benefit of the loan owner and, if there is a default on a warehouse line, the warehouse lender.

We use these financing arrangements to fund mortgage loan originations with borrowers and pay down these facilities with the proceeds from loans sold to third parties. MortgageIT has three warehouse facilities in place as of March 31, 2004. The providers of the warehouse lines are UBS, RFC and Merrill Lynch. The amounts of the facilities are $850.0 million, $100.0 million and $200.0 million, respectively. Each facility is covered by an agreement that governs the use of the credit facilities. The RFC facility is a committed facility with a term of one year (expiring in June 2004) and is renewable annually. The UBS and Merrill Lynch facilities are not committed and may be withdrawn at any time. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources" for a further discussion of the terms of these facilities.

We plan on continuing the use of these facilities going forward with terms equal to or possibly more favorable than current terms under these facilities due to our increased equity as a result of this offering.

Repurchase agreements and other financings

We will leverage our equity primarily through the use of repurchase agreements and primarily through other term financings. With repurchase agreements, we will borrow against the mortgage loans and mortgage-backed securities we own. Under these agreements, we sell our mortgage assets to a counterparty and agree to repurchase the assets from the counterparty at a price equal to the original sales price plus an interest factor. During the term of a repurchase agreement, we earn the principal and interest on the related mortgage assets and pay interest to the counterparty. Our repurchase agreements will generally have terms of 30 days.

We expect that our repurchase agreement counterparties will be well capitalized commercial and investment banks with whom we will have agreements in place that cover the terms of our transactions. All our repurchase agreement counterparties will be formally approved by our board of directors and will be monitored for changes in their financial conditions.

We anticipate that repurchase agreements will be one of the primary vehicles we will use to achieve our desired financial leverage. We intend to maintain formal relationships with several counterparties, as needed, for the purpose of maintaining financing relationships on favorable terms.

Loan securitizations

Because we intend to retain some or all of the ARM and hybrid ARM loans originated by MortgageIT on a long-term basis, we will use securitization structures in an effort to enhance our investment portfolio performance and mitigate risks of short-term market fluctuations. Using securitization structures will enable us to issue non-recourse debt that will not be subject to margin calls once the debt obligation has been issued. Securitizations can be multiple class, rated debt securities, or bonds, secured by a pool of assets such as a group of individual loans. Structuring involves segmenting cash flows from like-kind loan collateral into different investment horizons or maturity classes. Nationally recognized statistical rating agencies, such as Standard and Poor's, Moody's Investor Service, or Fitch Inc., typically provide ratings on classes of these securitizations. The securities provide liquidity as they can be bought or sold quickly, as any commonly traded bond, whereas trading a portfolio of loans is more expensive and time-consuming. Financing these securities can be done at lower costs relative to financing whole loans on a warehouse line. We believe that this cost savings will result in higher net interest spreads attributable to lower interest expense.

In order to securitize a portfolio of mortgage loans, we will have to enter into an agreement with an underwriter. The underwriter, typically a Wall Street broker-dealer active in the mortgage sector, will facilitate the transaction. The underwriter will structure the transaction, review loans for credit evaluation, interact with the rating agencies to get the securities rated, create a prospectus, and place the offering with investors, as needed.

There are fixed and variable fees associated with securitizations. Fixed fees are incurred regardless of the transaction size and variable fees are based on the number of loans or size of the transaction. The outside parties involved in the creation of the securities charge the fees. For example, a trustee must be engaged to administer the cash flows of the securities. The logical course of action when faced with these expenses is to try and maximize the size of the securitizations in order to minimize the effect of the fixed costs on the securities' yield. Thus, we will try to ensure that there is a sufficient number and dollar amount of mortgage loans in our portfolio before an underwriter is engaged and any securitization is undertaken. As liquidity at times will be of paramount importance to us, and as the events that trigger the need for liquidity cannot be readily foreseen, there could be times when we may be forced to securitize a smaller number of loans and lose some or all of the cost advantages of our loan securitizations.

Our resulting securities will either be financed with repurchase agreements on an indefinite basis or sold to third party investors in the form of a collateralized debt obligation that is treated as a financing for tax and financial accounting purposes. These securities generally will be financed on a non-recourse basis to us. Under these situations, risks associated with margin calls and liquidity in the market place can be mitigated. Because our securitizations will be treated as financings for both tax and financial accounting purposes, we do not expect to generate a gain or loss on sale as a result of those transactions. Following the securitizations, the loans will remain on our consolidated balance sheet as an asset and the securitization debt will be recorded as a liability, although we will not have legal title to the underlying loans nor will we be subject to the risk of default on the underlying loans, except to the extent they affect the value of the interests we retain in the securitization. We may retain the most subordinated interests in loans we securitize. These interests are in a "first loss" position relative to the credit risk of the more senior securities sold to third parties, and accordingly, carry a greater risk with respect to the nonpayment of the mortgage loans backing the securities.

We expect to generate earnings and cash flow from the loans we securitize primarily through net interest income, which is the difference between the interest income we earn from the mortgage loans and the sum of the interest we pay to holders of our mortgage-backed securities, credit losses on the loans, servicing fees and securitization expenses.

OUR HEDGING ACTIVITIES

General

We will generally not seek to anticipate the direction of interest rates as a part of our business strategy. We will seek to maintain hedge positions that avoid the affects of severe interest rate movements, which might otherwise negatively impact our ability to earn net interest income. Accordingly, we will generally seek to match cash flows of our assets and liabilities by matching the repricing durations of our ARM and hybrid ARM loans with the repricing durations of our liabilities. Our hedging activities will be managed by Greg Lattanzio, our senior portfolio manager, and Joseph Blalock, our senior risk manager.

Subject to the limitations imposed by the REIT qualification tests, some or all of the following financial instruments may be used for hedging interest rate risk: interest rate swaps and Eurodollar contracts, interest rate caps, term repurchase agreements and other instruments that may be determined to be advantageous and are permitted under the hedging policy that will be adopted by our board of directors. Examples of other possible hedging instruments we may use include interest rate collars, interest rate floors, or options on any of these named instruments.

These hedging instruments may be used to hedge as much interest rate risk as our management determines to be in the best interest of our stockholders, given the cost of such hedges and the need to maintain our status as a REIT. We may elect to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risks is advisable. Members of our management have extensive experience with these types of instruments. We will engage in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates.

The following further describes the hedging instruments that we may use:

Interest rate swap agreements and Eurodollar contracts

Interest rate swap agreements, or swaps, are contracts entered into between two parties whereby each party agrees, for the term of the agreement, to pay the other a certain interest rate. Typically, one party will pay a fixed-rate of interest, and the other will pay an adjustable-rate. Thus, the party that pays a fixed-rate will receive an adjustable-rate, and the party that pays an adjustable-rate will receive a fixed-rate. In most instances, we will pay a fixed-rate and receive an adjustable-rate in order to hedge interest rate risk inherent in some of the ARM and hybrid ARM loans and mortgage-backed securities in which we plan to invest. Alternatively, Eurodollar contracts are financial futures contracts that may closely replicate the desired effects of swaps.

We will own hybrid ARM loans that have an initial fixed-rate period. In order to hedge the interest rate risk associated with owing hybrid ARM loans and mortgage-backed securities, we may enter into swap agreements to attempt to adjust the expected duration of the hybrid ARM loan interest rate reset periods.

Interest rate caps

Interest rate cap agreements, or caps, are agreements entered into between two parties whereby one party agrees, for the term of the agreement, to pay the other in the event the current value of an interest rate index exceeds a specified level. The party agreeing to make cap payments is paid an up front fee. For example, a cap can be entered into with a specified notional amount and a trigger set at 6.00% based on the one month LIBOR. In that example, if one month LIBOR rises above the 6.00% trigger during the five-year term of the cap, the owner of the cap will receive from the counterparty periodic payments equal to the product of (1) the excess of the current value of one-month LIBOR over the threshold rate and (2) the notional amount of the cap. A cap agreement typically will be in place for a period of three to five years.

A cap agreement can offset risks inherent in ARM and hybrid ARM mortgage loans with what are known as life caps. Life caps limit, for the life of the loan, the maximum rate of interest the borrower will be obligated to pay. Typically, the life cap of adjustable-rate and hybrid mortgage loans is equal to the initial interest rate on the loan plus 5.00% or 6.00%. Thus if an adjustable-rate or hybrid mortgage loan has an initial rate of 6.00%, the life cap would most likely be either 11.00% or 12.00%.

If we are faced with the life caps described above, we may purchase a cap agreement with a trigger, or threshold rate, of 11.00%. Thus, if one month LIBOR were to increase above 11.00%, we would receive from the counterparty periodic payments equal to the product of (1) the excess of the current value of one-month LIBOR over the threshold rate and (2) the notional amount of the cap. This can mitigate the risk of our liabilities costing more than the rate received on the mortgage assets. In the example above, we could hold an asset paying a capped rate of 11.00% while also paying a corresponding liability set at one month LIBOR with an interest rate above 11.00%. If we also held an interest rate cap with a trigger of 11.00%, the interest rate mismatch would be bridged because payments received pursuant to the cap agreement would reduce our interest expense paid on our liabilities.

Term repurchase agreements

Because we will use repurchase agreements to finance some of our assets, we may also at times, use term repurchase agreements. Repurchase agreements are typically limited to 30 days. After the term, the interest rate we pay is reset at the current market interest rate. Term repurchase agreements, on the other hand, are agreements with terms of 60, 90 or more days. Some terms can be as long as one year or more. Term repurchase agreements are used to attempt to fix the liability funding period to the expected repricing duration of an ARM-backed security or ARM loan we hold.

Other hedging instruments

In addition to using the above-described financial instruments, we will seek to issue long-term securitized debt collateralized by some of our mortgage assets. This will serve as long-term financing of our pledged assets. We expect that long-term debt issuance will enable us to efficiently match the repricing durations of our assets and liabilities and thereby reduce liquidity risk, margin call risk, interest rate risk and prepayment risk. To issue long-term debt, a portion of our assets would be pledged to a securitization trust that would, in turn, issue long-term collateralized debt securities. The pledged mortgage assets would continue to be recorded on our balance sheet as assets and the long-term debt would be recorded on our balance sheet as a liability.

We also may enter into other hedging-type transactions designed to protect our borrowing costs or portfolio yields from interest rate changes. We may purchase interest-only mortgage derivative assets or other mortgage derivative products for purposes of mitigating interest rate risk. We also may utilize from time to time futures or forward contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury notes and similar financial instruments.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

If our board of directors determines that we require additional funding, we may raise funds through additional equity offerings, debt financings, retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods.

If our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional authorized common and preferred stock in any manner and on such terms and for such consideration as our board of directors deems appropriate, including in exchange for property or other non-cash consideration.

Debt financings may be in the form of traditional bank borrowings, publicly or privately placed debt instruments, purchase money obligations to the sellers of assets to us, long-term bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including collateralized debt securities, any of which indebtedness may be unsecured or may be secured by mortgage loans or other interests in our assets. Such indebtedness may have recourse to all or any part of our assets or may be limited to particular asset to which the indebtedness relates.

We have authority to offer our common stock or other equity or debt securities in exchange for property or other non-cash consideration and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. Similarly, we may offer additional interests that are exchangeable into common stock or, at our option, cash, in exchange for property or other non-cash consideration. We also may make loans to our subsidiaries.

Subject to our ownership limitations and the gross income and asset tests necessary for REIT qualification, we may invest in other entities engaged in mortgage-related activities or in the securities of other issuers, including for the purpose of exercising control over such entities. We also may engage in the purchase and sale of investments. We do not intend to underwrite the securities of other issuers. We have the authority to repurchase or otherwise reacquire shares of our capital stock. In addition, we will provide our stockholders with an annual report which will contain financial statements audited by our independent public accountant.

Our board of directors may change any of these policies without a vote of our stockholders.

COMPETITION

We face intense competition from finance and mortgage banking companies, other mortgage REITs, Internet-based lending companies where entry barriers are relatively low, and, to a growing extent, from traditional bank and thrift lenders that have increased their participation in the mortgage industry. As we seek to expand our loan origination business further and expand our business strategy to build a portfolio of mortgage loans and mortgage-backed securities, we will face a significant number of additional competitors, many of whom will be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.

We anticipate that the majority of our competition will be in the mortgage industry. In addition to mortgage banking companies, Internet-based lending companies, traditional banks and thrift lenders, the government sponsored entities Fannie Mae and Freddie Mac are also expanding their participation in the mortgage industry. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, they do have the authority to buy loans. If as a result of their purchasing practices, these government sponsored entities experience significantly higher-than-expected losses, the experience could adversely affect overall investor perception of the mortgage industry.

Competition within the mortgage industry can take many forms, including lower interest rates and fees, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. Price competition could cause MortgageIT to lower the interest rates that it charges borrowers, which could lower the value of its loans. If MortgageIT's competitors adopt less stringent underwriting standards, it could be pressured to do so as well. If MortgageIT does not relax underwriting standards in response to its competitors, it may lose market share. If MortgageIT relaxes its underwriting standards in response to price competition, we may be exposed to higher credit risk without compensating pricing. Any increase in these pricing and underwriting pressures could reduce the volume of MortgageIT's loan originations and sales and significantly harm our business, financial condition, liquidity and results of operations.

SUBSIDIARIES

When the reorganization is complete, we will have one subsidiary, MortgageIT, which will have two subsidiaries, Home Closer LLC and IPI Skyscraper Mortgage Corporation which MortgageIT wholly owns. Home Closer LLC was founded in May 2002 and offers settlement services, title insurance and other related home products to borrowers and third parties by acting as an agent for the various service providers with whom it has entered into contracts. For the three months ended March 31, 2004 and the year ended December 31, 2003, Home Closer LLC earned net income of $54,274 and $532,114, respectively.

MortgageIT conducts its retail mortgage banking operations through IPI. For more information concerning IPI. See "—Overview of MortgageIT—MortgageIT's operations."

GOVERNMENT REGULATION

General

We must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all jurisdictions in which we originate mortgage loans, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations applicable to our business has increased in recent years and individual municipalities have also begun to enact laws, rules and regulations that restrict or otherwise affect loan origination activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. It may be more difficult to identify comprehensively, to interpret accurately, to program properly our information systems and to effectively train our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing the risks of non-compliance with these laws, rules and regulations.

Our failure to comply with these laws, rules and regulations can lead to:

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civil and criminal liability, including potential monetary penalties;

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loss of state licenses or permits required for continued lending operations;

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legal defenses causing delay or otherwise adversely affecting our ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

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demands for indemnification or loan repurchases from purchasers of our loans;

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class action lawsuits; and

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administrative enforcement actions.

Some states in which we operate may impose regulatory requirements on our officers and directors and parties holding 10%, and in some cases 5%, of our outstanding shares of common stock. If any officer, director or person holding 10%, and in some cases 5%, or more of our outstanding shares of our common stock fails to meet or refuses to comply with a state's applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. The loss of our authority to conduct business in a state, for this or any other reason, could have a material adverse effect on our business, financial condition, liquidity and results of operations.

In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as "predatory" lending practices, that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and would impose additional costly and burdensome compliance requirements on us. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate, or APR, meets or exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction regardless of how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on the purchasers of mortgage loans, regardless of whether a purchaser knew of or participated in the violation. Accordingly, the third parties that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance loans that do not comply with these laws, rules and regulations.

The continued enactment of these laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees we charge on the mortgage loans that we originate. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for the purchase of MortgageIT originated loans. These laws, rules and regulations have increased our cost of doing business as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

In addition, many of these state laws, rules and regulations are not applicable to the mortgage loan operations of national banks, or other financial institutions chartered by the federal government. Therefore, the mortgage loan operations of these institutions are at a competitive advantage to us since they do not have to comply with many of these laws.

Our goal is to avoid originating loans that meet or exceed the APR or "points and fees" threshold of these laws, rules and regulations except in the relatively small number of states in which the laws, rules and regulations relating to APR and "points and fees" thresholds allow, in our judgment, these loans to be made within our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom MortgageIT brokers or sells loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, cash flow, financial condition, liquidity and results of operations.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

USA Patriot Act

The President of the United States signed the USA Patriot Act into law on October 26, 2001. The USA Patriot Act establishes a wide variety of new and enhanced ways of combating international terrorism. The provisions that affect national banks and other financial institutions most directly are contained in Title III of the Act. In general, Title III amends current law, primarily the Bank Secrecy Act, to provide the Secretary of Treasury and other departments and agencies of the federal government with enhanced authority to identify, deter, and punish international money laundering and other crimes.

Among other things, the USA Patriot Act prohibits financial institutions from doing business with foreign "shell" banks and requires increased due diligence for private banking transactions and correspondent accounts for foreign banks. In addition, financial institutions will have to follow new minimum verification of identity standards for all new accounts and will be permitted to share information with law enforcement authorities under circumstances that were not previously permitted. These and other provisions of the USA Patriot Act became effective at varying times and the Secretary of Treasury and various federal banking agencies are responsible for issuing regulations to implement the new law. To the extent the USA Patriot Act applies to our mortgage banking operations, we may be subject to additional burdens of compliance and potential liability for failure to comply.

ENVIRONMENTAL EXPOSURE

In the course of our business, we may foreclose and take title to residential properties securing our mortgage loans, and if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

EMPLOYEES

As of March 31, 2004, MortgageIT had 1,246 full-time employees. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

MortgageIT's principal offices are located at 33 Maiden Lane, New York, New York, where it leases approximately 44,000 square feet of space from an unaffiliated party. We intend to maintain our office at this location. Additionally, MortgageIT leases 33 branch office facilities, located in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Minnesota, New Jersey, New York, Texas, Wisconsin and Washington.

LEGAL PROCEEDINGS

Because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with various state and federal lending laws, we are subject to various legal proceedings in the ordinary course of our business related to foreclosures, bankruptcies, condemnation and quiet title actions, and alleged statutory and regulatory violations. We are also subject to legal proceedings in the ordinary course of business related to employment matters. We believe all of these proceedings, taken as a whole, will not have a material adverse effect on our business, financial position or our results of operations.

Management

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Upon completion of this offering, our board of directors will consist of eight directors. Of these eight directors, we believe that five of the directors will be considered "independent" in accordance with the requirements of the Securities and Exchange Commission and the New York Stock Exchange. Our directors, executive officers and certain key employees and their ages as of June 30, 2004, and their anticipated positions with us upon completion of this offering, are as follows:

Name	Age	Title
Doug W. Naidus	38	Chairman of the Board and Chief Executive Officer
Fred A. Assenheimer	59	Director
William L. Collins	49	Director
Michael N. Garin	57	Director
Michael J. Marocco	45	Director
Nancy McKinstry	45	Director
Mark C. Pappas	39	Director and President—MortgageIT Retail Division
Timothy Schantz	52	Director
Donald Epstein	52	Chief Financial Officer
John R. Cuti	39	General Counsel and Corporate Secretary
Greg Lattanzio	43	Senior Vice President and Senior Portfolio Manager
Joseph Blalock	44	Senior Vice President and Senior Risk Manager

Doug W. Naidus is our chairman of the board and chief executive officer and the founder/promoter of our company. Before founding our company, Mr. Naidus co-founded our subsidiary, MortgageIT, in 1999, where he has served as its chairman of the board and chief executive officer since its inception. He was previously chairman of the board and president of IPI Skyscraper Mortgage Corporation, a residential mortgage banking company he co-founded, and which currently operates as a wholly owned subsidiary of MortgageIT. Mr. Naidus is a graduate of Syracuse University with a B.S. degree in Marketing/Finance.

Fred A. Assenheimer, a director, is a managing director at BNP Paribas, New York, New York, in the bank's credit department. Mr. Assenheimer has over 30 years of experience in all aspects of corporate banking. Prior to his retirement, Mr. Assenheimer was managing director and senior credit officer at ING Capital for 19 years. Mr. Assenheimer received an M.B.A. and a B.S. in business from Lehigh University.

William Collins, a director, is the founder, chairman and chief executive officer of Brencourt Advisors, LLC, which is engaged in fund management. Before founding Brencourt Advisors, LLC, Mr. Collins was a senior managing director at ING Furman Selz Asset Management, where he managed the firm's arbitrage department, and where he served on the board of directors from 1989 until that firm's acquisition by another company in 1997. Before that, Mr. Collins managed the proprietary options department at Bache Halsey Stuart Shields. Mr. Collins holds an M.B.A. from New York University, and a B.A. from St. John's University.

Michael N. Garin, a director, is the chief executive officer of Central European Media Enterprises, which operates a group of TV networks and stations across Central and Eastern Europe. He is a director and a member of the audit and compensation committees of AMC Theatres, a director and member of the audit committee of American Media, Inc., a director and member of the audit committee of Cablecom (Switzerland), and a director of Canal+ Nordic (Scandinavia). He also acts as an independent strategic and financial advisor to our subsidiary, MortgageIT. From 1999 to 2001, Mr. Garin was president and chief operating officer of Digital Convergence Corporation, an Internet technology company. In March 2002, Digital Convergence filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. Previously, Mr. Garin spent 11 years as the global head of media, telecommunications and information services investment banking at ING Barings, LLC. Mr. Garin co-founded Telepictures Corporation in 1978 and served as a director of Lorimar Telepictures Corporation until 1988. He also worked in numerous roles for Time Inc. Mr. Garin received an A.B. in Economics from Harvard University in 1968 and a Masters Degree in Philosophy and the Arts from the New School for Social Research in 1973.

Michael J. Marocco, a director, is a managing director and head of private equity investing for Sandler Capital Management, a registered investment advisor managing both private equity funds and hedge funds. Prior to joining Sandler Capital in 1989, Mr. Marocco was a vice president at Morgan Stanley & Co., where his responsibilities included corporate finance and merger and acquisition coverage of media and entertainment companies. He has over 20 years of experience in the investment banking/corporate finance industry. Mr. Marocco holds an M.B.A. in Finance from New York University and a B.S. in Accounting from the University of Southern Maine.

Nancy McKinstry, a director, is currently the chairman of the executive board of Wolters Kluwer NV, Amsterdam, Netherlands, a publishing and information services company. She is responsible for overseeing all Wolters Kluwer's operating divisions, business development and strategy. Ms. McKinstry also currently serves as a director of Ericsson, a telecommunications supplier. Prior to assuming her position at Wolters Kluwer, Ms. McKinstry was the chief executive officer of SCP Communications, a medical information company. Ms. McKinstry holds an M.B.A. in finance and marketing from Columbia University.

Mark C. Pappas is a director. Mr. Pappas co-founded our subsidiary, MortgageIT, and has served as president of the MortgageIT retail lending divisions, IPI Skyscraper Mortgage Corporation and Loans-At-Home, since 2001. Before joining MortgageIT, Mr. Pappas was a co-founder of IPI Skyscraper Mortgage Corporation, a wholly owned subsidiary of MortgageIT, and served as the senior vice president of sales and marketing for IPI Skyscraper Mortgage Corporation from 1986 to 2001. Mr. Pappas is a graduate of Skidmore College with a B.S. degree in Business.

Timothy Schantz, a director, is managing director of corporate and structured finance for ING Capital LLC. Mr. Schantz has almost 30 years of experience in the financial services industry. Before his current position, he served as President of ING Furman Selz Asset Management. Mr. Schantz was educated at Brown University and at the Institute for Mediterranean Studies in Rome.

Donald Epstein is our chief financial officer and has served as chief financial officer of our subsidiary, MortgageIT, since 2002. Before joining MortgageIT, Mr. Epstein was the director of business process improvement at Providian Financial, a consumer credit card company, from 2000 to 2001. From 1996 to 1999, he served as director of business risk consulting at PricewaterhouseCoopers LLP, where he was responsible for leading strategic and operational business risk consulting engagements. From 1994 to 1995, he was an independent financial management consultant. From 1988 to 1993, he was vice president of financial accounting at Bank of America. From 1985 to 1987, he was chief financial officer at Cal Fed Mortgage Company, and from 1978 to 1985, he was vice president of financial accounting at Wells Fargo Bank. Mr. Epstein is a Certified Public Accountant and a graduate of the University of Michigan.

John R. Cuti has served as our general counsel and corporate secretary since March 2004. Prior to 2004, Mr. Cuti was a partner at Emery Celli Cuti Brinckerhoff & Abady PC since 1995, specializing in litigation. Mr. Cuti graduated from New York University Law School and has over 14 years of legal experience.

Greg Lattanzio has served as our senior vice president and senior portfolio manager since April 2004. Before joining MortgageIT, Mr. Lattanzio was director of trading at GMAC-RFC Securities, a position he has held since May 2003. Before that, Mr. Lattanzio was a vice president at Sovereign Bank from 2002 to 2003, where he was responsible for asset selection, analysis and trading of an $11 billion investment portfolio. Mr. Lattanzio has also served in other senior investment management positions, including vice president, senior trader—fixed income at Keefe, Bruyette & Woods from 2001 to 2002, vice president, mortgage-backed securities trading at Allied Irish Bank from 2000 to 2001, vice president of asset/liability management at PNC Bank from 1998 to 2000, and managing director at Hilliard, Farber & Co from 1983 to 1997. Mr. Lattanzio is a graduate of Villanova University, with a B.A. degree in economics and a concentration in finance.

Joseph Blalock has served as our senior vice president and senior risk manager since May 2004. Before joining MortgageIT, Mr. Blalock was a manager in the Financial Services consulting practice of Bearing Point, Inc. since September 2003. Mr. Blalock was an independent financial and risk management consultant from October 2000 to September 2003. Mr. Blalock was with PricewaterhouseCoopers as principal consultant in the Financial Risk Management Practice in 2000, and in the Corporate and Housing Finance practice from 1996 through 1999. Mr. Blalock also served as the U.S. Treasury's Bank Reform Advisor in Ukraine in 1999. Mr. Blalock was senior financial economist at Americas Community Bankers from 1992 to 1996, and served as financial economist and financial analyst at the Resolution Trust Corporation and Federal Home Loan Bank Board, respectively, from 1987 to 1992. Mr. Blalock is a graduate of Texas Christian University with a B.S. degree in economics and a minor in business. He earned an M.A. in economics at the George Washington University, where he was also a graduate teaching fellow.

OUR BOARD OF DIRECTORS

Our board of directors consists of eight directors. We believe that five of the directors will be considered independent directors under the standards imposed by the Securities and Exchange Commission and the New York Stock Exchange. Our board of directors is divided into three classes, each of which contains approximately one-third of the board. Our authorized number of directors may be changed pursuant to our bylaws.

BOARD COMMITTEES

Audit committee

Immediately following completion of this offering, our audit committee will consist of three directors, two of whom shall be independent, one of whom will serve as the chairperson and one of whom will be an audit committee financial expert as defined in applicable Securities and Exchange Commission and New York Stock Exchange regulations. Within one year following completion of the offering, all three members of our audit committee will be independent. The audit committee assists the board of directors in its general oversight of our financial reporting, internal controls and audit functions. Following completion of this offering, we expect our audit committee to adopt an audit committee charter that will define the audit committee's primary duties to include:

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serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the performance generally of our internal audit function;

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overseeing the audit and other services of our outside auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside auditors, who will report directly to the audit committee;

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providing an open means of communication among our outside auditors, accountants, financial and senior management, our internal audit department, our corporate compliance department and our board of directors;

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resolving any disagreements between our management and our independent auditors regarding our financial reporting;

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meeting at least quarterly with our senior executives, internal audit staff and independent auditors; and

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preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meeting.

Our audit committee charter will also mandate that our audit committee approve all audit, audit-related, tax and other services conducted by our independent auditors.

Compensation Committee

Following completion of this offering, our compensation committee will consist of three independent directors. Following completion of this offering, we expect our compensation committee to adopt a compensation committee charter that will define the compensation committee's primary duties to include:

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establishing guidelines and standards for determining the compensation of our executive officers;

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evaluating the performance of our senior executives;

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reviewing our executive compensation policies;

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recommending to our board of directors compensation levels for our executive officers;

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administering and implementing our equity incentive plans;

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determining the number of shares underlying, and the terms of, restricted common stock owned, and stock options to be granted to our directors, executive officers and other employees pursuant to our equity incentive plans; and

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preparing a report on executive compensation for inclusion in our annual proxy statement for our annual stockholder meeting.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of three independent directors. We expect that the members of our nominating and corporate governance committee, following completion of this offering, will adopt a nominating and corporate governance committee charter that will define the nominating and corporate governance committee's primary duties to include:

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establishing standards for service on our board of directors;

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identifying individuals qualified to become members of our board of directors and recommend director candidates for election or re-election to our board;

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considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors; and

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monitoring our corporate governance principles and practices, our human resource practices and our fulfillment of our obligations of fairness in internal and external matters.

DIRECTOR COMPENSATION

Any member of our board of directors who is also our employee will not receive additional compensation for serving on our board of directors. Our non-employee directors will receive an annual retainer of $20,000 and a fee of $1,000 for each full board or committee meeting attended in person. In addition, each non-employee director who is a committee chairman will receive an annual retainer of $5,000. We will also reimburse our directors for their reasonable travel expenses, if any, incurred in connection with their attendance at full board and committee meetings.

Our non-employee directors will be eligible to receive stock option awards and/or restricted stock under our stock incentive plan.

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation we expect to pay our chief executive officer and our next four most highly compensated officers for 2004 following completion of this offering. The amounts below are annualized for 2004. The officers will only receive a prorated portion of the amounts below based on the number of days between the closing of this offering and the end of 2004.

		Annual compensation		Long-term compensation
Name and position	Salary	Bonus(1)	Other annual compen- sation	Restricted stock awards(2)	Securities underlying options/SARs	All other compen- sation

Doug W. Naidus, chief executive officer	$450,000(3)	—	—	137,333	360,000	—
Donald Epstein, chief financial officer	250,000	—	—	7,245	48,300	—
John R. Cuti, general counsel	250,000	—	—	6,750	45,000	—
Greg Lattanzio, senior vice president and senior portfolio manager	225,000	—	—	4,167	10,000	—
Joseph Blalock, senior vice president and senior risk manager	150,000	—	—	5,000	20,000	—

(1)
Our executive officers are entitled to receive bonuses as may be determined by our board of directors within its discretion.
(2)
The restricted stock awards vest equally over a three (3) year period from the date of grant.
(3)
Although no determination has been made, our compensation committee intends to consider an increase in Mr. Naidus' compensation following completion of the offering.

EMPLOYMENT AGREEMENTS

In connection with this offering, we expect to enter into employment agreements with Doug W. Naidus, our chairman and chief executive officer, Donald Epstein, our chief financial officer, John R. Cuti, our general counsel, Greg Lattanzio, our senior portfolio manager, and Joseph Blalock, our senior risk manager. The employment agreement with Mr. Naidus has a rolling three-year term, which means that it will have an initial term of three years and that the term will extend for an additional one-year period on the first (and each following) anniversary of the date of the agreement unless our board of directors or the employee elects not to so extend the term. The agreements with Messrs. Epstein, Cuti, Lattanzio and Blalock will have an initial term of three years and the term will extend for additional one-year periods on the expiration of the initial three-year term and each annual anniversary thereafter unless our board of directors or the employees elect not to so extend the term. Pursuant to the agreements, we will pay Messrs. Naidus, Epstein, Cuti, Lattanzio and Blalock an annual salary of $450,000, $250,000, $250,000, $225,000 and $150,000, respectively. In addition, each of the employees will be eligible for a bonus in an amount to be determined each year by our board of directors in its discretion except that for 2004, Mr. Lattanzio shall be entitled to a bonus equal to 100% of his base salary if we equal or exceed our return on equity target. The employees will also be eligible to participate in all of our benefit plans and programs generally made available to our employees and executive officers. The employment agreements require us to pay severance to Messrs. Naidus, Epstein, Cuti, Lattanzio and Blalock if we terminate their respective employment during the term of the agreements other than "for cause" (as defined in the agreements) or if the respective employee resigns for "good reason" (as defined in the agreements). The severance payments will consist of accumulated deferred compensation pursuant to MortgageIT's Incentive Compensation

Plan and continued monthly payments of base salary for two years, in the case of Mr. Naidus, continued monthly payments of base salary for one year in the case of Messrs. Epstein, Cuti and Blalock, and a lump sum payment equal to one-quarter of Mr. Lattanzio's annual base salary in the case of Mr. Lattanzio, and each of the employees will be eligible to continue their respective participation in our employee health and welfare plans (other than any bonus or stock-related compensation plans) until the end of the severance period or until the employee's full-time employment by another employer. The employment agreements also contain a covenant not to compete that prohibits each employee from (1) participating in any business competitive with us and from owning more than 5% of the equity securities of any of our competitors for a period of two years after the employee ceases to be employed by us (one year in the case of Messrs. Epstein, Cuti and Blalock and 90 days in the case of Mr. Lattanzio), subject to certain exceptions set forth in the employment agreements, and (2) soliciting for employment or hiring any of our employees for a period of two years after the employee ceases to be employed by us (one year in the case of Messrs. Epstein, Cuti, Lattanzio and Blalock), subject to certain exceptions set forth in the employment agreements. MortgageIT has also entered into, or will enter into, employment agreements with most of its senior executives.

STOCK AND BENEFIT PLANS

1999 Equity incentive stock compensation plan

MortgageIT had previously adopted the 1999 Equity Incentive Stock Compensation Plan, or the 1999 Stock Plan, pursuant to which MortgageIT has issued 377,046 restricted shares of Series B common stock of MortgageIT to employees of MortgageIT. During 2003, MortgageIT terminated the 1999 Stock Plan, although awards granted previously pursuant to such 1999 Stock Plan remain outstanding, subject to the applicable vesting requirements (i.e., awards generally vest in three equal installments over a period of three years). The vesting of the restricted stock previously granted pursuant to the 1999 Stock Plan will accelerate in connection with the reorganization, and the holders of such shares of restricted stock will receive shares of our common stock in exchange for their shares of MortgageIT restricted stock.

2001 Stock option plan

MortgageIT had previously adopted the 2001 Stock Option Plan, which provides for the grant of stock options to employees, directors, and consultants of MortgageIT to purchase up to 5,000,000 shares of Series B common stock. As of the date of this prospectus, there were options to purchase 4,095,528 shares of Series B common stock of MortgageIT outstanding pursuant to the 2001 Stock Plan, which options generally have a ten year term and vest over a three year period from the date of grant. In connection with the reorganization, the holders of a portion of such stock options (up to approximately 650,000 options) will receive cash in an amount equal to the difference between the cash value of the consideration to be received in the reorganization and the exercise price of such options. Following the reorganization, the 2001 Stock Plan and all options granted thereunder will terminate.

2004 Long-term incentive plan

We expect to adopt the MortgageIT Holdings, Inc. 2004 Long-Term Incentive Plan which is designed to promote our interests and those of our stockholders by:

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encouraging officers, employees, directors and individuals performing services for us as consultants or independent contractors to focus on critical long-range objectives;

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encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications; and

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linking officers, employees, directors, consultants and independent contractors directly to shareholder interests through equity ownership in us.

A total of 1,725,000 of our to-be-outstanding shares of common stock have been reserved for issuance under the stock incentive plan. The stock incentive plan will terminate in 2014 unless our board of directors terminates it earlier. The stock incentive plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code, nonqualified stock options, stock appreciation rights and restricted stock, which are collectively referred to as "awards." Awards will be available for grant to certain eligible persons which in the case of incentive stock options, are our employees or employees of our subsidiaries, and in the case of all other types of awards, include any consultant or other independent contractor and non-employee directors who provide services to us or our subsidiaries.

The stock incentive plan will be administered and interpreted by the Compensation Committee of our board of directors. Under the stock incentive plan, the board will determine which plan participants will be granted options, whether such options will be designated as incentive stock options or nonqualified stock options, the number of shares subject to each option, the exercise price of such options, and when such options become exercisable. The per share exercise price of an incentive stock option shall be not less than the fair market value of a share of common stock on the date the option is granted (and in the case of employees owning more than 10% of the total combined voting power of all of our classes of stock, at least 110% of the fair market value of a share of common stock on the date the option is granted.) Stock options granted under the stock incentive plan shall become vested and exercisable in the manner specified by the board of directors in an award agreement that will be issued to the option holder or optionee.

Each stock option or portion thereof shall be exercisable at any time on or after it vests and in accordance with the terms of the award agreement under which it was granted and is exercisable until the earlier of (1) ten years after its date of grant or (2) the date that is six months (ninety days in the case of incentive stock options) following the last day on which the plan participant is employed or renders services for our benefit and our subsidiaries.

Under the stock incentive plan, the board of directors is authorized to grant stock appreciation rights to plan participants in the form of a right to receive, upon surrender of the right, an amount based on the appreciation in the fair market value of common stock over a base price established by a stock appreciation right award, exercisable at such time and upon such conditions as may be approved by the board. Stock appreciation rights may be granted in conjunction with an option at the time of its grant, or at any time during the term of the option, or without any related option, in which case the board shall specify the fair market value of the common stock in the award at the time of grant.

Plan participants may also receive restricted stock awards from us pursuant to the stock incentive plan, which may be subject to a required payment of a purchase price therefore. The granting of restricted stock gives the recipient thereof the right to receive a specified number of restricted shares of common stock. The board may specify that such grant is tied to employment with us and our subsidiaries, or performance objectives. In no case shall the restrictive provisions on common stock lapse earlier than the first anniversary of the date of grant. The restricted stock shall be restricted in accordance with a vesting schedule to be determined by the board.

If any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the common stock or other change in corporate structure affecting the common stock occurs, the board may, in the manner and to the extent it deems appropriate and equitable and consistent with the terms of the stock incentive plan, cause an adjustment to be made in:

(1) the maximum number of shares available under the stock incentive plan; (2) the number of shares of common stock or other rights subject to outstanding awards; (3) the price for each share or other right subject to an outstanding award; or (4) any other terms of an award affected by the event.

The board may at any time and in any respect amend or modify the stock incentive plan. No amendment or modification, however, will adversely affect any award without the consent of the plan participant, or a permitted transferee of the award.

In connection with the offering, we intend to grant options to purchase 1,050,875 shares of our common stock at an exercise price equal to the initial public offering price and an aggregate of 216,578 shares of restricted stock to certain of our directors, officers and employees. The options and restricted stock granted in connection with the offering will vest over a three-year period. The following table presents information with respect to the options and shares of restricted stock to be granted to directors, officers and employees:

Name	Initial Award of Stock Options(1)	Percent of total options to be granted to employees	Initial Award of Restricted Stock	Percent of restricted stock to be granted to employees

Doug W. Naidus	360,000	34.2%	137,333	63.4%
Donald Epstein	48,300	4.6	7,245	3.4
John R. Cuti	45,000	4.3	6,750	3.1
Greg Lattanzio	10,000	1.0	4,167	1.9
Joseph Blalock	20,000	1.9	5,000	2.3
All non-employee directors (six persons) as a group	97,750	9.3	8,063	3.7

All directors and executive officers (12 persons) as a group	581,050	55.3	168,558	77.8

All directors, executive officers and employees (1,295 persons) as a group	1,050,875	100.0%	216,578	100.0%

(1)
All options expire ten years from the date of grant.

401(k) Plan

MortgageIT maintains 401(k) retirement plans that cover all qualified employees. Following completion of this offering, we intend to amend the existing 401(k) plans of MortgageIT to permit our officers and employees to participate in these 401(k) plans. For some of our and MortgageIT's employees, we may make matching contributions with respect to a portion of the contributions made by those employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Currently, the full board of directors, including Mr. Naidus, act as the compensation committee. Following completion of this offering, our board of directors will establish a compensation committee. We expect that none of our executive officers will serve on the compensation or similar committee of any other entity. None of the executive officers, since the inception of MortgageIT Holdings, has participated in the deliberations concerning their compensation. However, Mr. Naidus did provide a written consent approving his employment agreement, as did each of the disinterested directors of MortgageIT Holdings.

Principal stockholders

The following table sets forth the total number and percentage of our shares of common stock that will be beneficially owned immediately following the completion of this offering and our acquisition of MortgageIT by:

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each of our directors and named executive officers;

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all directors and executive officers as a group; and

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all persons known to us that are expected to be the beneficial owner of more than 5% of our common stock.

As of June 30, 2004, 1,000 shares of our common stock were issued and outstanding and all of these shares were held by Doug W. Naidus. The persons as to whom information is given in the table below have sole voting and investment power over the shares beneficially owned, unless otherwise noted in the footnotes following the table.

	Shares Beneficially Owned After the Offering and the Reorganization
Name and Address of Beneficial Owner	Number(2)(3)	Percentage	Options Awarded(4)

ING Capital LLC 1325 Avenue of the Americas New York, N.Y. 10019	1,157,475	6.0	—
Fred A. Assenheimer(1)	7,234	*	4,000
Joseph Blalock(1)	5,000	*	20,000
William Collins(1)	70,547	*	—
John R. Cuti(1)	39,201	*	45,000
Donald Epstein(1)	23,095	*	48,300
Michael Garin(1)	251,833	1.3	40,000
Greg Lattanzio(1)	4,167	*	10,000
Nancy McKinstry(1)	—	—	—
Michael J. Marocco(1)	—	—	—
Doug W. Naidus(1)	681,846	3.5	360,000
Mark C. Pappas(1)	405,512	2.1	53,750
Timothy Schantz(1)	—	—	—
All directors and executive officers as a group (12 persons)	1,488,435	7.6	581,050

*
Less than 1%.

(1)
The address for each of our directors and named executive officers is 33 Maiden Lane, New York, New York 10038.

(2)
Includes restricted shares of our common stock granted pursuant to the 2004 Long-Term Incentive Plan. These shares of restricted stock will vest over a three-year period. See "Management—Stock and Benefits Plans—2004 Long-Term Incentive Plan."

(3)
Reflects our retention and retirement of an aggregate of 2,291,666 shares in connection with the reorganization.

(4)
Options have been awarded pursuant to the 2004 Long-Term Incentive Plan to purchase shares of our common stock at the initial public offering price. None of the shares subject to such options may be acquired by the stockholder within 60 days of the date of this prospectus. These options will vest over a three-year period. See "Management—Stock and Benefits Plans—2004 Long-Term Incentive Plan."

Certain relationships and related party transactions

SENIOR UNSECURED PROMISSORY NOTES

In connection with MortgageIT's acquisition of IPI in October 2001, MortgageIT issued four senior unsecured promissory notes as payment for part of the consideration to acquire all of the shares of IPI. The senior unsecured notes were issued to the shareholders of IPI, including Messrs. Naidus and Pappas in the amounts of $1,188,450 and $355,050, respectively. The notes bear an annual interest rate of 10%, compounded daily. MortgageIT pays the accrued interest under each of the senior unsecured notes to the note holder quarterly until paid in full. Each note holder previously received payment of half of the principal due under their respective senior unsecured note, with the second and final principal payment, including any unpaid interest, to be paid on or before September 30, 2004. In January 2004, MortgageIT paid off all of the senior unsecured promissory notes.

LOANS TO EMPLOYEES

In the ordinary course of business, our subsidiary, MortgageIT, has made mortgage loans to our officers, directors and employees. Loans to executive officers and directors have been made in the ordinary course of business, on substantially the same terms including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. None of the loans made to our officers, directors and employees are held by us. During the three years ending December 31, 2003 and the three months ended March 31, 2004, MortgageIT originated $7.2 million of mortgage loans to its directors and executive officers. Following the offering, we will discontinue making mortgage loans to our directors and executive officers.

LINE OF CREDIT WITH ING CAPITAL

In September 2002, MortgageIT entered into a $10.0 million line of credit facility with ING Capital, which bore interest at LIBOR plus a designated spread. ING Capital is a significant shareholder of MortgageIT and will own over 5% of our common stock following the reorganization and offering. In addition, an officer of ING Capital, Timothy Schantz, currently serves on our board of directors. The line of credit facility with ING was terminated in September 2003.

BENEFITS TO BE RECEIVED BY RELATED PARTIES IN CONNECTION WITH THE OFFERING

Many of our executive officers and directors are also the executive officers and directors of MortgageIT. We expect that upon completion of the offering, our executive officers, Messrs. Naidus, Epstein, Cuti, Lattanzio and Blalock will enter into employment agreements with us and that each will receive grants of stock options as part of their compensation to purchase, at the initial public offering price, 360,000, 48,300, 45,000, 10,000 and 20,000 shares of our common stock, respectively. These officers will also receive 137,333, 7,245, 6,750, 4,167 and 5,000 shares of restricted stock pursuant to our 2004 Long-Term Incentive Plan (which will have an initial value of $1.6 million, $86,940, $81,000, $50,004 and $60,000 based upon the initial public offering price of $12.00 per share) in connection with the completion of this offering. Our board of directors has approved such amounts.

Prior to the reorganization and the offering, MortgageIT's directors and executive officers held, in the aggregate, approximately 37.9% of the voting power of the outstanding shares of MortgageIT's capital stock. Upon completion of the reorganization and the offering (excluding any shares to be purchased by our directors and executive officers in the offering), our directors and executive officers will own, in the aggregate, approximately 1,320,000 shares (which were issued in exchange for their ownership interests in MortgageIT) or 6.8% of our common stock (2,070,000 shares or 10.3% assuming full vesting of restricted stock and full vesting and exercise of stock options which will be awarded to such individuals pursuant to our 2004 Long-Term Incentive Plan).

The valuation of MortgageIT, and, as a result, the number of shares of our common stock to be issued as consideration for our acquisition of MortgageIT, was determined jointly on the basis of discussions among the senior management and some of the larger stockholders of MortgageIT and the representatives of the underwriters. In determining the valuation, we considered and analyzed MortgageIT's historical and anticipated earnings, cash flow, assets, liabilities and prospects. We also reviewed financial and stock market information of publicly traded residential mortgage REITs and other lenders to arrive at comparable company means for price ratios. We did not receive any fairness opinion in connection with the valuation. As a result, the valuation of MortgageIT does not represent an arms-length transaction, and may be greater than MortgageIT's actual fair market value. The number of shares to be issued to the directors, officers and other affiliates of MortgageIT in the reorganization was determined based upon their ownership interests in MortgageIT immediately prior to the reorganization. None of our directors or officers will receive any cash in the reorganization.

Shares eligible for future sale

Upon the completion of the reorganization and this offering, we will have 19,359,187 shares of common stock outstanding (which excludes the intended grant of 216,578 shares of restricted stock). As of March 31, 2004, we had one stockholder who held all 1,000 shares of our outstanding common stock. As of March 31, 2004, MortgageIT had 63 stockholders.

Of the shares of our common stock that will be outstanding upon completion of the reorganization and this offering, the 14,600,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act. Of the remaining shares, 4,759,187 shares and any shares purchased by affiliates in the reorganization and this offering, will be "restricted shares" as defined in Rule 144.

In addition, each of our executive officers and directors who beneficially owns our common stock as of the date of this prospectus and certain of our stockholders have agreed under written "lock-up" agreements not to sell any common stock for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. See "Underwriting."

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously (including shares issued to former stockholders of MortgageIT in connection with the reorganization), including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

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1% of the then outstanding common stock or approximately 194,000 shares following the completion of this offering and our acquisition of MortgageIT; or

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the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

RULE 701

Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors or officers before this offering. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the "lock-up" agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

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persons other than affiliates, in ordinary brokerage transactions; and

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affiliates under Rule 144 without compliance with the one-year holding requirement.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

MortgageIT has previously granted registration rights to those holders of its three classes of preferred stock who purchased their shares in private offerings. Under the agreements with these MortgageIT stockholders, their registration rights will apply to the shares of our common stock that they receive in the reorganization. Together, these holders of MortgageIT preferred stock will hold an aggregate of 4,266,229 shares of our common stock upon completion of this offering.

Upon the request of the holders of shares of our common stock with an offering value of at least $1.0 million, the former holders of the MortgageIT Series C preferred stock will have demand registration rights which can be exercised upon two occasions. These holders also will have unlimited registration rights should we be able to accomplish registrations on a short form, such as a Form S-3, except that we will not be required to effect more than four of such registrations during any 12-month period. These holders will not be able to make these demand requests before the expiration of six months from the effective date of the registration statement of which this prospectus forms a part.

Upon the request of the holders of shares of our common stock with an offering value of at least $5.0 million, the former holders of the MortgageIT Series A preferred stock and Series B preferred stock will have demand registration rights which can be exercised upon three occasions. These holders also will have unlimited registration rights should we be able to accomplish registrations on a short form, such as a Form S-3, except that we will not be required to effect more than one such registration during any six month period. These holders will not be able to make these demand requests before the expiration of six months from the effective date of the registration statement of which this prospectus forms a part, or of any other registration statements for registered offerings we may undertake in the future.

Notwithstanding the foregoing, beginning six months from the effective date of the registration statement, we have agreed to permit one of MortgageIT's stockholders, which will own an aggregate of 486,657 shares of our common stock after the reorganization and the offering, to exercise their registration rights with respect to their shares of our common stock without regard to the minimum amount of shares which are necessary to exercise such rights.

Each holder of these registration rights will possess the right to have their shares of stock included in any registration of common stock by us under the Securities Act, other than those effected to implement an employee benefit plan or any other form or type of registration which does not permit inclusion of their shares. Registration of shares of common stock pursuant to the registration rights agreements will result in those shares becoming freely tradeable without restriction under the Securities Act. We are required to bear the expenses of all registrations described above in accordance with the agreements entered into with these holders. Holders of these registration rights are not precluded from relying on Rule 144 in connection with sales of our common stock.

SALE OF RESTRICTED SHARES

As a result of Rule 144, we expect that approximately 4,759,187 shares of common stock will be eligible for sale under Rule 144 subject to the volume and other resale restrictions of that rule, beginning on the date which is one year from the closing of the reorganization.

We have agreed not to offer, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to specific limited exceptions. See "Underwriting."

Description of capital stock

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read each of these documents in their entirety. See "Where you can find more information."

GENERAL

Our articles of incorporation provide that we may issue up to 125,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par values of $0.01 per share. Following the reorganization and completion of this offering, 19,359,187 shares of common stock will be issued and outstanding (which excludes the intended grant of 216,578 shares of restricted stock) and no shares of preferred stock will be issued and outstanding.

We are a Maryland corporation governed by the Maryland General Corporation Law. Under Maryland law, stockholders are generally not personally liable for any of a corporation's debts or obligations solely as a result of that stockholder's status as a stockholder.

VOTING RIGHTS OF COMMON STOCK

Subject to the provisions of our articles of incorporation regarding restrictions on the transfer and ownership of shares of common stock, which is for the purpose of enabling us to preserve our status as a REIT and is discussed below under "—Restrictions on Ownership and Transfer," each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's articles of incorporation. Our articles of incorporation provide for approval by a majority of all the votes entitled to be cast on the matter for the matters described in the preceding sentence.

DIVIDENDS, LIQUIDATION AND OTHER RIGHTS

All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our shares of common stock will be entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. We intend to make regular quarterly distributions to our stockholders. See "Federal income tax consequences of our status as a REIT—Taxation as a REIT" for a discussion of the requirements with respect to distribution of our taxable income that we must comply with in order to maintain our REIT qualification.

Holders of our shares of common stock also will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our stock and to the provisions of our articles of incorporation regarding restrictions on transfer of our stock.

Holders of our shares of common stock will have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our articles of incorporation and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of common stock will have equal dividend, liquidation and other rights.

Our articles of incorporation authorize our board of directors to increase or decrease the aggregate number of shares of capital stock that we have the authority to issue, without your approval. Our articles of incorporation also authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock (including preferred stock), as discussed below, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

Our articles of incorporation authorize our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Before issuance of shares of each class or series of preferred stock, our board of directors will be required by Maryland law and our articles of incorporation to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Shares of preferred stock are subject to the restrictions upon their ownership and transfer contained in our articles of incorporation for the purpose of enabling us to preserve our status as a REIT. See "—Restrictions on Ownership and Transfer" below. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action that might involve a premium price for you or otherwise be in your best interest. As of the completion of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The existence of unissued and unreserved common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management and delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in your best interest. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

For us to qualify as a REIT under the federal income tax laws, we must meet certain requirements concerning the ownership of our outstanding shares of capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a calendar year, excluding the first taxable year for which we elect REIT status. For this purpose, individuals include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In addition, we must have at least 100 beneficial owners of our shares of stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, excluding the first taxable year for which we elect REIT status.

To ensure that we meet the stock ownership requirements, subject to the exemptions and exceptions described below, our articles of incorporation provide for restrictions and limitations on the ownership and transfer of our outstanding stock. Specifically, our articles of incorporation provide that, subject to certain exceptions, no person shall own more than 9.8% of the number (or the value of the total number) of outstanding shares of common stock and common stock together with preferred stock of any class or series. A separate ownership limit may be imposed on any class or series of preferred stock, if, as and when the terms of such class or series are established by the board of directors.

Our articles of incorporation provide that any purported transfer of shares of common stock or preferred stock which would:

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result in any person owning, directly or indirectly, common stock or preferred stock in excess of the applicable ownership limits as described above;

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result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution; or

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result in our company being "closely held" within the meaning of the U.S. federal tax laws (or otherwise failing to qualify as a REIT);

will be void, or that, if notwithstanding the other provisions of the articles of incorporation, there occurs a transfer or other event which would have any of the results described in the bullet points above, then that number of shares of common stock or preferred stock necessary to avoid such occurrence will be automatically transferred to a trust, effective on the day before the purported transfer, and the person who would have otherwise been the holder or transferee of such shares will cease to own or will not acquire any right to such shares. To the extent that a violation of any of the restrictions discussed above would be continuing after the transfer to a trust (such as a purported transfer which would have the effect of capital stock being owned by fewer than 100 persons), shares of common stock or preferred stock would be transferred to that number of trusts necessary to avoid the effects described in the bullet points above.

The record holder of the shares of common stock or preferred stock that are transferred to a trust will be required to submit the stock to us for registration in the name of the trust. We will designate a trustee of the trust that is not affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we select.

Shares in the trust will remain issued and outstanding and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares in the trust. Pursuant to our articles of incorporation, the trustee has the exclusive and absolute right to designate a permitted transferee of the shares, provided that the permitted transferee purchases the shares for valuable consideration and acquires the shares without the acquisition resulting in a transfer to another trust.

Our articles of incorporation provide that the owner of shares in the trust will be required to repay to the trustee the amount of any dividends or distributions received by the owner (1) that are attributable to shares in the trust and (2) the record date of which was on or after the date that the shares were transferred to the trust. The owner generally will receive from the trustee the lesser of (a) the price per share the owner paid for the shares in the trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or (b) the price per share received by the trustee from the sale of the shares in the trust. Any amounts received by the trustee in excess of the amounts to be paid to the owner will be distributed to the beneficiary of the trust.

Shares in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created the trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or (2) the market price per share on the date that we, or our designee, accept the offer. We will have the right to accept the offer for a period of 90 days after the later of (a) the date of the purported transfer that resulted in the trust, or (b) the date we determine in good faith that a prohibited transfer has occurred.

Our articles of incorporation provide that any person who acquires or attempts to acquire common stock or preferred stock in violation of the restrictions set forth in our articles of incorporation, or any person who owned common stock or preferred stock that was transferred to a trust, is required immediately to give written notice to us of that event and to provide to us any other information that we may request in order to determine the effect, if any, of the transfer on our status as a REIT.

The ownership limits will not apply to an underwriter that participates in a public offering or a private placement of our common stock or preferred stock (or securities convertible into or exchangeable for common stock or preferred stock), but only the extent necessary to facilitate such public offering or private placement. In addition, our board of directors may waive application to any person of the ownership limitations or the restrictions on transfer set forth in the articles of incorporation, or may establish an excepted holder limit for any person.

The foregoing restrictions will not otherwise be removed until:

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the restrictions are no longer required in order to qualify as a REIT, and the board of directors determines that it is no longer in our best interests to retain the restrictions; or

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the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

All certificates representing our common or preferred stock will bear a legend referring to the restrictions described above.

All persons who own, directly or indirectly, more than 5% (to the extent we have 2,000 or more stockholders of record), or 1% (to the extent we have more than 200 but fewer than 2,000 stockholders of record), or 1/2% (to the extent we have less than 200 stockholders of record), or any lower percentage as set forth in the federal tax laws, of our outstanding common stock and preferred stock must, within 30 days after December 31st of each year, provide to us a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares owned directly or indirectly, and a description of how the shares are held. In addition, each direct or indirect stockholder must provide to us any additional information that we request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer set forth in our articles of incorporation.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our shares of common stock will be American Stock Transfer & Trust Company.

Certain provisions of Maryland law and our articles of incorporation and bylaws

The following description of certain provisions of Maryland law and of our articles of incorporation and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our articles of incorporation and our bylaws. Copies of our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

NUMBER OF DIRECTORS; VACANCIES

Our articles of incorporation and bylaws provide that the number of our directors shall be eight and may only be increased or decreased by a vote of a majority of the members of our board of directors. Our articles of incorporation provide that, except for rights otherwise provided for to holders of any class or series of preferred stock to elect directors, a vacancy on the board of directors that occurs or is created (whether arising through death, retirement, resignation or removal or through an increase in the number of authorized directors), may be filled by the affirmative vote of a majority of the remaining directors, even through less than a quorum, or by its sole director. A director so elected to fill a vacancy shall serve until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. A director elected by a stockholder to fill a vacancy resulting from the removal of a director shall serve for the remainder of the term of the director so removed.

REMOVAL OF DIRECTORS

Our articles of incorporation will provide that a director may be removed only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

AMENDMENT TO THE ARTICLES OF INCORPORATION

Our articles of incorporation, except for provisions on removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Provisions in our articles of incorporation related to removal of directors may only be amended by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION

Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

BUSINESS COMBINATIONS

Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

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any person or entity who beneficially owns 10% or more of the voting power of our stock; or

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an affiliate or associate of ours who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

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80% of the votes entitled to be cast by holders of our then outstanding shares of capital stock; and

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two thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.

As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the business combination provisions of the Maryland General Corporation Law will not apply to us. Nothing prevents our board of directors from amending or repealing this provision in the future.

CONTROL SHARE ACQUISITIONS

Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

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one-tenth or more but less than one-third;

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one-third or more but less than a majority; or

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a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders' meeting.

If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our articles of incorporation or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our shares of stock from the control shares provisions of Maryland law. Nothing prevents our board of directors from amending or repealing this provision in the future.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our articles of incorporation limit the liability of our directors and officers to the fullest extent permitted by statutory or decisional law for money damages, except for liability resulting from:

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actual receipt of an improper benefit or profit in money, property or services; or

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a final judgment based upon a finding of active and deliberate dishonesty by the director that was material to the cause of action adjudicated.

Our articles of incorporation and bylaws will authorize us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is one of our present or former directors or officers and who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while one of our directors and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. We may, with the approval of our board of directors, provide such indemnification and advance expenses to a person who served a predecessor to our company in any of the capacities described in (1) or (2) above and to any one of our employees or agents or of a predecessor to our company.

Maryland law will permit us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

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the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law will prohibit us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or if the director or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

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a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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a written undertaking by him or her to repay the amount reimbursed by us if the standard of conduct is not met.

OPERATIONS

We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

TERM AND TERMINATION

Our articles of incorporation provide for us to have a perpetual existence.

MEETINGS OF STOCKHOLDERS

Under our bylaws, annual meetings of stockholders are to be held upon reasonable notice and on such date and at such time as the board of directors shall establish. Special meetings of stockholders may be called only by a majority of the directors then in office, by the Chairman of our board of directors, our President or our Secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Our bylaws will provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

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pursuant to our notice of the meeting;

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by our board of directors; or

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by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting, and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, our bylaws require advance notice that sets forth the purpose of the meeting and the matters proposed to be acted on at it, and that sets forth such information relating to each such stockholder requesting the meeting that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved) pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Before calling such a special meeting, our secretary must receive written requests from the holders of not less than a majority of the votes entitled to be cast at such meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws will not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR ARTICLES OF INCORPORATION AND BYLAWS

The interested stockholder and control share acquisition provisions of Maryland law (if the applicable provisions in our bylaws are rescinded), the provisions of our articles of incorporation on the removal of directors, the ownership limitations required to protect our REIT status, the board of directors' ability to increase the aggregate number of shares of capital stock and issue shares of preferred stock with differing terms and conditions, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for you or might otherwise be in your best interest. In addition, the "unsolicited takeovers" provisions of Maryland law permit our board of directors, without stockholder approval and regardless of what is provided in our articles of incorporation or bylaws, to implement takeover defenses that we may not yet have.

Federal income tax consequences of our status as a REIT

The provisions of the Code pertaining to REITs are highly technical and complex. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If we fail to qualify during any taxable year as a REIT, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, which could have a material adverse effect upon our stockholders.

The following general discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and material U.S. federal income tax consequences of an investment in our common stock. This discussion is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. No assurance can be given that the conclusions set out below, if challenged by the Internal Revenue Service, or IRS, would be sustained by a court. No advance ruling has been or will be requested from the IRS regarding any matter discussed below. This summary addresses only investors that beneficially own shares of our common stock as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular stockholders or to stockholders subject to special treatment under the federal income tax laws, such as:

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banks, financial institutions or insurance companies;

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mutual funds;

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tax-exempt organizations;

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insurance companies;

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dealers or brokers in securities or foreign currencies;

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traders in securities that elect to apply a mark-to-market method of accounting;

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foreign holders;

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persons that hold their shares as part of a hedge against currency risk, appreciated financial position, straddle, constructive sale or conversion transaction; or

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holders that acquired their shares upon the exercise of stock options or otherwise as compensation.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election of our common stock and regarding potential changes in applicable tax laws.

TAXATION AS A REIT

We currently have in effect an election to be taxed as a pass-through entity under Subchapter S of the Code. Our S election will be terminated as the result of this offering. We plan to make an election to be taxed as a REIT under the federal income tax laws commencing with our short taxable year beginning on the day on which our S corporation election is terminated and ending on December 31, 2004. We believe that, commencing with such short taxable year ending December 31, 2004, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to be organized and operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

In connection with this offering of our common stock and based on various factual representations made by us regarding our operations, Patton Boggs LLP is rendering an opinion that, commencing with our short taxable year beginning on the day on which our S corporation election is terminated and ending on December 31, 2004, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Patton Boggs LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court. In addition, Patton Boggs LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Patton Boggs LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See "—Failure to Qualify as a REIT."

If we qualify as a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by MortgageIT, our taxable REIT subsidiary following completion of this offering, will be subject to regular corporate income tax. The benefit of REIT tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally applies to distributions by a corporation to its stockholders. However, even as a REIT, we will be subject to federal tax in the following circumstances:

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We will pay federal income tax on taxable income, including net capital gain, at regular corporate rates, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

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We will pay income tax at the highest corporate rate on:

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net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

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other non-qualifying income from foreclosure property.

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We will pay a 100% tax on net income earned by us from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Requirements for Qualification—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

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the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

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If we fail to distribute during a calendar year at least the sum of:

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85% of our REIT ordinary income for the year;

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95% of our REIT capital gain net income for the year; and

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any undistributed taxable income from earlier periods (other than capital gains from such years which we elected to retain and pay tax on), we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed during such year.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

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We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax (including a taxable REIT subsidiary), in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

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the amount of gain that we recognize at the time of the sale or disposition; and

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the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

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We will pay tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that we derive from residual interests in a real estate mortgage conduit, or REMIC, equal to the percentage of our stock that is held by "disqualified organizations." A "disqualified organization" includes:

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the United States;

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any state or political subdivision of the United States;

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any foreign government;

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any international organization;

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any agency or instrumentality of any of the foregoing;

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any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

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any rural electrical or telephone cooperative.

REQUIREMENTS FOR QUALIFICATION

A REIT is a corporation, trust, or association that meets each of the following requirements:

(1)
It is managed by one or more trustees or directors;

(2)
Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)
It would be taxable as a domestic corporation, but for the REIT provisions of the Code;

(4)
It is neither a financial institution nor an insurance company subject to special provisions of the Code;

(5)
At least 100 persons are beneficial owners of its shares or ownership certificates;

(6)
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year;

(7)
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(8)
It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that we must meet requirements (1) through (4) during our entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements (5) and (6) will apply to us beginning with our taxable year beginning January 1, 2005. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement (6), we will be deemed to have satisfied requirement (6) for that taxable year. For purposes of determining share ownership under requirement (6), an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally excludes a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement (6).

We believe that we will issue sufficient common stock with sufficient diversity of ownership to satisfy requirements (5) and (6). In addition, our articles of incorporation restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our articles of incorporation restricting the ownership and transfer of the common stock are described in "Description of capital stock—Restrictions on Ownership and Transfer."

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. If we fail to comply with these record-keeping requirements we could be subject to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Qualified REIT subsidiaries

A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT for United States federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT or by other disregarded subsidiaries or by a combination of the two, and that is not a taxable REIT subsidiary, as described below. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other disregarded entities and partnerships ("flow-through entities")

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share based on its capital interest in the partnership of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share based on our capital interest of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries," or "TRSs." A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRS at the close of each quarter of the taxable year.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit in certain circumstances the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules generally impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis.

We will make an election for MortgageIT to be treated as a TRS. Consequently, MortgageIT's subsidiaries also will be TRSs. MortgageIT and its subsidiaries will be subject to corporate income tax on its taxable income, which will be its net income from loan originations and sales.

Initially, MortgageIT will constitute more than 20% of the value of our assets. However, we expect to leverage our assets and acquire additional assets with borrowed funds so that MortgageIT will consititute less than 20% of our gross assets as of the close of the first calendar quarter after the offering. Despite this intention, we cannot provide any assurance as to when we will first comply with the 20% limit on our investment in taxable REIT subsidiaries. We cannot qualify as a REIT for a year if we violate the 20% test at the end of any quarter of the year. We will monitor the value of MortgageIT and our other assets to try to ensure that the 20% limit is not exceeded with respect to any calendar quarter.

Taxable mortgage pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

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substantially all of its assets consist of debt obligations or interests in debt obligations;

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more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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the entity has issued debt obligations that have two or more maturities; and

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the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We may make investments or enter into financing and securitization transactions that give rise to us being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or "phantom" income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Distribution Requirements."

Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "—Taxation of Taxable U.S. Stockholders," "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-U.S. Stockholders." The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

ASSET TESTS

To qualify as a REIT, we must satisfy the following tests relating to the nature of our assets at the end of each quarter of each taxable year:

First, at least 75% of the value of our total assets (owned directly or indirectly through a qualified REIT subsidiary or flow-through entity) must consist of:

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cash or cash items, including certain receivables;

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United States government securities;

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interests in real property, including leaseholds and options to acquire real property and leaseholds;

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interests in mortgage loans secured by real property;

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stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer's outstanding securities that are not included in the 75% asset class.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets (owned directly or indirectly through a qualified REIT subsidiary or flow-through entity) may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term "securities" excludes stock in another REIT, equity or debt securities of a qualified REIT subsidiary or a TRS such as MortgageIT, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or debt other than "straight debt" or of a partnership if we own at least a 20% profits interest in the partnership). For this purpose, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock and (2) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors.

The asset tests described above are based on our gross assets. For federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we securitize through non-REMIC debt securitizations. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the gross assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans and mortgage-backed securities that we will own will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by a mortgage on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Therefore, the value of our interests in any such securities issued by one issuer may not exceed 5% of the value of our total assets and we may not own more than 10% of the voting power or 10% of the value of any such issuer's securities.

We may securitize mortgage loans and/or mortgage-backed securities. If we intend to sell the securities received by us in any such securitization, and such sale would create any substantial risk that the securities to be sold could be treated as "dealer property," which would subject us to a 100% tax on any gain, we will engage in the securitization transactions through one or more taxable REIT subsidiaries. In this case, the taxable REIT subsidiaries will be subject to corporate tax, but we would not be subject to any tax. We also may securitize such mortgage assets through non-REMIC collateralized mortgage transactions, under which we retain an equity interest in the mortgage-backed assets used as collateral in the securitization transaction. We intend to structure the securitizations in a manner that would not result in the creation of a taxable mortgage pool.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

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we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

GROSS INCOME TESTS

We must satisfy two income tests annually to maintain our qualification as a REIT:

First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

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rents from real property;

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interest on debt secured by a mortgage on real property, or on interests in real property;

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dividends or other distributions on, and gain from the sale of, shares in other REITs;

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gain from the sale of real estate assets;

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amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, TRS dividends, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from servicing is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest

For purposes of both gross income tests, interest includes only amounts that are compensation for the use or forbearance of money. Fees imposed on borrowers that are charges for services in addition to the charge for use of the borrowed funds are not considered interest. Accordingly, loan commitment fees received for commitments to advance construction funds and permanent financing on maturity of construction loans are not interest. The term "interest," as defined for purposes of both gross income tests, generally excludes any interest that is based in whole or in part on the income or profits of any person. However, this exclusion does not apply if a REIT receives or accrues, with respect to the obligation of its debtor, an amount that is based in whole or in part on a fixed percentage or percentages of receipts or sales of the debtor, and the amount would not qualify as interest solely because the debtor has receipts or sale proceeds that are based on the income of profits of any person. Under this exception, only a proportionate part of the amount received or accrued by the REIT fails to qualify as interest.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Interest, original issue discount, and market discount income from our mortgage loans and mortgage-backed securities generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Fee income

We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income or profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties, are not qualifying income for purposes of either income test. MortgageIT will conduct origination functions that generate fee income that is not qualifying income. The income earned by MortgageIT from these services will not be included for purposes of our income tests.

Dividend income

If we own stock in other REITs, the dividends that we receive from those REITs and our gain on the sale of the stock in those other REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We may also own stock in non-REIT C corporations for which we will not make a taxable REIT subsidiary election. Our dividend income from stock in those corporations and the taxable REIT subsidiaries will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

REMIC Income

Any amount includible in gross income by us with respect to a regular or residual interest in a REMIC is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a REMIC consist of qualifying real estate related assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include nonqualifying income for purposes of the 75% gross income test.

Rents from real property

We do not intend to acquire any real property with the proceeds of this offering, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns (1) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee; or (2) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging transactions

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments or for other purposes, or to the extent that a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests") or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Prohibited transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for REIT qualification. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." Any sales of assets made through a TRS will not be subject to the prohibited transaction tax.

Foreclosure property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to satisfy gross income tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if:

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our failure to meet such tests is due to reasonable cause and not due to willful neglect;

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we attach a schedule of the sources of our income to our tax return; and

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any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation as a REIT," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

DISTRIBUTION REQUIREMENTS

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

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90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

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90% of our after-tax net income, if any, from foreclosure property, minus

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the sum of certain items of non-cash income over 5% of our REIT taxable income.

We intend to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. In determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiary, MortgageIT. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of REIT taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT. Although the amount of dividends we may cause MortgageIT to declare, if any, is discretionary, one of MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, we may declare a distribution for a taxable year before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. These distributions are taxable to the stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. In order for distributions to be counted for this purpose, and to give rise to a dividends paid deduction, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. To the extent that we do not distribute all of our net capital gain or distribute (or are treated as having distributed) at least 90%, but less than 100%, of our "REIT taxable income" as adjusted, we will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be.

Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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85% of our REIT ordinary income for such year,

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95% of our REIT capital gain income for such year (other than capital gains from such years which we elected to retain and pay tax on), and

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any undistributed taxable income from prior periods (other than capital gains from such years which we elected to retain and pay tax on),

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

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Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant-yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make nondeductible principal payments on related borrowings.

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We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

Although several types of noncash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those noncash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

We may elect to retain rather than distribute our net long-term capital gains. The effect of such an election is that:

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we are required to pay the tax on such retained gains at regular corporate tax rates;

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our stockholders will be required to include in income their proportionate share of the portion of such retained long-term capital gain designated by us in a notice mailed to stockholders and will receive a credit or refund for their share of the tax paid by us in respect of such designated amount included in income; and

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the basis of a stockholder's stock would be increased by the amount of the retained long-term capital gains (minus the amount of capital gains tax paid by us) included in income by such stockholder.

RECORDKEEPING REQUIREMENTS

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

FAILURE TO QUALIFY AS A REIT

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders nor would we be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable dividends. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and U.S. non-corporate stockholders may be taxable at preferential rates on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAXABLE REIT SUBSIDIARIES

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A corporation will not qualify as a TRS if it directly or indirectly operates or manages any hotels or health care facilities or provides rights to any brand name under which any hotel or health care facility is operated.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs, and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

The TRS rules limit in certain circumstances the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis.

We will, together with MortgageIT, make an election to treat MortgageIT and its subsidiaries as a TRS. MortgageIT will originate our loans and will be subject to corporate income tax on its taxable income. We believe that all transactions between us and MortgageIT and any other TRS that we form or acquire (including sales of loans from MortgageIT to us or a qualified REIT subsidiary) will be conducted on an arm's-length basis.

The value of our ownership interest in MortgageIT may not exceed 20% of the value of all of our assets without jeopardizing our REIT election. This limit could force us to constrain the growth of MortgageIT.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

As long as we qualify as a REIT, a "U.S. stockholder" that is not a tax-exempt organization must take into account as taxable dividends, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. stockholder" means a beneficial owner of our common stock that, for United States federal income tax purposes, is:

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a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax adviser regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "—Capital Gains and Losses." A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will be treated as a return of capital and reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Dividends paid to a U.S. stockholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Tax Act") reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will increase to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from taxable domestic Subchapter C corporations, such as our TRSs and certain qualified foreign corporations, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF U.S. STOCKHOLDERS ON THE DISPOSITION OF COMMON STOCK

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the stock at the time of the disposition. In general, a U.S. stockholder's tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by any returns of capital. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other substantially identical securities within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

In general, long-tem capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will, pursuant to the 2003 Tax Act, be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, and short-term capital gains recognized will be taxed at ordinary income rates (of up to 35% through 2010). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% (5% for individuals in low tax brackets) or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer is subject to tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

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is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See "—Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

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the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

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either (1) one pension trust owns more than 25% of the value of our stock; or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

If we were to hold a REMIC residual interest or be subject to the TMP rules, any "excess inclusion income" would be subject to tax as UBTI to a tax-exempt stockholder.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our common stock.

TAXATION OF NON-U.S. STOCKHOLDERS

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

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a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

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the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates may not apply to certain types of income.

A non-U.S. stockholder will generally not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will be treated as a return of capital and reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. If our common stock constitutes a "U.S. real property interest" and certain other conditions apply, we must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% if our common stock constitutes a "U.S. real property interest" and certain other conditions apply as described below.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term "U.S. real property interests" excludes mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

In the unlikely event that at least 50% of the assets we hold were determined to be U.S. real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that this test will be met. In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the sale of our common stock if the common stock is "regularly traded" on an established securities market. Because our common stock is expected to be regularly traded on an established securities market, a non-U.S. stockholder that owns 5% or less of our common stock would not incur tax under FIRPTA on the gain from the sale of its common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

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the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

If we were to hold a REMIC residual interest or be subject to the TMP rules, we would have to withhold at the maximum withholding rate (without reduction for any otherwise applicable income tax treaty) on any "excess inclusion income."

STATE AND LOCAL TAXES

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-running managers and, together with Piper Jaffray & Co., Flagstone Securities LLC, JMP Securities LLC, M.R. Beal & Company, A Limited Partnership, and Ryan Beck & Co., are the representatives of the underwriters. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares

UBS Securities LLC	5,110,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	5,110,000
Piper Jaffray & Co.	1,460,000
Flagstone Securities LLC	730,000
JMP Securities LLC	730,000
M.R. Beal & Company, A Limited Partnership	730,000
Ryan Beck & Co.	730,000

Total	14,600,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

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receipt and acceptance of our common stock by the underwriters; and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Prior to this offering, there has been no public market for our common stock. The public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the public offering price include:

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the information set forth in this prospectus and otherwise available to the representatives;

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the history and the prospects for the industry in which we compete;

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the ability of our management;

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our prospects for future earnings and our current financial position;

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the general condition of the securities markets at the time of this offering; and

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the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 2,190,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares at the initial public offering price, less the underwriting discount.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.40 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The total initial public offering price and the proceeds, before expenses, to us include the sale of 373,400 shares to our directors, employees and others and their affiliates at the initial public offering price.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 2,190,000 shares.

	Paid by us
	No Exercise	Full Exercise

Per Share	$0.72	$0.72
Total	$10,512,000	$12,088,800

We estimate that the total expenses of this offering, not including the underwriting discounts and commissions, will be approximately $1.8 million. The underwriters have agreed to pay $876,000 of these expenses assuming no exercise of the underwriters' over-allotment option, or $1.0 million of these expenses assuming full exercise of the underwriters' over-allotment option.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors and certain of our shareholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriters, offer, sell, contact to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, the underwriters may in their sole discretion, release all or some of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE QUOTATION

We have received approval to list our common stock on the New York Stock Exchange under the symbol "MHL." In connection with the listing of our common stock on The New York Stock Exchange, the underwriters will undertake to:

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sell round lots of 100 shares or more of our common stock to a minimum of 2,000 beneficial owners;

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maintain at least 1.1 million outstanding shares of our common stock in the United States; and

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maintain the number of publicly-held shares of our common stock in the United States to have an aggregate market value of at least $60.0 million.

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids; and

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syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position, by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because they have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters and their affiliates have provided and may provide certain financial advisory and investment banking services for us for which they receive customary fees. MortgageIT has an $850.0 million warehouse facility with UBS Real Estate Securities, Inc., an affiliate of UBS Securities LLC and a $200.0 million warehouse facility with Merrill Lynch Commercial Finance Corp., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. We will assume these warehouse facilities through our acquisition of MortgageIT, subject to approval by the lenders. In addition, MortgageIT has a mortgage loan purchase agreement with UBS Real Estate Securities, Inc., the capacity of which is included in the $850.0 million warehouse facility. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources."

In its capacity as financial advisor to MortgageIT in connection with the reorganization and this offering, UBS Securities LLC will receive a fee which will be credited against any underwriting commissions that UBS Securities LLC receives in connection with this offering.

The underwriters and their affiliates may from time to time in the future engage in transactions with us or our affiliates and perform services for us or our affiliates in the ordinary course of their business.

Legal matters

Certain legal matters will be passed upon for us by our counsel, Patton Boggs LLP, Washington, D.C., including the validity of the common stock offered hereby. Certain legal matters related to the offering will be passed upon for the underwriters by Clifford Chance US LLP.

Experts

The financial statements of MortgageIT, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 have been audited by BDO Seidman, LLP, Registered Public Accounting Firm, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common stock we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission 450 Fifth Street, N.W., Washington, DC 20549. The Securities and Exchange Commission's toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
Independent Auditors' Report	F-2
Financial Statements of MortgageIT, Inc. and its subsidiaries (i.e., the predecessor of MortgageIT Holdings, Inc.) for the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003, 2002 and 2001:
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations	F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit)	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-8

.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
MortgageIT, Inc. and Subsidiaries
New York, New York

We have audited the accompanying consolidated balance sheets of MortgageIT, Inc. and Subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MortgageIT, Inc. and Subsidiaries at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

BDO Seidman, LLP
New York, New York
March 1, 2004

MortgageIT, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

		December 31,
	March 31, 2004
		2003	2002

	(unaudited)
ASSETS
Cash and cash equivalents	$20,658,767	$22,261,019	$2,104,004
Restricted cash	1,599,660	1,517,174	5,105,938
Marketable securities held to maturity	1,419,517	1,419,091	1,397,844
Mortgage loans held for sale	427,584,505	322,012,119	435,729,107
Receivables, net of allowance	16,073,062	10,300,514	15,137,194
Prepaids and other current assets	6,442,857	5,479,918	4,249,639
Goodwill — IPI	11,638,689	11,665,296	8,250,479
Property and equipment, net	4,996,951	5,324,478	4,091,419

Total assets	$490,414,008	$379,979,609	$476,065,624

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
Warehouse lines payable	$403,215,667	$300,698,617	$413,916,295
Notes payable and other debt	15,000,000	1,125,000	6,250,000
Accounts payable	1,032,229	1,937,972	2,960,346
Accrued expenses	20,607,270	26,461,927	20,375,686
Other liabilities	2,853,852	2,595,987	3,172,802

Total liabilities	442,709,018	332,819,503	446,675,129

COMMITMENTS AND CONTINGENCIES
Convertible redeemable preferred stock: 22,000,000 shares authorized:
Series A, $0.01 par value; $1.00 liquidation preference; 6,250,000 shares authorized, issued and outstanding	9,182,958	9,003,388	8,317,739
Series B, $0.01 par value; $6.4151 liquidation preference; 7,000,000 shares authorized; 4,401,170 issued and outstanding	40,870,771	39,741,370	35,458,477
Series C, $0.01 par value, $2.4246 liquidation preference; 6,500,000 shares authorized; 4,431,803 issued and outstanding	14,164,849	13,812,698	12,482,700

Total preferred stock	64,218,578	62,557,456	56,258,916

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock: Series A, $0.01 par value; 24,250,000 shares authorized; 6,250,000 issued and outstanding	62,500	62,500	62,500
Series B — nonvoting, $0.01 par value; 7,500,000 shares authorized; 377,046 and 378,712 issued and outstanding	3,770	3,770	3,787
Unearned compensation — restricted stock	—	—	(15,051)
Additional paid-in capital	3,893,329	3,893,329	3,907,495
Accumulated deficit	(20,473,187)	(19,356,949)	(30,827,152)

Total stockholders' equity (deficit)	(16,513,588)	(15,397,350)	(26,868,421)

Total liabilities and stockholders' equity	$490,414,008	$379,979,609	$476,065,624

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
Revenues:
Gain on sale of mortgage loans	$15,768,519	$16,862,155	$80,764,272	$41,712,806	$18,816,938
Brokerage revenues	8,745,136	14,348,842	63,030,286	50,217,410	8,834,091
Interest income	5,317,410	5,344,913	24,324,288	18,214,769	13,933,187
Interest expense	(2,546,290)	(3,077,436)	(13,604,316)	(10,277,447)	(11,197,872)

Net interest income	2,771,120	2,267,477	10,719,972	7,937,322	2,735,315
Other	7,053	871,631	979,210	216,180	—

Total revenues	27,291,828	34,350,105	155,493,740	100,083,718	30,386,344

Operating expenses:
Compensation and employee benefits	16,531,351	17,279,901	77,850,580	54,844,408	16,768,983
Processing expenses	3,446,155	5,645,880	27,828,050	16,234,624	9,000,256
General and administrative expenses	2,316,856	2,105,795	9,866,890	7,719,422	3,896,029
Rent	1,814,245	1,537,159	6,482,899	4,737,578	1,477,043
Marketing, loan acquisition and business development	1,050,152	1,427,559	6,504,149	5,062,097	1,843,550
Professional fees	587,257	581,891	2,930,034	1,918,331	686,651
Depreciation and amortization	626,345	610,496	2,408,395	1,889,672	1,010,393

Total operating expenses	26,372,361	29,188,681	133,870,997	92,406,132	34,682,905

Income (loss) before income taxes	919,467	5,161,424	21,622,743	7,677,586	(4,296,561)
Income taxes	374,583	937,509	3,854,000	251,255	107,580

Net income (loss)	544,884	4,223,915	17,768,743	7,426,331	(4,404,141)

Dividends on convertible redeemable preferred stock, accrued and unpaid	1,661,123	1,502,565	6,298,540	5,757,717	8,028,693

Net income (loss) attributable to common stockholders	$(1,116,239)	$2,721,350	$11,470,203	$1,668,614	$(12,432,834)

Per share data:
Basic	$(0.17)	$0.41	$1.73	$0.25	$(1.89)
Diluted	$(0.17)	$0.16	$0.64	$0.18	$(1.89)
Weighted average number of shares — basic	6,627,046	6,615,597	6,627,046	6,578,447	6,575,643
Weighted average number of shares — diluted	6,627,046	27,168,558	27,897,603	19,952,336	6,575,643

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

Three months ended March 31, 2004 and years ended December 31, 2003, 2002 and 2001
	Capital Stock
	Common-Series A		Common-Series B				Unamortized Cost of Restricted Stock
					Additional Paid-In Capital			Total Stockholders' Equity (deficit)
	Shares	Amount	Shares	Amount		Deficit

Balance at January 1, 2001	6,250,000	$62,500	519,147	$5,191	$1,144,777	$(20,062,932)	$(669,943)	$(19,520,407)
Restricted stock awards to employees, net of forfeitures	—	—	(17,002)	(170)	(72,588)	—	72,758	—
Amortization of the cost of restricted stock, net of forfeitures	—	—	—	—	—	—	243,599	243,599
Preferred Stock dividends, accrued and unpaid	—	—	—	—	—	(4,322,707)	—	(4,322,707)
Accretion of discount on preferred stock	—	—	—	—	—	(479,928)	—	(479,928)
Deemed dividend—Series B preferred stock	—	—	—	—	3,226,058	(3,226,058)	—	—
Net loss	—	—	—	—	—	(4,404,141)	—	(4,404,141)

Balance at December 31, 2001	6,250,000	62,500	502,145	5,021	4,298,247	$(32,495,766)	$(353,586)	$(28,483,584)
Restricted stock awards forfeited			(123,433)	(1,234)	(390,752)	—	391,986	—
Amortization of the cost of restricted stock, net of forfeitures	—	—	—	—	—	—	(53,451)	(53,451)
Preferred Stock dividends, accrued and unpaid	—	—	—	—	—	(5,255,376)	—	(5,255,376)
Accretion of discount on preferred stock	—	—	—	—	—	(502,341)	—	(502,341)
Net income	—	—	—	—	—	7,426,331	—	7,426,331

Balance at December 31, 2002	6,250,000	62,500	378,712	3,787	3,907,495	(30,827,152)	(15,051)	(26,886,421)
Sale of Series B Common Stock	—	—	6,667	66	5,067	—	—	5,133
Restricted stock awards forfeited	—	—	(8,333)	(83)	(19,233)	—	19,316	—
Amortization of the cost of restricted stock, net of forfeitures	—	—	—	—	—	—	(4,265)	(4,265)
Preferred Stock dividends, accrued and unpaid	—	—	—	—	—	(5,787,407)	—	(5,787,407)
Accretion of discount on preferred stock	—	—	—	—	—	(511,133)	—	(511,133)
Net income	—	—	—	—	—	17,768,743	—	17,768,743

Balance at December 31, 2003	6,250,000	$62,500	377,046	$3,770	$3,893,329	$(19,356,949)	$—	$(15,397,350)
Preferred Stock dividends, accrued and unpaid (unaudited)	—	—	—	—	—	(1,531,947)	—	(1,531,947)
Accretion of discount on preferred stock (unaudited)	—	—	—	—	—	(129,175)	—	(129,175)
Net income (unaudited)	—	—	—	—	—	544,884	—	544,884

Balance at March 31, 2004 (unaudited)	6,250,000	$62,500	377,046	$3,770	$3,893,329	$(20,473,187)	$—	$(16,513,588)

The accompanying notes are part of the consolidated financial statements.

MortgageIT, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
Cash flows from operating activities:
Net income (loss)	$544,884	$4,223,915	$17,768,743	$7,426,331	$(4,404,141)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	626,345	610,496	2,408,395	1,889,672	1,010,393
Amortization of the cost of restricted stock	—	(4,265)	(4,265)	(53,451)	243,599
Other—Miscellaneous	—	—	—	(1,529)	—
Changes in operating assets:
Decrease (increase) in restricted cash	(82,486)	2,065,989	3,588,764	(2,866,378)	39,110
Decrease (increase) in mortgage loans held	(105,572,386)	(38,855,557)	113,716,988	68,417,008	(452,371,316)
Decrease (increase) in receivables	(5,772,548)	(4,397,454)	4,836,680	(7,295,423)	(4,858,590)
Increase in prepaids and other current assets	(962,938)	223,090	(1,230,279)	(2,396,420)	(241,430)
Changes in operating liabilities:
(Decrease) increase in accounts payable	(905,743)	(561,765)	(1,022,374)	823,761	(591,044)
Increase in accrued expenses	(5,790,492)	(2,300,247)	2,671,423	9,380,777	6,809,930
(Decrease) increase in other liabilities	220,306	611,510	(576,814)	71,678	1,815,441

Net cash (used in) provided by operating activities	(117,695,058)	(38,384,288)	142,157,261	75,396,026	(452,548,048)

Cash flows from investing activities:
Acquisition of IPI	—	—	—	(2,312)	(2,120,484)
Purchases of property and equipment	(298,818)	(1,058,540)	(3,641,455)	(3,476,191)	(982,183)
Proceeds from maturities of marketable securities	1,420,000	1,400,154	5,550,000	9,565,000	4,500,000
Purchases of marketable securities	(1,420,426)	(1,400,000)	(5,571,246)	(9,314,147)	(3,854,990)

Net cash used in investing activities	(299,244)	(1,058,386)	(3,662,701)	(3,227,650)	(2,457,657)

Cash flows from financing activities:

Proceeds from issuance of convertible redeemable preferred stock	—	—	—	245,344	8,897,042
Proceeds from issuance of common stock	—	—	5,133	—	—
Proceeds from notes payable and other debt	15,000,000	5,948,375	9,000,000	12,594,184	202,942
Repayment of notes payable and other debt	(1,125,000)	(5,225,000)	(14,125,000)	(9,525,673)	(167,537)
Net proceeds (repayment) of warehouse lines payable	102,517,050	42,590,074	(113,217,678)	(76,796,267)	439,149,646

Net cash provided by (used in) financing activities	116,392,050	43,313,449	(118,337,545)	(73,482,412)	448,082,093

Net (decrease) increase in cash and cash equivalents	(1,602,252)	3,870,774	20,157,015	(1,314,036)	(6,923,612)
Cash and cash equivalents at beginning of year	22,261,019	2,104,004	2,104,004	3,418,040	10,341,652

Cash and cash equivalents at end of year	$20,658,767	$5,974,778	$22,261,019	$2,104,004	$3,418,040

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

MortgageIT, Inc. ("MortgageIT" or the "Company") was incorporated in New York on February 1, 1999 and began marketing mortgage loan services on May 1, 1999. MortgageIT originates, funds and brokers residential mortgage loans in 50 states and the District of Columbia, and is an approved U.S. Department of Housing and Urban Development ("HUD") Title II Nonsupervised Delegated Mortgagee. The Company's operations consist solely of this single segment.

During 2001, MortgageIT acquired all of the outstanding stock of IPI Skyscraper Mortgage Corporation and IPI Commercial, Inc. (collectively, "IPI") in a taxable transaction accounted for as a purchase in accordance with SFAS 141 "Accounting For Business Combinations." Certain of the former majority stockholders of IPI are stockholders and senior executives of MortgageIT.

The consolidated financial statements of the Company include the operations of its wholly-owned subsidiaries, IPI and Home Closer LLC. IPI provides residential mortgage banking and brokerage services in the New York, New Jersey and Connecticut Tri-state area. Home Closer LLC provides settlement and other mortgage related services to the Company and its customers. All material intercompany account balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Management bases its estimates on certain assumptions, which they believe are reasonable in the circumstances, and does not believe that any change in those assumptions would have a significant effect on the financial position or results of operations of the Company. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, cash equivalents are defined as highly liquid investments not held for resale, with maturities of three months or less when purchased. Due to the short-term nature of the cash equivalents, the carrying value approximates fair value.

Restricted Cash

The balances in restricted cash for all periods presented represent amounts pledged to secure one of the Company's warehouse credit facilities and amounts held in escrow accounts on behalf of borrowers and other third parties.

Marketable Securities Held to Maturity

Marketable securities held to maturity represent federal agency securities, maturing within six months, which the Company has the ability and intent to hold to maturity. These securities are carried at amortized cost. The carrying value of these securities is adjusted for the accretion of discounts, which are included in interest income.

Mortgage Loans Held for Sale

Loans held for sale are carried at the principal amount outstanding net of deferred origination costs and fees and any premiums or discounts. The carrying amount is adjusted to reflect the loans fair value as applicable through fair value hedging. The mortgage loans held for sale are carried at the lower of the adjusted carrying amount or market value as determined by outstanding loan purchase commitments from investors or prevailing secondary mortgage market prices as determined from available investor pricing information, calculated on an aggregate loan basis. Determining market value requires management judgment in determining how the market would value a particular mortgage loan based on characteristics of the loan and available market information. The market value estimates may not necessarily be indicative of the amounts we could realize in a current market sale.

Loan Origination Fees

Loan origination fees, as well as discounts and certain direct origination costs, are initially recorded as an adjustment of the cost of the loan and are reflected in earnings when the loan is sold.

Derivative Financial Investments and Hedging Activities

MortgageIT utilizes derivatives in connection with its interest rate risk management activities. In accordance with Statement of Financial Accounting Standards, or "SFAS," No. 133, "Accounting for Derivative Investments and Hedging Activities," all derivative instruments are recorded at fair value. The derivatives used by MortgageIT in conjunction with its interest rate risk management activities with respect to mortgage loans held for sale qualify for hedge accounting under SFAS No. 133. To qualify for hedge accounting under SFAS No. 133, MortgageIT must demonstrate, on an ongoing basis, that its interest rate risk management activity is highly effective. MortgageIT determines the effectiveness of its interest rate risk management activities using standard statistical measures. If MortgageIT is unable to qualify certain of its interest rate risk management activities for hedge accounting, then the change in fair value of the associated derivative financial instruments would be reflected in current period earnings, but the change in fair value of the related asset or liability may not, thus creating a possible earnings mismatch.

Risk Management of the Mortgage Loan Pipeline

In connection with its mortgage loan origination activities, MortgageIT issues interest rate lock commitments, or "IRLCs," to loan applicants and financial intermediaries. The IRLCs guarantee the loan terms, subject to credit approval, for a period of time while the application is in process, typically between 15 and 30 days. IRLCs are derivative instruments as defined by SFAS No. 133 and, therefore, are required to be recorded at fair value with changes in fair value reflected in current period earnings. However, unlike most other derivative instruments, there is no active market for IRLCs that can be used to determine an IRLC's fair value. Consequently, MortgageIT has developed a methodology for estimating the fair value of its IRLCs.

MortgageIT estimates the fair value of an IRLC based on an estimate of the ultimate gain on sale of the underlying mortgage loan net of the estimated cost to originate the loan, given the probability that the loan will fund within the terms of the IRLC. The change in fair value of the underlying mortgage loan is determined using the same methodology that is used for loans held for sale that are not yet allocated to an investor commitment. The change in fair value of the underlying mortgage loan is measured from the lock date. Therefore, at the time of issuance, the estimated fair value of an IRLC is negligible. After issuance, the value of an IRLC can be either positive or negative, depending on the change in value of the underlying mortgage loan. The probability that the underlying loan will fund is driven by a number of factors, in particular, the change, if any, in mortgage rates after the lock date. In general, the probability of funding increases if mortgage rates rise and decreases if mortgage rates fall. This is due primarily to the relative attractiveness of current mortgage rates compared to the applicant's committed rate. The probability that a loan will fund within the terms of the IRLC also is influenced by the source of the applicant, age of the applicant, purpose for the loans (purchase or refinance) and the application approval rate. MortgageIT has developed funding ratio estimates using its historical empirical data that take into account all of these variables, as well as renegotiations of rate and point commitments that tend to occur when mortgage rates fall. These estimates are utilized to estimate the quantity of loans that will fund within the terms of the IRLCs.

Risk Management of Mortgage Loans Held for Sale

Once an IRLC is created or a loan has been funded, MortgageIT's risk management objective is to protect earnings from an unexpected change in the fair value of either the IRLCs or mortgage loans held for sale. MortgageIT's strategy is to utilize forward delivery contracts for sales and purchases of mortgage-backed securities and loan purchase commitments from investors to hedge both its IRLCs and mortgage loans held for sale. At the inception of the hedge, MortgageIT formally documents the relationship between these derivatives and the IRLCs and mortgage loans held for sale, as well as its objective and strategy for undertaking the hedge transactions. The notional amount of the derivatives associated with mortgage loans held for sale, along with the underlying rate and terms of the contracts, are equivalent to the unpaid principal amount of the mortgage loans being hedged; hence, these derivatives effectively fix the forward sales price and thereby substantially eliminate interest rate and price risk to MortgageIT. MortgageIT classifies and accounts for these forward delivery contracts as fair value hedges. The derivatives are carried at fair value with the changes in fair value recorded into current period earnings. When the hedges are deemed to be highly effective, the carrying value of the hedged mortgage loans held for sale is adjusted for changes in fair value during the hedge period.

Termination of Hedging Relationships

MortgageIT employs a number of risk management monitoring procedures that are designed to ensure that its hedging arrangements are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value of the hedged item. Additionally, MortgageIT may elect, pursuant to SFAS No. 133, to re-designate a hedge relationship during an interim period and re-designate upon the rebalancing of a hedge relationship. If hedge accounting is discontinued, MortgageIT will continue to carry the derivative instruments on its balance sheet at fair value with changes in their value recorded to current period earnings.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on certain percentages of our aged receivables, which is determined based on historical collection experience and our assessment of the general financial conditions affecting our customer base. If the actual collection experience changes, revisions to the allowance may be required. Based on the information available to the Company, the allowance for doubtful accounts is adequate. The following table summarizes changes in the allowance:

	Three months ended March 31,	Year ended December 31,
	2004	2003	2002	2001

	(unaudited)
Allowance for doubtful accounts, beginning of year	$772,150	$384,231	$514,000	$14,000
Bad debt expense	150,000	789,252	230,000	500,000
Write offs	(71,713)	(401,333)	(359,769)	—

Allowance for doubtful accounts, end of year	$850,437	$772,150	$384,231	$514,000

Property and Equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over estimated useful lives, which is generally three years for computer equipment and software, and five years for furniture, fixtures and office equipment. Leasehold improvements are recorded at cost and are amortized on a straight-line basis over the shorter of the respective lease term or estimated service lives of the improvements. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates impairment losses on long-lived assets used in operations, primarily property and equipment, when events and circumstances indicate that the carrying value of those assets might not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets are compared to their carrying amounts. If the carrying value of the asset exceeds the undiscounted cash flows, the related asset is written down to fair value. No impairment losses have been incurred to date.

Goodwill

The Company performs impairment testing of its goodwill on an annual basis in order to identify if an impairment has occurred. Upon completion of such annual review, if an impairment is found to have occurred, a corresponding charge will be recorded.

The Company's goodwill relates to its acquisition of IPI. The Company has identified IPI as a reporting unit. In connection with the impairment test, the fair value of this reporting unit was compared with its carrying amount including goodwill. The annual impairment test indicated that the fair value of the reporting unit exceeded the reporting unit's carrying amount; accordingly, there was no impairment identified. The Company has noted no subsequent indicators that would require testing of goodwill for impairment.

Revenue Recognition

Gains on sale of loans represent the difference between the net sales proceeds and the carrying value of the mortgage loans sold, and are recognized at the time of sale. Loan origination fees, as well as discount points and certain direct origination costs, are initially recorded as an adjustment of the cost of the loans held for sale and are recognized in earnings when the loans held for sale are sold.

Brokerage fees represent revenues earned for the brokering of mortgage loans to third party lenders and are earned and recognized at the time the loan is closed by the third party lender. Revenues are comprised of application fees and origination points paid to the Company by borrowers, as well as compensation paid to the Company by third party lenders.

Interest income is accrued as earned. Interest on mortgage loans held for sale accrues on loans from the date of funding through the date of sale. Interest on loans is computed based on the contractual loan rate.

Generally, the Company is not exposed to significant credit risk on its loans sold to investors. In the normal course of business, the Company is obligated to repurchase loans from investors consistent with the terms of its investor contracts. At the time of loan sale, the Company records a repurchase provision. Historically the repurchase provision has been less than .15% of sold loans. The liability for potential losses applicable to loans sold is included in accrued expenses.

Advertising

Advertising costs, which include the costs of production and communication, are expensed as incurred.

Stock Compensation

The Company has one stock-based employee compensation plan in effect, which is described more fully in Note 8. The Company accounts for all transactions under which employees receive shares of stock or other equity instruments in the Company based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Pursuant to these accounting standards, the Company records deferred compensation for stock awards at the date of grant based on the estimated values of the shares on that date. No stock-based employee compensation cost is reflected in net income for stock option plans, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss) attributable to common stockholders	$(1,116,239)	$2,721,350	$11,470,203	$1,668,614	$(12,432,834)
Amortization of restricted stock, including forfeitures	—	(1,066)	(4,265)	(53,451)	243,599
Stock-based employee compensation expense determined under the fair value method, net of related tax effects	(114,310)	(83,653)	(334,610)	(88,509)	(250,155)

Pro forma net income (loss)	$(1,230,549)	$2,636,631	$11,131,328	$1,526,654	$(12,439,390)

Net income (loss) per share attributable to common stock:
Basic—As reported	$(0.17)	$0.41	$1.73	$0.25	$(1.89)
Basic—Proforma	$(0.19)	$0.40	$1.68	$0.23	$(1.89)

Net income (loss) per share for diluted earnings per share:
Diluted—As reported	$(0.17)	$0.16	$0.64	$0.18	$(1.89)
Diluted—Proforma	$(0.19)	$0.15	$0.63	$0.17	$(1.89)

The fair value for each option granted was estimated at the date of grant using the minimum value, option-pricing model, one of the allowable valuation methods under SFAS No. 123 "Accounting For Stock-Based Compensation," with the following weighted average assumptions: risk-free interest rate of 4.25% for the first quarter of 2004, 4.25% in 2003 and 4.5% in 2002, expected option lives of eight years, and no dividends.

Stock awards granted to employees under the Company's Restricted Stock Plan are subject to certain sale and transfer restrictions. Unvested awards are also subject to forfeiture if employment terminates prior to the end of the prescribed restriction period. The value of restricted stock awards is expensed over the vesting period, generally three years.

Income Taxes

Income taxes are determined using the liability method under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for federal and state income tax purposes.

Fair Value of Financial Instruments

Assets, including cash and cash equivalents and receivables are carried at fair value. Mortgage loans held for sale are carried at amounts which approximate fair value. Similarly, liabilities, including warehouse lines payable and notes payable and other debt, are carried at fair value or contractual amounts approximating fair value based on market rates.

New Accounting Standards

In January 2003, the FASB issued Interpretation 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 addresses the consolidation by business enterprises of variable interest entities, as defined in the Interpretation. FIN 46 expands existing accounting guidance regarding when a company should include in its financial statements the assets, liabilities and activities of another entity. Many variable interest entities have commonly been referred to as special-purpose entities or off-balance sheet structures. In December 2003, the FASB issued Interpretation No. 46R ("FIN 46R"), a revision to FIN 46. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Since the Company does not have any variable interests in variable interest entities, the adoption of FIN 46 did not have any effect on the Company's consolidated financial condition or results of operations.

During the first quarter of 2004, the Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. Adoption of this pronouncement did not have an impact on the Company's consolidated financial statements.

In 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 105 ("SAB 105"). SAB 105 contains guidance for valuing loan commitments accounted for as derivatives under SFAS 133. Under SAB 105, any expected future cash flows related to the customer relationship or loan servicing must be excluded from the estimation of fair value. SAB 105 is effective for loan commitments accounted for as derivatives entered into subsequent March 31, 2004. The adoption SAB No. 105 will not have any effect on the Company's consolidated financial condition or results of operations.

NOTE 2—GOODWILL—IPI—ACQUISITION

On October 17, 2001, to expand the retail brokerage operations, the Company acquired all of the outstanding common stock of IPI for consideration of approximately $6,601,000, plus direct acquisition costs of $305,000. The consideration consisted of $2,851,000 in cash, of which $2,000,000 was paid at closing and the balance paid in April 2002; promissory notes in the principal amount of $2,250,000 due in 2003 and 2004; and the issuance of 618,659 shares of Series C Convertible Preferred Stock valued at $1,500,000 based on a recent stock sale.

In connection with the purchase of IPI, the Company was obligated to pay to the sellers, who are currently officers of the Company, additional consideration equal to 50% of the IPI earnings reported in fiscal 2003 and 2002. Accordingly, the Company has recorded as goodwill additional consideration of $3,414,817 and $2,401,945, based on IPI's earnings for 2003 and 2002, respectively, which is included in accrued expenses at December 31, 2003 and 2002, respectively.

NOTE 3—MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale consist of the following components:

		December 31,
	March 31, 2004
		2003	2002

	(unaudited)
Mortgage loans held for sale	$426,076,844	$320,828,743	$434,249,322
Deferred origination costs	1,507,661	1,183,376	1,479,785

Mortgage loans held for sale	$427,584,505	$322,012,119	$435,729,107

Mortgage loans represent residential mortgages on properties located throughout the United States having maturities of up to 30 years. Pursuant to the terms of the mortgage loans, the borrowers have pledged the underlying real estate as collateral for the loans. It is the Company's practice to sell these loans to third party investors shortly after they are funded, generally within 30 days.

As of March 31, 2004 and December 31, 2003 and 2002, the Company has loan purchase commitments from third party investors for approximately $150 million, $92 million and $116 million, respectively. Substantially all loans held for sale at March 31, 2004 and December 31, 2003 and 2002 were subsequently sold to third party investors. All mortgage loans held for sale are pledged as collateral for warehouse lines payable (See Note 6).

NOTE 4—HEDGING OF MORTGAGE LOANS HELD FOR SALE AND COMMITTED PIPELINE

The Company is exposed to certain risks in conjunction with the origination, funding and sale of mortgage loans including changes in both interest rates and estimated loan funding volume. The Company manages the risk of interest rate changes primarily through use of derivative financial instruments designed to hedge potential changes in the value of both loans held for sale and the IRLC pipeline. Forward-sale MBS contracts represent the primary derivative instrument used for this purpose.

The Company is also exposed to the risk that actual new loan closings (also called "pull-through rate") may deviate from the estimated pull-through rate. Loan pull-through rates are variable and can be impacted by several factors including changes in interest rates, the composition of the committed pipeline and remaining commitment periods.

The Company's risk management policy is to hedge 100% of loans held for sale, and 100% of the estimated pull-through volume from the IRLC pipeline.

At March 31, 2004 and December 31, 2003 and 2002, the notional amount of the Company's committed pipeline (IRLCs) was approximately $900 million, $294 million and $449 million, respectively. The market value of the IRLCs at March 31, 2004 and December 31, 2003 and 2002 was approximately a $1,919,000 loss, a $1,236,000 loss and a $3,774,000 gain, respectively.

The fair value adjustment of the mortgage loans held for sale at March 31, 2004 and December 31, 2003 and 2002 was a gain of approximately $1,563,000, $406,000, and $3,952,000, respectively.

At March 31, 2004 and December 31, 2003 and 2002, the notional amount of forward sale MBS contracts outstanding was approximately $1.129 billion, $505 million and $733 million, with a fair value loss of approximately $542,000, $1,966,000 and $7,893,000, respectively.

The market value of the IRLCs, fair value adjustment of mortgage loans held for sale, MBS contracts and loan purchase commitments from investors are included in mortgage loans held for sale in the accompanying balance sheets. The related fair value adjustments are included in gain on sale of mortgage loans in the accompanying statements of income.

The amount of hedge ineffectiveness for all periods presented was not significant and was recorded on the statements of operations in the respective periods.

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and consist of the following:

		December 31,
	March 31, 2004
		2003	2002

	(unaudited)
Computer equipment	$5,116,921	$4,921,863	$3,640,381
Software	2,678,913	2,664,754	1,254,656
Leasehold improvements	1,306,401	1,293,425	1,033,410
Furniture, fixtures and other equipment	2,044,678	1,970,311	1,379,356

	11,146,913	10,850,353	7,307,803
Accumulated depreciation and amortization	(6,149,962)	(5,525,875)	(3,216,384)

	$4,996,951	$5,324,478	$4,091,419

NOTE 6—WAREHOUSE LINES PAYABLE

The Company has various warehouse credit facilities with major lenders that are used to fund mortgage loans.

The first facility with UBS Real Estate Securities, Inc. ("UBS") has an uncommitted credit limit of $850 million, which includes a wet/dry line and a mortgage loan sale conduit facility. This credit facility has no specific expiration date and may be terminated at the discretion of the lender. The facility provides for temporary increases in the line amount on an as-requested basis. Under the wet/dry line, outstanding advances are collateralized by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. Interest is payable at the time the outstanding principal amount of the advance is due, generally within 30 days. All advances under this agreement are evidenced by a note, which is collateralized by all of the loans funded through this facility. As of March 31, 2004 and December 31, 2003 and 2002, the Company had outstanding on the wet/dry line $227,460,000, $164,164,000 and $322,383,000, respectively. Under the conduit facility, the Company sells mortgage loans to UBS at a price equal to the committed purchase price from a third party investor, and records the transaction as a sale in accordance with SFAS No. 140 and removes both the loans and the corresponding wet/dry warehouse liability from the balance sheet. UBS, in turn, sells the loan to a third party investor. The Company facilitates the sale to the third party investor on behalf of UBS, for which the Company receives a performance fee ranging from 13 to 15 basis points of the loan amounts sold by UBS, depending on the time required by UBS to complete the transfer of the loans to the third party investor. The Company accounts for the performance fee as brokerage revenues in the amounts of $1,663,000, $2,636,000, $9,946,000, $6,626,000, and $2,261,000 for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002, and 2001, respectively. Loans on the conduit line, which totaled approximately $444,568,000, $190,055,000 and $445,248,000 at March 31, 2004 and December 31, 2003 and 2002, respectively, are not a liability of the Company, but limit availability under the facility until they are transferred to the third party investor by UBS. The mortgage loans sold to UBS are subject to repurchase under certain limited conditions, primarily if UBS determines that a mortgage loan was not properly underwritten.

The second facility has a committed credit limit of $100 million collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2004 and December 31, 2003, the Company had approximately $79,099,000 and $56,929,000 outstanding on this facility. This credit facility expires in June 2004.

The third facility has a committed credit limit of $200 million collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2004 and December 31, 2003, the Company had $96,657,000 and $79,605,000 outstanding on this facility. This credit facility expires in June 2004.

The Company also had a facility, which had a committed credit limit of $100 million that was paid in full in 2003, which included the option to transfer up to $375 million to an "early sale" facility. Both facilities have been paid off.

The weighted average effective rate of interest for the periods on borrowings under all warehouse lines of credit was approximately 2.7% at March 31, 2004 and 3.0%, 3.3% and 3.6% at December 31, 2003, 2002 and 2001, respectively.

All mortgage loans held for sale have been pledged as collateral under the above warehouse credit facilities. In addition, two of the facilities contain various financial covenants and restrictions, including a requirement that the Company maintain specified leverage ratios and net worth amounts, and one facility limits the payment of dividends to 50% of the Company's net income for any one year. The Company was in compliance with these covenants and restrictions as of December 31, 2003.

NOTE 7—NOTES PAYABLE AND OTHER DEBT

		December 31,
	March 31, 2004
		2003	2002

	(unaudited)
Unsecured Promissory Notes (a)	$—	$1,125,000	$2,250,000
Revolving credit facility (b)	—	—	4,000,000
Senior Secured Notes (c)	15,000,000	—	—

	$15,000,000	$1,125,000	$6,250,000

(a)
Promissory notes issued in connection with the IPI acquisition bear interest at 10% per annum payable quarterly beginning on January 15, 2002. The notes are payable to certain officers and stockholders of the Company. Principal of $1,125,000 was due and paid on March 31, 2003. The remaining principal balance of $1,125,000 was paid in January 2004.

(b)
A short-term revolving credit facility for $10 million was established in October 2002. The purpose of the facility was to fund the general operating needs of the Company. This facility was paid in full in 2003.

(c)
Senior Secured Notes due 2007 with an aggregate principal amount of $15 million were issued in March 2004. The Notes bear interest at 10.0% per annum, payable in quarterly installments beginning June 30, 2004. The notes are secured by a first priority security interest in all of the Company's assets with the exception of the Company's mortgage loans held for sale. The Notes contain various restrictions and covenants, as defined. The Company was in compliance with the covenants at March 31, 2004.

NOTE 8—CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

As of December 31, 2003, the Company was authorized to issue 22,000,000 shares of convertible preferred stock, par value $.01 per share, of which 6,250,000 have been designated and issued as Series A Convertible Preferred Stock, 7,000,000 have been designated and 4,401,170 issued as Series B Convertible Preferred Stock, and 6,500,000 have been designated and 4,431,803 issued as Series C Convertible Preferred Stock. The Company's Board of Directors is authorized to fix the rights and preferences of the 2,250,000 shares of undesignated preferred stock as necessary without further stockholder approval.

The Series A Convertible Redeemable Preferred Stock is held by private investors and is convertible at the option of the holder into shares of Series A Common Stock at a conversion rate of $1.00 per share, subject to adjustment. The holders of the Series A Convertible Preferred Stock have voting rights equal to the number of shares of Class A Common Stock into which the Series A shares can be converted. Annual dividends on each share are cumulative and payable quarterly at the discretion of the Company's Board of Directors at the rate of 8% per annum on the liquidation value of $1.00 per share. No dividend shall be declared or paid with respect to the Series A Convertible Preferred Stock until all accrued and unpaid dividends on the Series B and Series C Preferred Stock for all prior dividend periods have been paid in full. No dividends were declared during 2003 or 2002. Cumulative undeclared and unpaid dividends on the Series A Convertible Preferred Stock totaled approximately $2,933,000, $2,753,000 and $2,068,000 at March 31, 2004 and December 31, 2003 and 2002, respectively, and are included in Series A Convertible Redeemable Preferred Stock on the balance sheets. The Series A Convertible Preferred Stock may be redeemed at the discretion of the Series A Preferred stockholders at any time after April 30, 2005 upon written request of at least a majority of the then outstanding Series A Convertible Preferred stockholders, subject to the prior approval of the Series B and Series C Convertible Preferred stockholders.

The Series B Convertible Redeemable Preferred Stock is held by private investors and is convertible at the option of the holder into shares of Series A Common Stock at a conversion rate of $5.6821 per share. This price reflects adjustments for the dilutive effect of the issuance of Series C Convertible Preferred stock during 2001. The holders of the Series B Convertible Preferred Stock have voting rights equal to the number of shares of Class A Common Stock into which the Series B shares can be converted. Annual dividends on each share are cumulative and payable quarterly at the discretion of the Company's Board of Directors at the greater of 10% of the liquidation value of $6.4151 per share, compounded quarterly, or the amount of dividends paid on each share of Common Stock. Cumulative undeclared and unpaid dividends on the Series B Convertible Preferred Stock totaled approximately $13,172,000, $12,165,000 and $8,366,000 at March 31, 2004 and December 31, 2003 and 2002, respectively, and are included in Series B Convertible Redeemable Preferred Stock on the balance sheets. The Series B Convertible Preferred Stock may be redeemed at the discretion of the Series B Preferred Stockholders at any time after April 30, 2005 upon written request of at least 66 2/3% of the then outstanding Series B Convertible Preferred Stockholders, subject to the prior approval of the Series C Convertible Preferred stockholders.

The Series C Convertible Preferred Stock is held by private investors and is convertible at the option of the holder into shares of Series A Common Stock at a conversion rate of $2.4246 per share. The holders of the Series C Convertible Preferred Stock have voting rights equal to the number of shares of Class A Common Stock into which the Series C shares can be converted. Annual dividends on each share are cumulative and payable quarterly at the discretion of the Company's Board of Directors at the greater of 10% of the original issue price of the Series C Convertible Preferred stock of $2.4246 per share, compounded quarterly, or the amount of dividends paid on each share of Common Stock. Cumulative undeclared and unpaid dividends on the Series C Convertible Preferred Stock totaled approximately $3,446,000, $3,101,000 and $1,799,000 at March 31, 2004 and December 31, 2003 and 2002, respectively, and are included in Series C Convertible Redeemable Preferred Stock on the balance sheets. The Series C Convertible Preferred Stock may be redeemed at the discretion of the Series C Preferred Stockholders at any time after April 30, 2005 upon written request of the holders of at least 50% of the then outstanding Series C Preferred shares.

All three series of Convertible Preferred Stock have preemptive rights entitling the holders to subscribe to certain future issuances of Company securities on a pro rata basis, as defined.

Costs incurred in connection with the issuance of the Series B and Series C convertible redeemable preferred stock amounting to approximately $2,312,000 and $106,000, respectively, are being amortized using the effective interest method over the period to the earliest redemption date (April 30, 2005) as an increase to the carrying amount of these series of preferred stock. The unamortized balance of these costs at March 31, 2004 for the Series B and Series C convertible redeemable preferred stock is approximately $536,000 and $30,000, respectively.

Restricted Stock Plan

The Company has reserved 750,000 shares of Series B Common Stock to issue to certain employees pursuant to the Company's 1999 Equity Incentive Stock Compensation Plan (the "Plan"). As of December 31, 2003 and 2002, the Company has issued and outstanding under the plan 377,046 and 378,712, respectively, of restricted shares of Series B Common Stock (the "restricted stock"), net of forfeitures. Restricted stock awards to employees vest in equal installments, generally over a period of three years, and are subject to forfeiture under certain circumstances. The market value of the restricted stock awarded to employees has been recorded as "unearned compensation-restricted stock," and is shown as a separate component of stockholders' equity. The cost of restricted stock is being amortized over the vesting period. The credit to compensation expense was $4,265 and $53,451 for the years ended December 31, 2003 and 2002, respectively. In 2003, the Company terminated the Plan and will make no further awards. Outstanding share grants will continue to vest in accordance with the Plan terms.

Stock Options

In 2001, the Company established the 2001 Stock Option Plan (the "Plan"). The Plan provides for the granting of incentive stock options to employees, directors and consultants of the Company to purchase up to 5,000,000 shares of Class B Common Stock. The exercise price of the options shall not be less than the fair market value on the date of grant with a maximum term of ten years, or in the case of 10% stockholders, at 110% of the fair market value on the date of grant with a maximum term of five years. The Company awarded option grants for 1,552,250 shares for the three months ended March 31, 2004 and 1,646,877 shares, 891,501 shares and 372,900 shares for the years ended December 31, 2003, 2002 and 2001, respectively, all of which have a ten-year life and vest at the rate of one-third each year on the first three anniversaries of the respective grant date. The Plan will terminate in 2012.

Plan activity is summarized as follows:

	Options	Weighted Average Exercise Price

Options outstanding, January 1, 2001	—	$—
Granted	372,900	0.77
Exercised	—	—
Forfeited	—	—

Options outstanding, December 31, 2001	372,900	$0.77

Options outstanding, January 1, 2002	372,900	$0.77
Granted	891,501	1.44
Exercised	—	—
Forfeited	(150,300)	0.77

Options outstanding, December 31, 2002	1,114,101	$1.31

Options outstanding, January 1, 2003	1,114,101	$1.31
Granted	1,646,877	2.16
Exercised	(6,667)	0.77
Forfeited	(153,933)	1.92

Options outstanding, December 31, 2003	2,600,378	$1.81

Granted (Unaudited)	1,552,250	2.16
Exercised (Unaudited)	—	—
Forfeited (Unaudited)	(57,100)	2.16

Options outstanding, March 31, 2004 (Unaudited)	4,095,528	$1.94

Shares available for future grant under the plan at March 31, 2004 and December 31, 2003 are 904,172 and 2,399,622, respectively.

The following table summarizes information pertaining to outstanding options at March 31, 2004 (Unaudited):

Exercise Price	Number Outstanding	Average Remaining Contractual Life	Number Exercisable

$0.77	649,401	7.9 years	432,891
$2.16	3,446,127	9.5 years	624,397

The weighted average fair value of options issued for the three months ended March 31, 2004 and for the years ended December 31, 2003, 2002 and 2001 under the minimum value method was $0.56 per option, $0.52 per option, $0.44 per option and $0.25 per option, respectively.

At March 31, 2004 and December 31, 2003 and 2002, the Company had 1,057,287, 458,162 and 149,867 of options exercisable at a weighted average exercise price of $1.59, $1.08 and $1.31, respectively. There were no options exercisable at December 31, 2001.

Warrants

In connection with a bridge loan financing in 2000, the Company issued to private investors warrants to purchase 233,823 shares of Series B Convertible Preferred Stock having an aggregate purchase price of $1,500,000, or $6.4151 per share. As of March 31, 2004 and December 31, 2003 and 2002, warrants to purchase 155,882 shares were outstanding. These warrants were cancelled in April 2004.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Leases

The Company has entered into operating leases for commercial real estate and office equipment expiring at various dates through May 2011. At December 31, 2003, the Company's marketable securities were pledged to collateralize its main office lease. Rent expense is being recognized on a straight-line basis to account for rent concessions and escalations during the lease term, resulting in deferred rent of $1,166,656 and $853,456 at December 31, 2003 and 2002, respectively.

Future minimum lease payments under the Company's operating are as follows (in thousands):

Year ending December 31,

2004	$6,967
2005	6,705
2006	5,848
2007	5,411
2008	4,413
Thereafter	4,721

Total minimum lease payments	$34,065

Operating lease payments in the above table are exclusive of real estate taxes and other operating expenditures and have been reduced by future minimum sublease rental payments. Total rent expense is reflected net of sublease income of approximately $213,000, $205,000 and $1,435,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Litigation

The Company is a defendant in various legal proceedings involving matters generally incidental to its business. Although it is difficult to predict the outcome of these proceedings, management believes, based on discussions with counsel, that any ultimate liability will not materially affect the consolidated financial position or results of operations of the Company.

Employment Agreements

The Company has an employment agreement with one of its officers, the terms of which expire August 2004. The aggregate commitment for future salaries at December 31, 2003, excluding bonuses, is $240,000.

Defined Contribution Plan

The Company maintains 401(k) retirement plans that cover all qualified employees. The plans match employee contributions up to 2% of the participant's salary. For the years ended December 31, 2003, 2002 and 2001, the Company recognized expense of $589,000, $408,000 and $106,000, respectively, related to the plans.

The Company maintains a deferred compensation plan that covers certain employees of the Company. Based on the terms of the plan, a portion of the annual incentive award is recorded as deferred compensation and is payable over a vesting period of three years. At March 31, 2004 and December 31, 2003, respectively, approximately $1,933,000 and $2,128,000 of deferred compensation was included in prepaids and other current assets, and is being amortized to compensation expense over the related vesting period through February 2007. Amounts payable under this plan at March 31, 2004 and December 31, 2003, were approximately $2,143,000 and $2,510,000, respectively, and are included in accrued expenses.

NOTE 10—INCOME TAXES

The Company and its subsidiaries file federal tax returns and state tax returns, where permitted, on a consolidated basis. The provision for income taxes is as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001

Current:
Federal	$2,764	$—	$—
State	1,832	251	108

	4,596	251	108

Deferred:
Federal	(550)	—	—
State	(192)	—	—

	(742)	—	—

Provision for Income Taxes	$3,854	$251	$108

The difference between the U.S. federal tax rate and the Company's effective tax rate in 2003 and 2002 is due primarily to utilitization of net operating loss carryforwards, changes in the valuation allowance related to the net deferred tax asset, and changes in state tax rates in 2003, offset by certain nondeductible expenses. The difference between the U.S. federal tax rate and the Company's effective tax rate in 2001 is due to operating losses incurred in 2001.

The effective income tax rate differed from the Federal statutory rate as follows (in thousands):

	Year Ended December 31,
	2003		2002		2001

	Amount	%	Amount	%	Amount	%

Federal income tax provision (benefit) at statutory rate	$7,352	34.0	$2,610	34.0%	$(1,461)	(34.0)
State income taxes, net of Federal benefit	2,569	11.9	712	9.3	(150)	(3.5)
Increase (decrease) in valuation allowance	(5,312)	(24.6)	(3,131)	(40.8)	1,664	38.7
Change in estimated state tax rates	(781)	(3.6)	—	—	—	—
Other—net	26	0.1	60	0.8	55	1.3

	$3,854	17.8%	$251	3.3%	$108	2.5%

The major sources of temporary differences and their deferred tax effect are as follows (in thousands):

	2003	2002

Deferred tax assets:
Net operating losses	$—	$3,526
Reserves and allowances	2,167	1,774
Stock-based compensation	—	115
Accrued expenses	535	341

Total deferred tax assets	$2,702	$5,756

Deferred tax liabilities:
Deferred charges	$711	$—
Property and equipment	665	224
Goodwill	584	220

Total deferred tax liabilities	1,960	444

	—	5,312
Valuation allowance	—	(5,312)

Net deferred tax assets	$742	$—

The Company provided a valuation allowance against deferred tax assets at December 31, 2002 and 2001 because, based on available information, the probability of utilizing its deferred tax assets did not meet the "more likely than not" test under SFAS No. 109. Due to profitable operations in 2003 and favorable operating trends, management has reversed the valuation allowance at December 31, 2003. At December 31, 2003, the net deferred tax asset was included in Prepaids and other current assets.

NOTE 11—EARNINGS PER SHARE

Basic and diluted income (loss) per share are calculated in accordance with SFAS No. 128, "Earnings Per Share." The basic and diluted income (loss) per common share for all periods presented were computed based on the weighted-average number of common shares outstanding, as follows:

	Three months ended March 31,		Year ended December 31,
	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss)	$544,884	$4,223,915	$17,768,743	$7,426,331	$(4,404,141)
Dividends on convertible redeemable preferred stock:
Series A	179,570	164,054	685,649	633,434	585,195
Series B	1,007,176	902,302	3,799,509	3,442,168	3,118,434
Series C	345,201	309,256	1,302,249	1,179,774	619,078
Series B—Deemed	—	—	—	—	3,226,058
Accretion of discount on preferred stock	129,176	126,953	511,133	502,341	479,928

Total dividends on preferred stock	$1,661,123	1,502,565	$6,298,540	$5,757,717	$8,028,693

Net income (loss) attributable to common stockholders	$(1,116,239)	$2,721,350	$11,470,203	$1,668,614	$(12,432,834)

Basic earnings per share:
Net income (loss) attributable to common stockholders	$(1,116,239)	$2,721,350	$11,470,203	$1,668,614	$(12,432,834)
Weighted average common stock outstanding for basic earnings per share	$6,627,046	$6,615,597	6,627,046	6,578,447	6,575,643

Basic earnings per share	$(0.17)	$0.41	$1.73	$0.25	$(1.89)

Diluted earnings per share:
Net income (loss) attributable to common stockholders	$(1,116,239)	$2,721,350	$11,470,203	$1,668,614	$(12,432,834)
Add preferred stock dividends	—	1,502,565	6,298,540	1,840,871	—

Net income (loss) for diluted earnings per share	$(1,116,239)	$4,223,915	$17,768,743	$3,509,485	$(12,432,834)

Common stock outstanding for basic earnings per share for basic earnings per share computation	6,627,046	6,615,597	6,627,046	6,578,447	6,575,643
Assumed conversion of dilutive:
Convertible preferred stock	—	20,157,866	20,878,380	12,931,448	—
Stock options and unvested restricted stock	—	395,096	392,177	442,442	—
Weighted average common stock outstanding for diluted earnings per share	6,627,046	27,168,559	27,897,603	19,952,337	6,575,643

Diluted earnings per share	$(0.17)	$0.16	$0.64	$0.18	$(1.89)

Options, warrants and restricted stock aggregating 3,592,009, 2,029,259, 2,103,759, 463,382 and 752,884 were excluded from the computation for the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001, respectively, as their effect would have been anti-dilutive. Potentially dilutive shares amounting to 22,073,693 and 17,639,849 relating to the conversion of Series A, Series B and Series C preferred stock were excluded from the computation for the three months ended March 31, 2004, and for the year ended December 31, 2001, respectively, as their effect would have been anti-dilutive. In addition, in 2002, 6,138,313 common equivalent shares relating to the conversion of Series B preferred stocks have been excluded from the computation, as their effect would have been anti-dilutive.

NOTE 12—STATEMENT OF CASH FLOWS

Supplemental disclosure of cash flow information

	Three months ended March 31,		Year ended December 31,

	2004	2003	2003	2002	2001
	(unaudited)

Cash paid during the year for:
Interest	$3,473,884	$2,611,386	$14,051,045	$10,402,775	$9,936,706
Income taxes	3,535,883	220,333	1,869,874	244,011	41,191

Noncash investing and financing activities in 2001:

The Company purchased all of the outstanding common stock of IPI for initial consideration of $6,906,000. In connection with this acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$4,113,000
Liabilities assumed	(3,052,000)
Goodwill	5,845,000

$6,906,000

In connection with the acquisition, the Company issued promissory notes in the principal amount of $2,250,000. In addition, the Company issued 618,659 shares of Series C Convertible Preferred Stock with a fair value of $1,500,000 as part of the consideration for the purchase.

NOTE 13—MINIMUM NET WORTH REQUIREMENT

The Company is a HUD Title II Nonsupervised Delegated Mortgagee. As such, the Company is subject to certain minimum net worth requirements as established by HUD. As of December 31, 2003 and 2002, the Company's net worth (which includes preferred stock for HUD purposes) is $32,310,032 and $19,761,015, respectively, in excess of HUD's minimum net worth requirement of $1,000,000.

NOTE 14—SUBSEQUENT EVENT

The Company is planning a reorganization of MortgageIT, Inc. into a holding company structure whereby the parent corporation will qualify as a real estate investment trust for U.S. federal income tax purposes, as provided for within the provisions of Section 368(a) of the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder. Additionally, upon completion of the reorganization it is the intent of the company to make an initial public offering of its common stock.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time after the date hereof.

14,600,000 Shares of
Common Stock
MortgageIT Holdings, Inc.

PROSPECTUS

July 29, 2004

UBS Investment Bank

Merrill Lynch & Co.

Piper Jaffray
Flagstone Securities
JMP Securities
M.R. Beal & Company
Ryan Beck & Co.

Until August 23, 2004 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

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  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
MortgageIT, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS
MortgageIT, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS
MortgageIT, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
MortgageIT, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS
MortgageIT, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS